                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-72495

                  ENVOY CORPORATION                                QUINTILES TRANSNATIONAL CORP.
                   PROXY STATEMENT                                        PROXY STATEMENT
         FOR SPECIAL MEETING OF SHAREHOLDERS                    FOR SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON                                          TO BE HELD ON
                   MARCH 30, 1999                                         MARCH 30, 1999

                                   PROSPECTUS
                                  COMMON STOCK

     The boards of directors of each of ENVOY Corporation and Quintiles Transnational Corp. are sending you this Joint Proxy Statement/Prospectus in connection with the solicitation of proxies for approval of a proposed acquisition of ENVOY by Quintiles. ENVOY shareholders will be asked to approve and adopt the proposed merger agreement and related transactions at a special meeting of ENVOY shareholders to be held on March 30, 1999 at the Willis Corroon Conference Center, 26 Century Boulevard, Nashville, Tennessee. Quintiles shareholders will be asked to approve (1) a proposal to issue shares of Quintiles common stock in the merger and (2) a proposal to amend Quintiles' Amended and Restated Articles of Incorporation to increase the number of authorized shares of Quintiles common stock from 200,000,000 to 500,000,000 at a special meeting of Quintiles shareholders to be held on March 30, 1999 at the Marriott at Research Triangle Park, 4700 Guardian Dr., Durham, North Carolina 27703.

     If the merger is completed, each outstanding share of ENVOY common stock and ENVOY Series B convertible preferred stock will be exchanged for 1.166 shares of Quintiles common stock. Based on a total of 24,390,361 shares of ENVOY common stock and Series B convertible preferred stock outstanding on February 23, 1999, Quintiles will issue approximately 28,439,160 shares of Quintiles common stock in the merger. Quintiles will pay cash in lieu of fractional shares. Quintiles also will convert any remaining unexercised ENVOY stock options into Quintiles stock options at the exchange ratio. Prior to the special meetings, the merger agreement may be terminated by Quintiles if the average closing price of Quintiles common stock for a specified 10-day period immediately before the merger rises above $71.50 per share or by ENVOY if the average closing price of Quintiles common stock for that same 10-day period falls below $40.00 per share.

     Quintiles common stock trades on The Nasdaq Stock Market under the symbol "QTRN" and ENVOY common stock trades on The Nasdaq Stock Market under the symbol "ENVY." On February 23, 1999, the closing sale price of Quintiles common stock was $46.25 and the closing sale price of ENVOY common stock was $51.25.

     This Joint Proxy Statement/Prospectus describes the terms and conditions of the merger agreement and includes, as Appendix A, a complete copy of the merger agreement.
                            ------------------------

     THE MERGER AND AN INVESTMENT IN QUINTILES COMMON STOCK AS A RESULT OF THE MERGER INVOLVE CERTAIN RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 26 BEFORE YOU VOTE ON THE MERGER OR THE PROPOSAL TO ISSUE SHARES OF QUINTILES COMMON STOCK IN CONNECTION WITH THE MERGER.
                            ------------------------

     THE SHAREHOLDERS OF QUINTILES AND THE SHAREHOLDERS OF ENVOY ALSO WILL CONSIDER AND VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE EACH OF THE SPECIAL MEETINGS OR ANY ADJOURNMENTS THEREOF, IN THE EVENT EITHER OF THE SPECIAL MEETINGS IS ADJOURNED OR POSTPONED FOR ANY REASON.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Joint Proxy Statement/Prospectus is dated February 24, 1999 and is first being sent to ENVOY and Quintiles shareholders on or about February 26, 1999.

     This Joint Proxy Statement/Prospectus incorporates important business and financial information about Quintiles and ENVOY that is not included in or delivered with this document. You should refer to "Where You Can Find More Information," on page 96 for a description of the documents incorporated by reference in this Joint Proxy Statement/Prospectus.

     You may obtain copies of Quintiles' and ENVOY's documents, other than exhibits to those documents, unless exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates, without charge upon written or oral request to Quintiles or ENVOY directed to:

     Investor Relations                                Investor Relations
     Attention: Greg Connors                           Attention: Rhonda Holland
     Quintiles Transnational Corp.                     ENVOY Corporation
     4709 Creekstone Drive                             Two Lakeview Place
     Riverbirch Building, Suite 200                    15 Century Boulevard, Suite 600
     Durham, North Carolina 27703-8411                 Nashville, Tennessee 37214
     (919) 998-2000                                    (615) 885-3700

     IN ORDER TO OBTAIN TIMELY DELIVERY PRIOR TO THE SPECIAL MEETINGS, PLEASE MAKE YOUR REQUESTS FOR DOCUMENTS BY MARCH 17, 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE AT THE SPECIAL MEETINGS. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS, OR ANY SUPPLEMENT, IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO THE SHAREHOLDERS OF ENVOY OR QUINTILES NOR THE ISSUANCE OF QUINTILES COMMON STOCK SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

     THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    5
SUMMARY.....................................................    7
FORWARD LOOKING STATEMENTS..................................   25
RISK FACTORS YOU SHOULD CONSIDER............................   26
  About the Merger..........................................   26
  About Quintiles...........................................   27
  About ENVOY...............................................   34
GENERAL INFORMATION ABOUT THE SPECIAL MEETINGS..............   41
PROPOSAL ONE -- QUINTILES AND ENVOY SHAREHOLDERS -- THE
  MERGER....................................................   46
  Background of the Merger..................................   46
  ENVOY Reasons for the Merger..............................   47
  Quintiles Reasons for the Merger..........................   49
  Opinion of ENVOY's Financial Advisors.....................   50
  Opinion of Quintiles' Financial Advisors..................   55
  Interests of Persons in the Merger Other Than as
     Shareholders...........................................   59
  Form of the Merger........................................   62
  Consideration for the Merger..............................   62
  Effective Time of the Merger..............................   62
  Procedures for Exchange of ENVOY Stock Certificates.......   62
  Anticipated Accounting Treatment..........................   63
  Material Federal Income Tax Considerations................   64
  Amendment of ENVOY Rights Agreement.......................   65
  Regulatory Approvals Required.............................   65
  Stock Exchange Listing; Delisting and Deregistration of
     ENVOY Common Stock.....................................   65
  No Dissenters' Rights.....................................   66
  Resale of Quintiles Common Stock After the Merger.........   66
THE MERGER AGREEMENT........................................   68
  General...................................................   68
  Exchange Ratios; Fractional Shares........................   68
  Certain Representations and Warranties....................   68
  Certain Covenants and Agreements..........................   69
  Conditions to the Merger..................................   72
  Termination...............................................   75
  Termination Fee...........................................   76
  Amendment.................................................   77
  Waiver....................................................   77
  Expenses..................................................   77
  Effect on Employee Benefits, Stock Plans and Stock
     Options................................................   77
THE STOCK VOTING AGREEMENT..................................   78
ABOUT QUINTILES.............................................   78
ABOUT ENVOY.................................................   80

                                                              PAGE
                                                              ----
COMPARISON OF THE RIGHTS OF HOLDERS OF QUINTILES CAPITAL
  STOCK AND ENVOY CAPITAL STOCK.............................   81
PROPOSAL TWO -- QUINTILES SHAREHOLDERS -- AMENDMENT TO
  QUINTILES' AMENDED AND RESTATED ARTICLES OF INCORPORATION
  TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON
  STOCK.....................................................   94
FUTURE SHAREHOLDER PROPOSALS................................   95
LEGAL MATTERS...............................................   95
EXPERTS.....................................................   95
WHERE YOU CAN FIND MORE INFORMATION.........................   96
LIST OF DEFINED TERMS.......................................   99
INDEX TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  DATA......................................................  F-1
APPENDIX A -- Amended and Restated Merger Agreement
APPENDIX B -- Stock Voting Agreement
APPENDIX C -- Opinion of Goldman, Sachs & Co.
APPENDIX D -- Opinion of Morgan Stanley & Co. Incorporated

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   AS AN ENVOY SHAREHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A: ENVOY shareholders will receive 1.166 shares of Quintiles common stock in exchange for each share of ENVOY common stock and/or each share of ENVOY Series B convertible preferred stock they own. ENVOY shareholders who would otherwise be entitled to receive a fractional share will receive cash based on the value of the fractional share of Quintiles common stock.

Q:   WHAT HAPPENS AS THE MARKET PRICE OF QUINTILES COMMON STOCK FLUCTUATES?

A: Since the market value of Quintiles common stock will fluctuate before and after the closing of the merger, the value of the stock ENVOY shareholders will receive in the merger will fluctuate as well and could decrease. However, if the average closing price per share of Quintiles common stock for a specified 10-day period immediately before the merger falls below $40.00, ENVOY may decide not to go through with the merger and may terminate the merger agreement. On the other hand, if the average closing price per share of Quintiles common stock for the same 10-day period is above $71.50, Quintiles may decide not to go through with the merger and may terminate the merger agreement.

Q:   AS A QUINTILES SHAREHOLDER, HOW WILL THE MERGER AFFECT ME?

A: The merger will not affect your shares of Quintiles common stock. Following the merger, you and the other current Quintiles shareholders will own approximately 73.3% of the common stock of Quintiles.

Q:   WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your shareholders' meeting. If you sign and send in your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger if you are an ENVOY shareholder, or in favor of the issuance of shares of Quintiles common stock in the acquisition of ENVOY by Quintiles if you are a Quintiles shareholder. If you do not vote on the merger or if you abstain, the effect will be a vote against the merger if you are an ENVOY shareholder. Abstentions and shares held in street name that are not voted on this matter will not be included in determining the number of votes of Quintiles common stock cast in favor of or against the proposal to issue shares in connection with the merger agreement.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the shareholder meeting. You can do this in any of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the Corporate Secretary of Quintiles at the address below if you are a Quintiles shareholder or to the Secretary of ENVOY at the address below if you are an ENVOY shareholder. Third, you can attend the shareholder meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you are a Quintiles shareholder, you should send any written notice or new proxy card to the Corporate Secretary of Quintiles at the following address: Quintiles

     Transnational Corp., Post Office Box 13979, Research Triangle Park, North Carolina 27709, or, if you are an ENVOY shareholder, to the Secretary of ENVOY, at the following address: ENVOY Corporation, Two Lakeview Place, 15 Century Boulevard, Suite 600, Nashville, Tennessee 37214.

Q:   SHOULD I SEND MY ENVOY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Quintiles will send you written instructions for exchanging your stock certificates.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We currently expect to complete the merger by the end of March 1999.

Q: AS AN ENVOY SHAREHOLDER, WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A: We expect the merger to be tax-free for federal income tax purposes, except for taxes on cash received for any fractional shares.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Only if you provide instructions on how your broker should vote. You should instruct your broker how to vote your shares, following the directions your broker provides. Without instructions from you to your broker, your shares will not be voted and this will effectively be a vote against the merger if you are an ENVOY shareholder but not against the proposal to issue shares of Quintiles common stock in the acquisition of ENVOY by Quintiles if you are a Quintiles shareholder.

Q: IS THE SUCCESSFUL COMPLETION OF THE MERGER DEPENDENT UPON QUINTILES SHAREHOLDERS APPROVING THE AMENDMENT TO THE QUINTILES ARTICLES OF INCORPORATION?

A: No. Provided the ENVOY shareholders approve the merger and the Quintiles shareholders approve the proposal to issue shares in connection with the merger, the merger will be completed. The Quintiles shareholders will vote separately on the proposed amendment and the result will have no effect on the merger.

                                    SUMMARY

     This summary highlights selected information from this Joint Proxy Statement/ Prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a complete description of the legal terms of the merger, you should read carefully the entire Joint Proxy Statement/Prospectus and the documents to which we have referred you. The merger agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus. For more information about the two companies, see "Where You Can Find More Information" (page 96).

     For the location of definitions of capitalized terms used in this document, please see "List of Defined Terms" (page 99). For your reference, we have included page references to direct you to more complete descriptions of the topics presented in this summary.

THE COMPANIES

     ENVOY CORPORATION (page 80)
     Two Lakeview Place
     15 Century Boulevard, Suite 600
     Nashville, Tennessee 37214
     (615) 885-3700

     ENVOY is a leading provider of electronic data interchange, or EDI, and transaction processing services to participants in the healthcare market, including pharmacies, physicians, hospitals, dentists, billing services, commercial insurance companies, managed care organizations, state and federal governmental agencies and others. ENVOY provides healthcare EDI services on a real-time and batch-processing basis by utilizing proprietary computer and telecommunications software and microprocessor technology. ENVOY is one of the largest processors of electronic real-time pharmacy and commercial third party payor batch transactions in the United States based upon annual transaction volume. In addition, ENVOY believes that it has one of the largest patient statement processing and printing services business in the United States, processing more than 160 million patient statements annually. ENVOY's transaction network, which processed approximately 1.2 billion transactions in 1998, consisted of approximately 200,000 physicians, 36,000 pharmacies, 42,000 dentists, 4,600 hospitals and 865 payors, including approximately 47 Blue Cross Blue Shield Plans, 59 Medicare Plans and 40 Medicaid Plans as of December 31, 1998.

     QUINTILES TRANSNATIONAL CORP. (page 78)
     4709 Creekstone Drive
     Riverbirch Building, Suite 200
     Durham, North Carolina 27703-8411
     (919) 998-2000

     Quintiles is a market leader in providing full-service contract research, sales, marketing and healthcare policy consulting and health information management services to the global pharmaceutical, biotechnology, medical device and healthcare industries. Supported by its extensive information technology capabilities, Quintiles provides a broad range of contract services to help its clients reduce the length of time from the beginning of development to peak sales of a new drug or medical device. Quintiles' contract research services include a full range of development services focused on helping its clients through the development and regulatory approval of a new drug or medical device. Quintiles' contract sales services, including sales and specialized marketing support services, focus on helping its clients achieve commercial success for a new product or medical device. Quintiles also offers healthcare policy research and management consulting, which emphasize improving the quality, availability and cost-effectiveness of healthcare.

     On January 5, 1999, Quintiles announced the completion of its previously announced acquisition of substantial assets of Hoechst Marion Roussel's Kansas City-based Drug Innovation and Approval organization and the opening of a Kansas City contract research facility.

     On December 14, 1998, Quintiles agreed to acquire all of the outstanding stock of Pharmaceutical Marketing Services Inc., or PMSI, in a merger that would result in PMSI becoming a subsidiary of Quintiles. Through its Scott-Levin subsidiary in the United States, PMSI provides a range of information and market research services to pharmaceutical and healthcare companies to enable them to optimize the performance of their sales and marketing activities. As a result of the merger, the PMSI stockholders would exchange their PMSI common stock for Quintiles common stock either by exchanging all their shares at closing, or electing to exchange half of their shares at closing and deferring receipt of the other half for 75 days. A PMSI stockholder who elects to defer may be entitled to receive a contingent value payment for each share of Quintiles common stock received on the 75th day after closing. Payment under the contingent value payments, if any, will equal the difference between the Quintiles common stock price used to determine the final exchange ratio of the PMSI transaction and the average Quintiles common stock price over a defined period ending on the 75th day after closing of the PMSI transaction. The final exchange ratio for determining the number of Quintiles shares to be issued to PMSI stockholders will be determined by dividing $15.40 by the average closing price of Quintiles common stock for the 10 trading days ending on the day that is two days immediately before the closing. PMSI stockholders must approve the transaction. The PMSI stockholder meeting to consider approving the transaction will be held on March 29, 1999. PMSI common stock is listed on The Nasdaq Stock Market under the symbol "PMRX." As of February 5, 1999, 12,445,221 shares of PMSI common stock were outstanding.

EXCHANGE RATIO TO BE 1.166 SHARES OF QUINTILES COMMON STOCK FOR EACH ENVOY SHARE (page 62)

     As an ENVOY shareholder, if the merger is completed, you will receive 1.166 shares of Quintiles common stock for each share of ENVOY common stock and/or ENVOY Series B convertible preferred stock you own immediately prior to the merger. You also will receive cash instead of fractional shares of Quintiles common stock. On February 23, 1999, the closing price of Quintiles common stock was $46.25, making the value of 1.166 shares of Quintiles common stock equal to $53.93 as of that date.

SPECIAL MEETINGS TO BE HELD MARCH 30, 1999; RECORD DATES SET (page 41)

     The Quintiles special meeting will be held at 4:00 p.m. on March 30, 1999 at the Marriott at Research Triangle Park, 4700 Guardian Dr., Durham, North Carolina 27703. At the Quintiles special meeting, Quintiles shareholders will be asked to consider and vote on (1) a proposal to issue shares of Quintiles common stock in the merger and (2) a proposal to amend Quintiles' articles of incorporation to increase the number of authorized shares of Quintiles common stock from 200,000,000 to 500,000,000. If you held shares of Quintiles common stock at the close of business on January 21, 1999, you are entitled to vote on the issuance of shares, both proposed amendments and any other matters considered at the Quintiles special meeting.

     The ENVOY special meeting will be held at 10:00 a.m. on March 30, 1999 at the Willis Corroon Conference Center, 26 Century Boulevard, Nashville, Tennessee. At the ENVOY special meeting, ENVOY shareholders will be asked to consider approving the merger by approving and adopting the merger agreement. If you held shares of ENVOY common stock and/or ENVOY Series B convertible preferred stock at the close of business on February 15, 1999, you are entitled to vote on the merger and any other matters considered at the ENVOY special meeting.

REQUIRED VOTE (page 42)

     A majority of the shares of Quintiles common stock voted at the Quintiles special meeting must vote in favor of the proposal to issue shares in the merger in order for the proposal to be approved. In addition, a majority of the outstanding shares of Quintiles common stock entitled to be voted at the Quintiles special meeting must vote in favor of the proposal to amend Quintiles' articles of incorporation in order for such proposal to be approved. Each share is entitled to one vote on each matter to be voted on at the Quintiles special meeting. As of January 21, 1999, directors and executive officers of Quintiles and their affiliates owned 6,891,384 shares of Quintiles common stock, which represented 8.8% of the 78,040,290 Quintiles shares outstanding on that date.

     Approval of the merger requires the approval of a majority of the outstanding shares of ENVOY common stock and Series B convertible preferred stock entitled to be voted at the ENVOY special meeting, voting together as a single class. In addition, approval is required by a majority of the outstanding shares of ENVOY Series B convertible preferred stock entitled to be voted at the ENVOY special meeting, voting separately as a class. As of February 15, 1999, directors and executive officers of ENVOY and their affiliates beneficially owned 1,173,966 shares of ENVOY common stock and 2,800,000 shares of ENVOY Series B convertible preferred stock, which represented 16.3% of the outstanding ENVOY common stock and Series B convertible preferred stock, voting together as a single class, and 100% of the Series B convertible preferred stock outstanding at that date.

STOCK VOTING AGREEMENT (page 78)

     As a condition to Quintiles' willingness to enter into the merger agreement, ENVOY's directors and the holders of ENVOY Series B convertible preferred stock entered into a stock voting agreement with Quintiles on December 15, 1998. Those shareholders agreed to vote 15.8% of the outstanding shares of ENVOY common stock and Series B convertible preferred stock, voting as one class, as of February 15, 1999. Under the stock voting agreement, these shareholders agreed, among other things, to vote their shares of ENVOY in favor of the merger. A copy of the stock voting agreement is attached as Appendix B.

QUINTILES AND ENVOY BOARDS RECOMMEND SHAREHOLDER APPROVAL (page 50 and page 48)

     The Quintiles board of directors is of the opinion that the merger is in the best interests of the Quintiles shareholders. The Quintiles board of directors unanimously approved issuing shares of Quintiles common stock in the merger and recommends that Quintiles shareholders vote FOR the proposal to issue such shares.

     In unanimously approving the proposal to amend Quintiles' articles of incorporation, the Quintiles board of directors has determined that such amendment is in the best interests of the Quintiles shareholders and recommends that the Quintiles shareholders vote FOR the proposal to amend Quintiles' articles of incorporation.

     The ENVOY board of directors has determined that the merger is in the best interests of ENVOY and its shareholders. The ENVOY board of directors unanimously approved the merger agreement and the merger and recommends that ENVOY shareholders vote FOR approval and adoption of the merger agreement.

CONSIDERATION TO BE PAID BY QUINTILES FAIR TO SHAREHOLDERS, ACCORDING TO FINANCIAL ADVISORS (page 50 and page 55)

     In deciding to approve the merger, the ENVOY board of directors received and considered the opinion dated December 15, 1998 of Morgan Stanley & Co. Incorporated, ENVOY's financial advisor, as to the fairness of the exchange ratio from a financial point of view as of that date. A copy of Morgan Stanley's opinion, dated as of the date of this Joint Proxy Statement/Prospectus, is attached to the Joint Proxy Statement/Prospectus as Appendix D. The opinion of Morgan Stanley does not constitute a recommendation as to how an ENVOY shareholder should vote. You should read the opinion in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by Morgan Stanley in providing its opinion. In addition to reimbursement for expenses incurred in connection with its services to ENVOY and indemnification against certain liabilities, ENVOY has agreed to pay Morgan Stanley a transaction fee if the merger is completed or an advisory fee if the merger is not completed.

     In deciding to approve the merger, the Quintiles board of directors received and considered the opinion dated December 15, 1998 of Goldman, Sachs & Co., its financial advisor, as to the fairness to Quintiles of the exchange ratio from a financial point of view as of that date. A copy of Goldman Sachs' opinion is attached to the Joint Proxy Statement/ Prospectus as Appendix C. The opinion of Goldman Sachs does not constitute a recommendation as to how any Quintiles shareholder should vote with respect to the proposal to issue shares. You should read the opinion in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by Goldman Sachs in providing its opinion. In addition to reimbursement for expenses incurred in connection with its services to Quintiles and indemnification against certain liabilities, Quintiles has agreed to pay Goldman Sachs a transaction fee if the merger is completed.

REASONS FOR THE MERGER (page 47 and page 49)

     Each of the boards of directors of Quintiles and ENVOY believes that the merger is in the best interests of their respective companies and the shareholders of their respective companies. The terms of the merger were the result of arm's-length negotiations between representatives of ENVOY and representatives of Quintiles. Each board of directors unanimously approved the transactions contemplated by the merger agreement. In reaching these decisions, the boards of directors separately considered several factors, including:

FOR ENVOY

     - the financial and other terms and strategic merits of the merger;

     - historical and prospective information regarding the independent businesses of both ENVOY and Quintiles;

     - the opinion presented by ENVOY's financial advisor, Morgan Stanley;

     - a belief that affiliation with Quintiles will allow ENVOY to realize certain economies of scale, increase efficiencies and enhance the development of new products and services;

     - the recent high trading price of Quintiles common stock and the risk that the public market price of Quintiles common stock may decline following announcement of completion of the merger;

     - the cost of the transaction and integration of ENVOY into Quintiles and the possible adverse impact on results of operations of Quintiles; and

     - other risks described under "Risk Factors You Should Consider."

FOR QUINTILES

     - information pertaining to Quintiles' and ENVOY's respective businesses, prospects, historical and projected financial performances, financial conditions and operations;

     - ENVOY's established infrastructure and network systems which support its position as a market leader in the healthcare EDI and transaction processing industry and an analysis of the business and capabilities of the combined companies;

     - the percentage of ownership reduction to Quintiles shareholders resulting from the issuance of Quintiles common stock to the ENVOY shareholders;

     - the risk that the public market price of Quintiles common stock might be adversely affected by the announcement of completion of the merger;

     - ENVOY's competitive position in the healthcare EDI and transaction processing markets and its capabilities in developing new analytical products from data;

     - the opinion of Quintiles' financial advisor, Goldman Sachs;

     - the risk that the combined company might not achieve revenue equal to the sum of the separate companies' anticipated revenue;

     - whether the merger would facilitate Quintiles' pursuit of its goals and strategies; and

     - other risks described under "Risk Factors You Should Consider."

BENEFITS TO CERTAIN ENVOY OFFICERS AND DIRECTORS IN THE MERGER (page 59)

     In considering the recommendation of the ENVOY board of directors to approve and adopt the merger agreement, as an ENVOY shareholder, you should be aware of interests that ENVOY's directors and certain officers have in the merger that are different from your and their interests as shareholders. These interests include, among other things:

     - the appointment of Fred C. Goad, Jr., Jim D. Kever and William E. Ford to the Quintiles board of directors after the merger;

     - the acceleration of vesting of options held by Messrs. Goad and Kever, Kevin M. McNamara, Harlan F. Seymour and Gregory T. Stevens pursuant to their respective employment agreements;

     - possible amendments to employment agreements of Messrs. Goad, Kever, McNamara and Seymour, as well as Dr. N. Stephen Ober; and

     - the continuation of indemnification rights and liability insurance of directors and officers of ENVOY.

     Mr. Kever and Dr. Ober are required to amend their employment agreements as a condition to the merger. Such amendments include, without limitation, certain provisions relating to: (1) the employee's term of employment, (2) the employee's base salary, (3) certain benefits the employee is entitled to receive and (4) the employee's non-competition agreement. If Messrs. Goad, McNamara and Seymour cannot reach agreement with Quintiles on amended terms to their employment agreements, they will be entitled to receive lump sum termination payments under the existing terms of those agreements.

     The ENVOY and Quintiles boards of directors were aware of these and other interests and considered them before approving and adopting the merger agreement.

TREATMENT OF STOCK OPTIONS IN THE MERGER (page 77)

     At the time of completion of the merger, each ENVOY stock option will become an option to acquire the number of shares of Quintiles common stock that the option holder would have been entitled to receive in the merger if the option was exercised immediately before the merger. The other terms and conditions of the replacement option will be the same as the ENVOY option, except that the exercise price will be adjusted to give effect to the 1.166 exchange ratio.

CONDITIONS TO THE MERGER (page 72)

     The merger will not be completed unless customary conditions (relating, for example, to shareholder approval, the delivery of tax opinions and the obtaining of third party consents) are satisfied or waived by Quintiles and ENVOY. Quintiles and ENVOY may not waive those conditions that are required by law to consummate the merger, including (1) the requirements for shareholder approval and (2) the requirement that the registration statement be effective on the closing date of the merger.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (page 75 and page 77)

     Quintiles and ENVOY can mutually agree at any time to terminate the merger agreement without completing the merger. Either company can also terminate the merger agreement if, among other reasons:

     - a court or other governmental entity permanently prohibits the merger;

     - the other party commits an unremedied material breach of the representations or warranties, covenants or agreements contained in the merger agreement;

     - the merger is not completed by June 30, 1999; or

     - ENVOY's board of directors approves or recommends a business combination or change of control transaction with a third party that the ENVOY board of directors determines is more favorable to its shareholders than this merger.

     Quintiles may terminate the merger agreement if, among other reasons:

     - ENVOY's board of directors fails to reaffirm publicly at least 10 days prior to the ENVOY special meeting its recommendation to approve the merger after the public disclosure of a proposal for a business combination other than with Quintiles;

     - the board of directors of ENVOY fails to convene a meeting of its shareholders within a certain time period or fails to recommend the approval of the merger or the merger agreement to its shareholders; or

     - the average closing price per share of Quintiles common stock for a specified 10-day period immediately before the closing date of the merger is greater than $71.50.

     ENVOY may terminate the merger agreement if, among other reasons:

     - the board of directors of Quintiles fails to convene a meeting of its shareholders within a certain time period or fails to recommend the approval of the issuance of the shares of Quintiles common stock in connection with the merger; or

     - the average closing price per share of Quintiles common stock for a specified 10-day period immediately before the closing date of the merger is less than $40.00.

     At any time prior to the completion of the merger, we may amend the merger agreement in any way. Once the merger agreement is approved by shareholders of either company, any amendment must be approved by Quintiles shareholders if such approval is required under North Carolina law and by ENVOY shareholders if such approval is required under Tennessee law.

TERMINATION FEE (page 76)

     The merger agreement requires ENVOY to pay Quintiles a termination fee of $50 million upon termination of the merger agreement if the termination is caused by:

     - ENVOY's failure to convene a meeting of its shareholders to approve the merger agreement and the merger within a stated time period following the date of the merger agreement;

     - the failure of ENVOY's board of directors to recommend the approval of the merger agreement and the merger;

     - the failure of ENVOY's board of directors to reaffirm publicly at least 10 days prior to the ENVOY special meeting its recommendation to approve the merger agreement and the merger after the public disclosure of a proposal for a business combination other than with Quintiles;

     - the approval or recommendation by ENVOY's board of directors of a business combination or change of control transaction with a third party other than Quintiles, even if ENVOY's board of directors determines the other transaction is more favorable to ENVOY shareholders than this merger;

     - the failure of the ENVOY shareholders to approve the merger agreement and the merger after the public disclosure of a proposal for a business combination or change of control transaction with a third party;

     - ENVOY's breach of its covenant not to solicit a business combination or change of control transaction with a third party; or

     - ENVOY's breach of its covenant to use its reasonable efforts to ensure, and refrain from taking actions that would hinder, the merger's accounting treatment as a pooling-of-interests.

     Certain of the actions listed above would trigger the termination fee only if either before such termination or within 12 months after the date of such termination, ENVOY completes, or enters into an agreement to complete, a business combination or change of control transaction with a third party. The termination fee may discourage persons from making a competing offer for ENVOY.

REGULATORY APPROVALS (page 65)

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, prohibits Quintiles and ENVOY from completing the merger until each company has furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, or FTC, and the required waiting period has expired or been terminated. The waiting period may be extended by requests for additional information. On January 14, 1999, Quintiles, ENVOY and certain affiliated parties filed the required notification and report forms with the Antitrust Division and the FTC. Early termination of the waiting period was granted on February 5, 1999.

QUINTILES TO USE POOLING-OF-INTERESTS ACCOUNTING TREATMENT (page 63)

     We expect the merger to qualify as a pooling-of-interests, which means that both companies will be treated as if they had always been combined for accounting and financial reporting purposes. Generally, pooling-of-interests accounting treatment enhances future earnings by avoiding the creation of goodwill relating to the merger. Therefore, Quintiles should be able to avoid charges against future earnings resulting from the amortization of goodwill. We have conditioned the merger upon the receipt of letters from the independent public accountants of both companies relating to the pooling-of-interests accounting treatment.

NO DISSENTERS' RIGHTS (page 66)

     Neither the holders of Quintiles common stock nor the holders of ENVOY common stock are entitled to dissent and obtain payment of the fair value of their shares in connection with the merger. Likewise, holders of Quintiles common stock are not entitled to dissent and obtain payment of fair value for their shares of Quintiles common stock in connection with the proposed amendment to Quintiles articles of incorporation. In addition, pursuant to the stock voting agreement, each holder of ENVOY Series B convertible preferred stock irrevocably waived the right to dissent, notice of dissenters' rights and all other such rights arising under Tennessee law.

LISTING OF QUINTILES COMMON STOCK (page 65)

     Quintiles will list the shares of its common stock to be issued in the merger on The Nasdaq Stock Market.

NO FEDERAL INCOME TAX ON SHARES RECEIVED IN THE MERGER (page 64)

     As a condition to the merger, each of ENVOY and Quintiles will receive an opinion of its own tax counsel concluding, among other things, that no gain or loss generally should be recognized by an ENVOY shareholder for federal income tax purposes on the conversion of shares of ENVOY common stock and Series B convertible preferred stock solely into shares of Quintiles common stock. ENVOY shareholders, however, will recognize gain or loss on the receipt of cash instead of a fractional share of Quintiles common stock.

        TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR PERSONAL CIRCUMSTANCES. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO UNDERSTAND FULLY THE TAX CONSEQUENCES TO YOU.

PROPOSAL TO AMEND QUINTILES' ARTICLES OF INCORPORATION(page 94)

     Currently, Quintiles is authorized by its articles of incorporation to issue up to 200,000,000 shares of Quintiles common stock. The Quintiles board of directors has approved an amendment to Quintiles' articles of incorporation to increase the number of authorized shares of Quintiles common stock to 500,000,000 shares, subject to approval by the Quintiles shareholders. The purpose of the proposed amendment is to provide sufficient shares for corporate purposes, including possible future acquisitions, benefit plans, recapitalizations, stock splits and other corporate purposes, although no such use currently is planned.

     If the Quintiles shareholders do not approve the amendment, then the number of authorized shares of Quintiles common stock will remain at 200,000,000, of which approximately 74,005,501 Quintiles shares would be unissued and unreserved after the closing of the merger.

A WARNING ABOUT FORWARD LOOKING STATEMENTS (page 25)

     We make statements in this Joint Proxy Statement/Prospectus and in the documents incorporated by reference that are forward looking. You can identify these statements by our use of words like "may," "will," "expect," "anticipate," "estimate," or "continue," or similar expressions. Forward looking statements represent our judgment about the future and are not guarantees of our future performance. Certain risks and uncertainties could cause our actual operating results and financial position to differ materially from our projections. We caution you not to place undue reliance on forward looking statements. Such forward looking statements represent our estimates and assumptions only as of the date of this Joint Proxy Statement/Prospectus.

COMPARISON OF MARKET PRICES AND DIVIDEND POLICIES

MARKET PRICES

     Quintiles common stock is traded on The Nasdaq Stock Market under the symbol "QTRN," and ENVOY common stock is traded on The Nasdaq Stock Market under the symbol "ENVY." The following table shows, for the periods indicated, the high and low sale prices per share on The Nasdaq Stock Market, based on published financial sources. The Quintiles share prices below have been adjusted to reflect a two-for-one stock split on December 1, 1997.

                                               QUINTILES             ENVOY
                                              COMMON STOCK        COMMON STOCK
                                            ----------------    ----------------
             CALENDAR PERIOD                 HIGH      LOW       HIGH      LOW
             ---------------                ------    ------    ------    ------
  Quarter ended March 31, 1997............  $39.00    $26.63    $38.25    $21.88
  Quarter ended June 30, 1997.............   35.00     21.50     35.75     20.38
  Quarter ended September 30, 1997........   43.99     35.03     37.25     25.50
  Quarter ended December 31, 1997.........   43.50     31.00     32.75     22.38
  Quarter ended March 31, 1998............  $52.43    $34.00    $46.63    $26.38
  Quarter ended June 30, 1998.............   53.50     42.25     55.63     37.50
  Quarter ended September 30, 1998........   52.00     33.38     53.00     17.25
  Quarter ended December 31, 1998.........   56.88     41.00     60.25     16.75
  Quarter ended March 31, 1999
  (through February 23, 1999).............  $53.38    $41.50    $59.25    $45.81

     Following the merger, Quintiles common stock will continue to be traded on The Nasdaq Stock Market; ENVOY common stock will cease to be traded and there will be no further market for such stock.

     As of January 21, 1999, there were approximately 32,700 beneficial owners of Quintiles common stock, including 692 holders of record. As of February 15, 1999, there were approximately 5,500 beneficial owners of ENVOY common stock, including 193 holders of record.

     The following table presents trading information for Quintiles and ENVOY common stock on The Nasdaq Stock Market on December 15, 1998 (the last full trading day prior to announcement of the signing of the merger agreement) and February 23, 1999 (the last practicable trading day for which information was available prior to the date of this Joint Proxy Statement/Prospectus). Also set forth below for each of those dates is the equivalent pro forma price of ENVOY common stock (determined by multiplying the applicable price of Quintiles common stock by the 1.166 exchange ratio). Because the exchange ratio is fixed and because the market price of Quintiles common stock is subject to fluctuation, the market value of the Quintiles common stock that ENVOY shareholders will receive in the merger may increase or decrease prior to and following the completion of the merger. We urge you to obtain current market quotations.

                                            DECEMBER 15, 1998     FEBRUARY 23, 1999
                                            ------------------    ------------------
                                             HIGH        LOW       HIGH        LOW
                                            -------    -------    -------    -------
Quintiles.................................  $56.88     $54.75     $46.38     $45.50
ENVOY.....................................  $42.50     $40.75     $51.75     $50.63
ENVOY Equivalent Pro Forma................  $66.32     $63.84     $54.08     $53.05

DIVIDEND POLICIES

     Neither Quintiles nor ENVOY has ever declared or paid any cash dividends on its common stock. The merger agreement prohibits ENVOY from declaring or paying dividends before completion of the merger. Quintiles does not anticipate paying any cash dividends following the consummation of the merger or in the foreseeable future, and it intends to retain future earnings for the development and expansion of its business.

SELECTED HISTORICAL FINANCIAL DATA

     Quintiles and ENVOY are providing the following financial information to help you in your analysis of the financial aspects of the merger. The annual selected historical financial data presented below are derived from the audited consolidated financial statements of each company. The interim selected historical financial data presented below are derived from the unaudited consolidated financial statements of Quintiles. In the opinion of Quintiles management, the unaudited financial statements of Quintiles include all adjustments that Quintiles considers necessary for a fair presentation of the results of operations and financial position for each of the periods presented. Operating results for Quintiles for the interim period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the full fiscal year.

     Quintiles has restated its consolidated financial statements to reflect acquisitions which in the aggregate were material and for which Quintiles used the pooling-of-interests method of accounting. Quintiles did not restate its consolidated financial statements to reflect other acquisitions accounted for as pooling-of-interests where Quintiles determined that its consolidated financial data would not be materially different if the pooled companies were included. Quintiles has restated the financial statements for these poolings, which include two transactions in 1997 and two transactions in 1996, for the year of each transaction to include the pooled companies from January 1 of that year, but Quintiles has not restated its financial statements for years prior to the year of each transaction because the effect of such a restatement would be immaterial.

     As this information is only a summary, you should read it in conjunction with the historical financial statements (and related notes) of Quintiles and ENVOY contained in the annual and quarterly reports, as amended, and other information that Quintiles and ENVOY have filed with the Securities and Exchange Commission ("SEC"). See "Where You Can Find More Information" on page 96.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF QUINTILES
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                           ----------------------------------------------------   -------------------
                           1993(1)    1994(1)    1995(1)    1996(1)      1997       1997       1998
                           --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net revenue..............  $169,623   $230,583   $368,056   $600,100   $852,900   $608,436   $848,379
Income from operations...    12,545     17,456     25,900     43,851     88,812     63,387     88,654
Income before income
  taxes..................     9,785     16,567     24,655     24,241     86,535     61,387     86,737
Net income available for
  common shareholders....     5,230     10,598     14,626      7,648     55,683     38,862     58,914
Basic net income per
  share..................      0.11       0.18       0.23       0.11       0.76       0.53       0.77
Diluted net income per
  share..................  $   0.10   $   0.18   $   0.23   $   0.11   $   0.74   $   0.52   $   0.76
Weighted average shares
  outstanding(2)
  Basic..................    49,681     58,128     63,171     69,148     73,739     73,283     76,476
  Diluted................    50,191     58,512     64,946     71,785     75,275     74,967     77,987

                                                                                          AS OF
                                             AS OF DECEMBER 31,                       SEPTEMBER 30,
                            ----------------------------------------------------   -------------------
                            1993(1)    1994(1)    1995(1)    1996(1)      1997       1997       1998
                            --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED BALANCE SHEET
  DATA:
Cash and cash
  equivalents.............  $ 18,188   $ 52,011   $ 84,569   $ 74,474   $ 80,247   $ 77,338   $ 88,499
Working capital...........    18,879     48,245     72,102     99,787    164,987    141,204    197,667
Total assets..............   136,272    208,944    352,277    554,619    814,027    741,544    937,952
Long-term debt including
  current portion.........    20,855     21,386     52,662    185,493    185,511    187,690    191,570
Shareholders' equity......  $ 89,015   $ 90,193   $165,943   $150,528   $388,639   $339,628   $464,947

-------------------------

(1) Prior to Quintiles' November 29, 1996 share exchange with Innovex Limited, Innovex had a fiscal year end of March 31 and Quintiles had (and continues to have) a fiscal year end of December 31. As a result, the data presented above for 1993 through 1995 include Innovex's March 31 fiscal year data in combination with Quintiles' December 31 fiscal year data. In connection with the share exchange, Innovex changed its fiscal year end to December 31. Accordingly, the data presented above for 1996 include both Innovex's and Quintiles' data on a December 31 year end basis. Because of the difference between Innovex's fiscal year end in 1995 compared with 1996, Innovex's quarter ended March 31, 1996 data are included in Quintiles' pooled data for both 1995 and 1996.
(2) Restated to reflect the two-for-one stock splits of Quintiles' common stock in November 1995 and December 1997.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENVOY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------
                                                1994(1)   1995(1)   1996(2)    1997(3)      1998
                                                -------   -------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:(4)
Revenues......................................  $26,114   $34,197   $ 90,572   $137,605   $184,773
Operating Income (Loss).......................      491      (117)   (18,739)    (2,600)    23,246
Income (Loss) from Operations Before Income
  Taxes and Loss in Investee..................      520      (396)   (20,579)    (2,865)    22,725
Income Tax Benefit (Expense)..................       61        50     (1,717)    (6,333)   (18,481)
Loss in Investee..............................        0    (1,776)         0          0          0
                                                -------   -------   --------   --------   --------
(Loss) Income from Continuing Operations......  $   581   $(2,122)  $(22,296)  $ (9,198)  $  4,244
                                                =======   =======   ========   ========   ========
Net Income (Loss) per Common Share from
  Continuing Operations(5)
  Basic.......................................  $  0.04   $ (0.14)  $  (2.25)  $  (0.47)  $   0.20
                                                =======   =======   ========   ========   ========
  Diluted.....................................  $  0.04   $ (0.14)  $  (2.25)  $  (0.47)  $   0.17
                                                =======   =======   ========   ========   ========

                                                                AS OF DECEMBER 31,
                                                --------------------------------------------------
                                                 1994      1995       1996       1997       1998
                                                -------   -------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD
  END):(4)
Working Capital of Continuing Operations......  $ 7,302   $10,671   $ 47,541   $ 18,027   $ 44,560
Assets of Continuing Operations...............   23,171    33,949    156,368    166,625    183,519
Total Assets..................................   59,240    33,949    156,368    166,625    183,519
Long-Term Debt and Deferred Taxes.............      928    10,687     10,914     11,269      7,932
Preferred Stock...............................       --        --     55,021     55,021     41,300
Shareholders' Equity of Continuing
  Operations..................................  $17,227   $15,300   $124,425   $125,082   $141,896

---------------

(1) The above amounts reflect the impact of the merger of ENVOY's predecessor with First Data Corporation in June 1995. (See Note 1 of Notes to ENVOY's consolidated financial statements, which are incorporated by reference herein, for more information.)
(2) The 1996 results include expenses of $8.7 million related to the write-off of acquired in-process technology and $4.7 million relating to the reorganization plan approved in conjunction with the National Electric Information Corporation and Teleclaims, Inc. acquisitions. (See Notes 4 and 6 of Notes to ENVOY's consolidated financial statements, which are incorporated by reference herein, for more information.)
(3) The 1997 results include expenses of $6.6 million for the write-off of acquired in-process technology associated with the Diverse Software Solutions, Inc. and Healthcare Data Interchange Corporation acquisitions. (See Note 4 of Notes to ENVOY's consolidated financial statements, which are incorporated by reference herein, for more information.)
(4) ENVOY has restated its financial statements to reflect the February 1998 business combinations with XpiData, Inc., Professional Office Services, Inc. and Automated Revenue Management, Inc. (sometimes hereinafter referred to collectively as the "ExpressBill Companies"). These combinations have been accounted for as poolings of interests; therefore, the historical financial statements of ENVOY for all periods have been restated to include the accounts and results of operations of the ExpressBill Companies. (See Note 4 of Notes to ENVOY's consolidated financial statements, which are incorporated by reference herein, for more information.)
(5) Net loss per common share for the year ended December 31, 1996 includes the effect of the beneficial conversion feature of the ENVOY Series B convertible preferred stock, which resulted in the recognition of a preferred dividend of $14.9 million. (See Note 13 of Notes to ENVOY's consolidated financial statements, which are incorporated by reference herein, for more information.)

SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following tables set forth certain summary unaudited pro forma combined condensed financial data for Quintiles and ENVOY combined, and for Quintiles, ENVOY and PMSI combined. Quintiles and ENVOY prepare their financial statements on the basis of a fiscal year beginning on January 1 and ending on December 31, and PMSI does so on the basis of a fiscal year beginning on July 1 and ending on June 30. Because the fiscal years of Quintiles, ENVOY and PMSI differ, PMSI's December 31, 1997 historical operating results are based on PMSI's last two fiscal quarters of its fiscal year ended June 30, 1997, combined with the results for the six months ended December 31, 1997. PMSI's nine months ended September 30, 1998 historical operating results are based on PMSI's last two fiscal quarters of its fiscal year ended June 30, 1998, combined with the results for the three months ended September 30, 1998. PMSI's historical operating results have been adjusted to remove the results of operations of PMSI's Other Dispositions in order to reflect the ongoing PMSI businesses being acquired by Quintiles. The pro forma treatment of PMSI's Other Dispositions is described in the notes to the unaudited pro forma combined condensed financial data.

     Since the number of shares of Quintiles common stock to be issued in the PMSI transaction will not be known until the last business day prior to completion of the PMSI transaction, the unaudited pro forma combined condensed financial data below assumes a hypothetical exchange ratio of 0.308, which is based on a hypothetical average trading price of Quintiles common stock of $50.00.

     The unaudited pro forma combined condensed data set forth below is not necessarily indicative of results that would actually have been achieved if the merger and the merger transaction with PMSI had been consummated as of the dates reflected, or that may be achieved in the future. This information should be read in conjunction with the unaudited pro forma combined condensed financial data, and related notes, and the historical financial statements, and related notes, of Quintiles, ENVOY and PMSI, which are included or incorporated by reference in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 96 and the Index to Financial Statements on page F-1.

                                                                          NINE MONTHS
                                             YEAR ENDED                      ENDED
                                            DECEMBER 31,                 SEPTEMBER 30,
                                  --------------------------------   ---------------------
                                    1995       1996        1997        1997        1998
                                  --------   --------   ----------   --------   ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA COMBINED CONDENSED
  STATEMENT OF OPERATIONS DATA:
Net revenue
  Quintiles and ENVOY pro
     forma......................  $402,253   $690,672   $  990,505   $706,061   $  981,142
  Quintiles, ENVOY and PMSI pro
     forma......................      n.a.       n.a.    1,013,996       n.a.    1,001,526
Income from operations
  Quintiles and ENVOY pro
     forma......................    25,783     25,112       86,212     58,683      105,686
  Quintiles, ENVOY and PMSI pro
     forma......................      n.a.       n.a.       81,984       n.a.      102,959
Income from continuing
  operations before income taxes
  and minority interest
  Quintiles and ENVOY pro
     forma......................    24,259      3,662       83,670     56,826      101,349

                                                                          NINE MONTHS
                                             YEAR ENDED                      ENDED
                                            DECEMBER 31,                 SEPTEMBER 30,
                                  --------------------------------   ---------------------
                                    1995       1996        1997        1997        1998
                                  --------   --------   ----------   --------   ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
  Quintiles, ENVOY and PMSI pro
     forma......................      n.a.       n.a.       79,703       n.a.       99,487
Net income (loss) from
  continuing operations
  available for common
  shareholders
  Quintiles and ENVOY pro
     forma......................    12,504    (29,569)      46,485     30,974       61,873
  Quintiles, ENVOY and PMSI pro
     forma......................      n.a.       n.a.       42,349       n.a.       59,886
Net income (loss) per common
  share from continuing
  operations
  Basic:
     Quintiles and ENVOY pro
       forma....................  $   0.16   $  (0.33)  $     0.48   $   0.32   $     0.61
     Quintiles, ENVOY and PMSI
       pro forma................      n.a.       n.a.         0.42       n.a.         0.57
  Diluted:
     Quintiles and ENVOY pro
       forma....................  $   0.15   $  (0.33)  $     0.45   $   0.30   $     0.58
     Quintiles, ENVOY and PMSI
       pro forma................      n.a.       n.a.         0.39       n.a.         0.54
Weighted average common shares
  outstanding
  Basic:
     Quintiles and ENVOY pro
       forma....................    80,357     88,409       96,693     96,085      101,018
     Quintiles, ENVOY and PMSI
       pro forma................      n.a.       n.a.      100,753       n.a.      104,833
  Diluted:
     Quintiles and ENVOY pro
       forma....................    82,717     88,409      103,881    103,956      107,171
     Quintiles, ENVOY and PMSI
       pro forma................      n.a.       n.a.      107,980       n.a.      111,048

                                                                SEPTEMBER 30,
                                                                     1998
                                                              ------------------
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
Cash and cash equivalents
  Quintiles and ENVOY pro forma.............................      $  110,594
  Quintiles, ENVOY and PMSI pro forma.......................         176,474
Working capital
  Quintiles and ENVOY pro forma.............................         210,888
  Quintiles, ENVOY and PMSI pro forma.......................         271,667
Total assets
  Quintiles and ENVOY pro forma.............................       1,117,002
  Quintiles, ENVOY and PMSI pro forma.......................       1,427,665

                                                                SEPTEMBER 30,
                                                                     1998
                                                              ------------------
Long-term debt, including current portion
  Quintiles and ENVOY pro forma.............................      $  192,215
  Quintiles, ENVOY and PMSI pro forma.......................         192,250
Shareholders' equity
  Quintiles and ENVOY pro forma.............................         574,780
  Quintiles, ENVOY and PMSI pro forma.......................      $  773,130

COMPARATIVE UNAUDITED PER SHARE DATA

     The following table sets forth certain unaudited historical and pro forma per share data of Quintiles and ENVOY, as well as equivalent per share data with respect to one share of ENVOY common stock on a pro forma basis for the merger. This table also reflects certain unaudited per share data for Quintiles, ENVOY and PMSI combined. You should read the data presented below in conjunction with the unaudited pro forma combined condensed financial data, and related notes, and historical financial statements, and related notes, of Quintiles, ENVOY and PMSI which are incorporated by reference in this document or included elsewhere in this document. See "Where You Can Find More Information" on page 96 and the Index to Financial Statements on page F-1.

                                                                                             NINE MONTHS
                                 YEAR ENDED          YEAR ENDED          YEAR ENDED             ENDED
                              DECEMBER 31, 1995   DECEMBER 31, 1996   DECEMBER 31, 1997   SEPTEMBER 30, 1998
                              -----------------   -----------------   -----------------   ------------------
Basic net income (loss) per
  common share:
  Quintiles
    historical..............       $ 0.23              $ 0.11              $ 0.76               $0.77
  ENVOY historical from
    continuing operations...        (0.14)              (2.25)              (0.47)               0.14
  Quintiles and ENVOY pro
    forma from continuing
    operations(2)...........         0.16               (0.33)               0.48                0.61
  ENVOY equivalent pro
    forma(3)................         0.19               (0.38)               0.56                0.71
  Quintiles, ENVOY and PMSI
    pro forma from
    continuing
    operations(4)...........         n.a.                n.a.                0.42                0.57
  ENVOY equivalent pro
    forma(5)................         n.a.                n.a.                0.49                0.66

Diluted net income (loss)
  per common share:
  Quintiles historical......         0.23                0.11                0.74                0.76
  ENVOY historical from
    continuing operations...        (0.14)              (2.25)              (0.47)               0.12
  Quintiles and ENVOY pro
    forma from continuing
    operations(2)...........         0.15               (0.33)               0.45                0.58
  ENVOY equivalent pro forma
    (3).....................       $ 0.17              $(0.38)               0.52                0.68
  Quintiles, ENVOY and PMSI
    pro forma from
    continuing
    operations(4)...........         n.a.                n.a.                0.39                0.54
  ENVOY equivalent pro forma
    (5).....................         n.a.                n.a.              $ 0.45               $0.63

                                                              DECEMBER 31, 1997    SEPTEMBER 30, 1998
                                                              -----------------    ------------------
Book value per share:
  Quintiles historical......................................        $5.16                $6.06
  ENVOY historical(1).......................................         3.49(6)              4.11(6)
  Quintiles and ENVOY pro forma(2)..........................         4.79                 5.47
  ENVOY equivalent pro forma(3).............................         5.59                 6.38
  Quintiles, ENVOY and PMSI pro forma(4)....................         6.47                 7.09
  ENVOY equivalent pro forma(5).............................        $7.54                $8.27

-------------------------

(1) ENVOY historical book value per share excludes the effects of shares issuable upon the conversion of preferred stock or the exercise of employee stock options.
(2) Gives pro forma effect to the merger.
(3) ENVOY equivalent per share amounts are calculated by multiplying the Quintiles and ENVOY pro forma per share amounts by the merger exchange ratio of 1.166.
(4) Gives pro forma effect to the merger and the PMSI transaction.
(5) ENVOY equivalent per share amounts are calculated by multiplying the Quintiles, ENVOY and PMSI pro forma per share amounts by the merger exchange ratio of 1.166.
(6) Assuming the ENVOY outstanding Series B convertible preferred stock is converted to common stock, the book value per share amounts would be:

                                                     DECEMBER 31,   SEPTEMBER 30,
                                                         1997           1998
                                                     ------------   -------------
ENVOY historical...................................     $5.25           $5.33

                           FORWARD LOOKING STATEMENTS

     The following statements are or may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

     - certain statements, including possible or assumed future results of operations of ENVOY and/or Quintiles, contained in "Summary," "Risk Factors You Should Consider," "The Merger," "Unaudited Pro Forma Combined Condensed Financial Data," "About Quintiles," and "About ENVOY," including any statements contained herein regarding the prospects for the services and products of Quintiles and/or ENVOY, the impact of competition, the proposed integration of the business and management structure for Quintiles and ENVOY;

     - any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "may," "will," "estimate," "continue," or any similar expression; and

     - other statements contained herein regarding matters that are not historical facts.

     Forward looking statements represent our judgment about the future and are not guarantees of our future performance. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors You Should Consider." Quintiles and ENVOY shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof.

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward looking statements that may be issued by Quintiles or ENVOY or persons acting on its or their behalf. Neither Quintiles nor ENVOY undertakes any obligation to release any revisions to or to update publicly any forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                        RISK FACTORS YOU SHOULD CONSIDER

     In addition to the other information provided or incorporated by reference in this Joint Proxy Statement/Prospectus, you should consider the following factors carefully in evaluating whether to vote in favor of the merger or the issuance of Quintiles common stock in connection with the merger. You should also refer to "Forward Looking Statements" on page 25.

ABOUT THE MERGER

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ENVOY INTO QUINTILES' BUSINESS

     Quintiles and ENVOY may not achieve the intended benefits of the merger if Quintiles is unable to integrate ENVOY's business successfully with its own. Quintiles could encounter the following difficulties as a result of the merger:

     - retaining ENVOY's customers;

     - maintaining and increasing ENVOY's competitive presence in the healthcare EDI and transaction processing industry;

     - continuing to operate ENVOY's business efficiently; or

     - retaining key ENVOY employees.

     For example, if ENVOY's current customers are uncertain about Quintiles' commitment to support ENVOY's existing products and services, they could cancel or refuse to renew current contracts. In addition, the combined company may be unsuccessful in expanding or retaining its competitive position in the healthcare EDI and transaction processing industry as a result of factors such as its inability to capture the expanding market for physician's claims or a failure to properly market ENVOY's products and services. Furthermore, the successful integration of ENVOY depends on the contribution of certain key ENVOY employees, including Mr. Jim D. Kever, Mr. Fred C. Goad, Jr. and Dr. N. Stephen Ober. While it is contemplated that these individuals will be subject to employment agreements with Quintiles after the merger, there can be no assurance that these agreements will result in the retention of Mr. Kever, Mr. Goad and Dr. Ober for any significant period of time. The loss of these individuals or any of ENVOY's key employees, systems engineers, programmers or customer support personnel could result in less efficient business operations for the combined company and could seriously harm its business.

EFFECT OF QUINTILES STOCK PRICE FLUCTUATIONS ON FIXED EXCHANGE RATIO

     As a result of the merger, Quintiles will exchange 1.166 shares of Quintiles common stock for each outstanding share of ENVOY common stock and Series B convertible preferred stock. This exchange ratio is fixed and will not change even if the market price of either Quintiles common stock or ENVOY common stock changes. As a result, the value of the shares of Quintiles common stock received by ENVOY shareholders in the merger will vary depending on fluctuations in the value of Quintiles common stock. Such fluctuations may be the result of changes in the business, operations, or prospects of Quintiles or ENVOY, market assessments of the likelihood that the merger will be consummated, the timing thereof, general market and economic conditions, and other factors. Accordingly, there can be no assurance that the value of the consideration to be paid in the merger on the date of this Joint Proxy Statement/Prospectus will be the same as on the date of the ENVOY special meeting and the Quintiles special meeting or at the time of the completion of the merger.

     Under the terms of the merger agreement, Quintiles has the right to terminate the merger agreement if the average closing price per share of Quintiles common stock for a specified 10-day period immediately before the merger exceeds $71.50. ENVOY has the right to terminate the merger agreement if the average closing price per share of Quintiles common stock for the same period drops below $40.00. Any fluctuations in the market price of Quintiles common stock within the range of $71.50 and $40.00 per share will not affect the exchange ratio. The historical market prices of Quintiles common stock and ENVOY common stock are included under "Summary -- Comparison of Market Prices and Dividend Policies."

THE MERGER MAY FAIL TO QUALIFY FOR TAX-FREE TREATMENT

     We have structured the merger to qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986 (the "Code"). Although the Internal Revenue Service, or the IRS, has not provided a ruling on the matter, each of Quintiles and ENVOY will obtain legal opinions that the merger qualifies as a tax-free reorganization. These opinions neither bind the IRS nor prevent the IRS from adopting a contrary position. If the merger fails to qualify as a tax-free reorganization, as an ENVOY shareholder, you would recognize gain or loss on each ENVOY share surrendered in the amount of the difference between your basis in such share and the fair market value of the Quintiles shares and other consideration you receive in exchange for it at the time of the merger. See "The Merger -- Material Federal Income Tax Considerations."

ABOUT QUINTILES

CHANGES IN OUTSOURCING TRENDS IN THE PHARMACEUTICAL AND
BIOTECHNOLOGY INDUSTRIES COULD ADVERSELY AFFECT QUINTILES' OPERATING RESULTS

     Economic factors and industry trends that affect Quintiles' primary customers, pharmaceutical and biotechnology companies also affect Quintiles' business. For example, the practice of many companies in these industries has been to hire outside organizations such as Quintiles to conduct large clinical research and sales and marketing projects. This practice has grown substantially in the 1990s, and Quintiles has benefited from this trend. If this trend were to change and companies in these industries reduced their tendency to outsource those projects, Quintiles' operations and financial condition could be materially and adversely affected. In addition, numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If future regulatory cost containment efforts limit the profits which can be derived on new drugs, Quintiles' customers may reduce their research and development spending which could reduce the business they outsource to Quintiles. Quintiles cannot predict the likelihood of any of these events or the effects they would have on its business, results of operations or financial condition.

IF COMPANIES QUINTILES ACQUIRES DO NOT PERFORM AS EXPECTED OR IF QUINTILES IS UNABLE TO MAKE STRATEGIC ACQUISITIONS, QUINTILES' BUSINESS COULD BE
ADVERSELY AFFECTED

     A key element of Quintiles' growth strategy depends on its ability to complete acquisitions that complement or expand its business and successfully integrate the acquired companies into its operations. If Quintiles is unable to successfully execute its acquisition strategy, there could be a material adverse effect on its business, results of operations and financial condition. In the past, some of Quintiles' acquisitions performed below its expectations in the short term, but Quintiles experienced no impact to its expectations for its overall results, due in part to the size of such acquisitions and the performance of other areas of Quintiles' business. In the future, if Quintiles is unable to operate the business of an acquired company so that its results meet Quintiles' expectations, those results could have a negative impact on Quintiles' results as a whole. The risk that Quintiles' results may be affected if it is unable to successfully operate the businesses it acquires may increase in proportion with
(1) the size of the businesses Quintiles acquires, (2) the lines of business Quintiles acquires and (3) the number of acquisitions Quintiles completes in any given time period.

     In 1998, Quintiles completed 11 acquisitions and announced agreements to acquire PMSI and ENVOY. The PMSI and ENVOY acquisitions would expand Quintiles' lines of business and thus involve new risks. ENVOY is the largest acquisition Quintiles has proposed to date, and PMSI is one of the largest Quintiles has ever proposed. Quintiles anticipates issuing approximately 28.4 million shares of its common stock to ENVOY shareholders and shares of its common stock valued at approximately $200 million to stockholders of PMSI. The final number of shares issued to PMSI stockholders will be determined by an exchange ratio based on the average market price of Quintiles common stock prior to the closing of the PMSI transaction. On January 21, 1999, Quintiles had approximately 78 million shares of common stock outstanding. If either of these acquisitions, if completed, fail to meet Quintiles' performance expectations, its results of operation and financial condition could be materially adversely effected. In addition, Quintiles is currently reviewing many acquisition candidates and continually evaluating and competing for new acquisition opportunities. Other risk factors Quintiles faces as a result of its aggressive acquisition strategy include the following:

     - the ability to achieve anticipated synergies from combined operations;

     - integrating the operations and personnel of acquired companies, especially those in lines of business that differ from Quintiles' current lines of business;

     - the ability of acquired companies to meet anticipated revenue and net income targets;

     - potential loss of the acquired companies' key employees;

     - the possibility that Quintiles may be adversely affected by risk factors present at the acquired companies, including Year 2000 risks;

     - potential losses resulting from undiscovered liabilities of acquired companies that are not covered by the indemnification Quintiles may obtain from the sellers;

     - the ability to expand the data analyses portion of ENVOY's business, if the ENVOY acquisition is completed;

     - risks of assimilating differences in foreign business practices and overcoming language barriers (for acquisitions of foreign companies);

     - risks particular to the companies Quintiles acquires; and

     - risks experienced by companies in general that are involved in acquisitions.

Due to these risks, Quintiles may not be able to successfully execute its acquisition strategy.

IF QUINTILES IS UNABLE TO SUCCESSFULLY DEVELOP AND MARKET POTENTIAL NEW SERVICES, ITS GROWTH COULD BE ADVERSELY AFFECTED

     Another key element of Quintiles' growth strategy is the successful development and marketing of new services which complement or expand its existing business. If Quintiles is unable to succeed in (1) developing new services and (2) attracting a customer base for those newly developed services, it will not be able to implement this element of its growth strategy, and Quintiles' future business, results of operations and financial condition could be adversely affected.

     For example, as a result of its proposed acquisition of ENVOY, Quintiles is currently considering expanding its pharmaceutical and healthcare information and market research services. Providers of these services manipulate healthcare information to analyze aspects of current healthcare products and procedures for use in producing new products and services or in analyzing sales and marketing of existing products. These types of services are also known as data mining. Quintiles believes that the healthcare information ENVOY processes in its current business could be utilized to create new data mining services. In addition to the other difficulties associated with the development of any new service, Quintiles' ability to develop this line of service may be limited further by contractual provisions limiting Quintiles' use of the healthcare information or the legal rights of others that may prevent or impair Quintiles' use of the healthcare information. Due to these and other limitations, Quintiles cannot assure you that it will be able to develop this type of service successfully. Quintiles' inability to develop new products or services or any delay in the development of them may adversely affect its ability to realize some of the synergies Quintiles anticipates from the proposed acquisition of ENVOY.

QUINTILES' RESULTS COULD BE ADVERSELY AFFECTED BY THE POTENTIAL LOSS OR DELAY OF ITS LARGE CONTRACTS

     Most of Quintiles' customers can terminate its contracts upon 15-90 days' notice. In the event of termination, Quintiles' contracts often provide for fees for winding down the project. Still, the loss or delay of a large contract or the loss or delay of multiple contracts could adversely affect Quintiles' future net revenue and profitability.

QUINTILES' BACKLOG MAY NOT BE INDICATIVE OF FUTURE RESULTS

     Quintiles reports backlog based on anticipated net revenue from uncompleted projects that a customer has authorized. Quintiles cannot assure you that the backlog it has reported will be indicative of its future results. A number of factors may affect Quintiles' backlog, including:

     - the variable size and duration of projects (some are performed over several years);

     - the loss or delay of projects; and

     - a change in the scope of work during the course of a project.

QUINTILES FACES RISKS CONCERNING THE YEAR 2000 ISSUE

If Quintiles or Its Vendors Do Not Adequately Prepare for the Year 2000 Issue, Quintiles' Operations Could be Disrupted

     Quintiles has established a Year 2000 Program to address the Year 2000 issue, which results from computer processors and software failing to process date values correctly, potentially causing system failures or data corruption. The Year 2000 issue could cause disruptions of Quintiles' operations, including, among other things, a temporary inability to process information; receive information, services or products from third parties; interface with customers in the performance of contracts; or operate or communicate in some or all of the regions in which Quintiles does business. Quintiles' computing infrastructure is based on industry standard systems. Quintiles does not depend on large legacy systems and does not use mainframes. Rather, the scope of Quintiles' Year 2000 Program includes unique software systems and tools in each of its service groups, especially its contract research service group, embedded systems in its laboratory and manufacturing operations, facilities such as elevators and fire alarms in over 70 offices (which also involve embedded technology) and numerous supplier and other business relationships. Quintiles has identified critical systems within each service group and is devoting its resources to address these items first.

     Quintiles' Year 2000 Program is directed by the Year 2000 Executive Steering Team, which is comprised of its Chief Information Officer and representatives from regional business units, together with legal, quality assurance and information technology personnel. Quintiles has established a Year 2000 Program Management Office, staffed by consultants, which develops procedures and instructions at a centralized level and oversees performance of the projects that make up the program. Project teams organized by service group and geographic region are responsible for implementation of the individual projects.

     The framework for Quintiles' Year 2000 Program prescribes broad inventory, assessment and planning phases which generally guide its projects. Each project generally includes launch, analysis, remediation, testing and deployment phases. Quintiles is in the process of assessing those systems, facilities and business relationships which it believes may be vulnerable to the Year 2000 issue and which it believes could impact its operations. Although Quintiles cannot control whether and how third parties will address the Year 2000 issue, its assessment also will include a limited evaluation of certain services on which Quintiles is substantially dependent, and Quintiles plans to develop contingency plans for possible deficiencies in those services. For example, Quintiles believes that among its most significant third party service providers are physician investigators who participate in clinical studies conducted through its contract research services; consequently, Quintiles is developing a specialized process to assess and address Year 2000 issues arising from these relationships. Quintiles does not plan to assess how its customers, such as pharmaceutical and large biotechnology companies, are dealing with the Year 2000 issue.

     As Quintiles completes the assessment of its systems, Quintiles is developing plans to renovate, replace or retire them, as appropriate, if they are affected by the Year 2000 issue. Such plans generally include testing of new or renovated systems upon completion of the remedial actions. Quintiles will utilize both internal and external resources to implement these plans. Quintiles' strategic healthcare communications services are less dependent on information technology than its other services. With the exception of recent acquisitions, Quintiles' Year 2000 Program with respect to those services is substantially complete, with validation expected to be completed in the first quarter of 1999. Quintiles addressed most systems relating to its healthcare consulting services in 1998, with completion expected in the first half of 1999. Quintiles also addressed most of its contract sales systems in 1998, and expects to have completed this program during mid-1999. Quintiles' contract research services utilize numerous systems, which it must address individually on disparate schedules, depending on the magnitude and complexity of the particular system. Quintiles anticipates that remediation or replacement of these systems will be substantially complete by mid-1999, with migration occurring primarily in the second half of the year. Quintiles expects to complete the core components of its Year 2000 Program before there is a significant risk that internal Year 2000 problems will have a material impact on its operations.

If Quintiles' Costs of Addressing the Year 2000 Issue Exceed its Estimates, Quintiles' Net Income Could Be Adversely Affected

     Quintiles estimates that the aggregate costs of its Year 2000 Program will be approximately $14 million, including costs already incurred. A significant portion of these costs, approximately $6 million, are not likely to be incremental costs, but rather will represent the redeployment of existing resources. This reallocation of resources is not expected to have a significant impact on Quintiles' day-to-day operations. Quintiles incurred total Year 2000 Program costs of $3.5 million through December 31, 1998, of which approximately $2.6 million represented incremental expense. Quintiles' estimates regarding the cost, timing and impact of addressing the Year 2000 issue are based on numerous assumptions of future events, including the continued availability of certain resources, its ability to meet deadlines and the cooperation of third parties. Quintiles cannot guarantee that its assumptions will be correct and that these estimates will be achieved. Actual results could differ materially from Quintiles' expectations as a result of numerous factors, including the availability and cost of personnel trained in this area, unforeseen circumstances that would cause Quintiles to allocate its resources elsewhere and similar uncertainties.

Quintiles' Business Could Be Adversely Affected if Year 2000 Issues Are Not Adequately Addressed in Other Parts of the World or by Companies With Which Quintiles Does Business

     Quintiles faces both internal and external risks from the Year 2000 issue. If realized, these risks could have a material adverse effect on Quintiles' business, results of operations or financial condition. Quintiles' primary internal risk is that its systems will not be Year 2000 compliant on time. The magnitude of this risk depends on Quintiles' ability to achieve compliance of both internally and externally developed systems or to migrate to alternate systems in a timely fashion. The decentralized nature of Quintiles' business may compound this risk if Quintiles is unable to coordinate efforts across its global operations on a timely basis. Quintiles believes that its Year 2000 Program will successfully address these risks, however, it cannot guarantee that this program will be completed in a timely manner. Notwithstanding Quintiles' Year 2000 Program, Quintiles also faces external risks that may be beyond its control. Quintiles' international operations and its relationships with foreign third parties create additional risks for Quintiles, as many countries outside the United States have been less attuned to the Year 2000 issue. These risks include the possibility that infrastructural systems, such as electricity, water, natural gas or telephony, will fail in some or all of the regions in which Quintiles operates, as well as the danger that the internal systems of Quintiles' foreign suppliers, service providers and customers will fail. Quintiles' business also requires considerable travel, and its ability to perform services under its customer contracts could be negatively affected if air travel is disrupted by the Year 2000 issue.

     In addition, Quintiles' business depends heavily on the healthcare industry, particularly on third party physician investigators. The healthcare industry, and physicians' groups in particular, to date may not have focused on the Year 2000 issue to the same degree as some other industries, especially outside of major metropolitan centers. As a result, Quintiles faces increased risk that its physician investigators will be unable to provide Quintiles with the data that it needs to perform under its contracts on time, if at all. Thus, the clinical study involved could be slowed or brought to a halt. Also, the failure of Quintiles' customers to address the

Year 2000 issue could negatively impact their ability to utilize Quintiles' services. While Quintiles intends to develop contingency plans to address certain of these risks, it cannot assure you that any developed plans will sufficiently insulate Quintiles from the effects of these risks. Any disruptions resulting from the realization of these risks would affect Quintiles' ability to perform its services. If Quintiles is unable to receive or process information, or if third parties are unable to provide information or services to Quintiles, Quintiles may not be able to meet milestones or obligations under its customer contracts, which could have a material adverse effect on its business, results of operations and financial condition.

     Until Quintiles has completed its remediation, testing and deployment plans, Quintiles believes it is premature to develop contingency plans to address what would happen if its execution of these plans were to fail to address the Year 2000 issue.

IF QUINTILES LOSES THE SERVICES OF DENNIS GILLINGS
OR OTHER KEY PERSONNEL, ITS BUSINESS COULD BE ADVERSELY AFFECTED

     Quintiles' success substantially depends on the performance, contributions and expertise of its senior management team, led by Dennis B. Gillings, Ph.D., Quintiles' Chairman of the Board of Directors and Chief Executive Officer. Quintiles maintains key man life insurance on Dr. Gillings in the amount of $3 million. Quintiles' performance also depends on its ability to attract and retain qualified management and professional, scientific and technical operating staff, as well as its ability to recruit qualified representatives for its contract sales services. The departure of Dr. Gillings, or any key executive, or Quintiles' inability to continue to attract and retain qualified personnel could have a material adverse effect on its business, results of operations or financial condition.

QUINTILES' CONTRACT RESEARCH SERVICES CREATE A RISK
OF LIABILITY FROM CLINICAL TRIAL PARTICIPANTS

     Quintiles contracts with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. Such testing creates risk of liability for personal injury to or death of volunteers, particularly to volunteers with life-threatening illnesses, resulting from adverse reactions to the drugs administered during testing. It is possible third parties could claim that Quintiles should be held liable for losses arising from any professional malpractice of the investigators with whom it contracts or in the event of personal injury to or death of persons participating in clinical trials. Quintiles does not believe it is legally accountable for the medical care rendered by third party investigators, and Quintiles would vigorously defend any such claims. Nonetheless, it is possible Quintiles could be found liable for those types of losses.

     In addition to supervising such tests, Quintiles also owns a number of labs where Phase I clinical trials are conducted. Phase I clinical trials involve testing a new drug on a limited number of healthy individuals, typically 20 to 80 persons, to determine the drug's basic safety. Quintiles also could be liable for the general risks associated with ownership of such a facility. These risks include, but are not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers.

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

RELAXATION OF GOVERNMENT REGULATION COULD DECREASE THE NEED
FOR THE SERVICES QUINTILES PROVIDES

     Governmental agencies throughout the world, but particularly in the United States, highly regulate the drug development/approval process. A large part of Quintiles' business involves helping pharmaceutical and biotechnology companies through the regulatory drug approval process. Any relaxation in regulatory approval standards could eliminate or substantially reduce the need for Quintiles' services, and, as a result its business, results of operations and financial condition could be materially adversely affected. Potential regulatory changes under consideration in the United States and elsewhere include mandatory substitution of generic drugs for patented drugs, relaxation in the scope of regulatory requirements or the introduction of simplified drug approval procedures. These and other changes in regulation could have an impact on the business opportunities available to Quintiles.

FAILURE TO COMPLY WITH EXISTING REGULATIONS COULD RESULT IN A LOSS OF REVENUE

     Any failure on Quintiles' part to comply with applicable regulations could result in the termination of ongoing clinical research or sales and marketing projects or the disqualification of data for submission to regulatory authorities, either of which could have a material adverse effect on Quintiles. For example, if Quintiles were to fail to verify that informed consent is obtained from patient participants in connection with a particular clinical trial, the data collected from that trial could be disqualified, and Quintiles could be required to redo the trial under the terms of its contract at no further cost to its customer, but at substantial cost to Quintiles.

PROPOSED REGULATIONS MAY INCREASE THE COST OF QUINTILES' BUSINESS
OR LIMIT ITS SERVICE OFFERINGS

     Certain of Quintiles' current services relate to the diagnosis and treatment of disease. The confidentiality of patient-specific information and the circumstances under which such patient-specified records may be released for inclusion in Quintiles' databases or used in other aspects of Quintiles' business, are subject to substantial government regulation. Additional legislation governing the possession, use and dissemination of medical record information has been proposed at both the state and federal levels. This legislation may (1) require Quintiles to implement security measures that may require substantial expenditures or (2) limit Quintiles' ability to offer some of its products and services. These and other changes in regulation could have an impact on the business opportunities available to Quintiles.

EXCHANGE RATE FLUCTUATIONS MAY AFFECT QUINTILES' RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     Quintiles derives a large portion of its net revenue from international operations; for example, Quintiles derived approximately 51.7% of its 1997 net revenue from outside the United States. Quintiles' financial statements are denominated in U.S. dollars; thus, factors associated with international operations, including changes in foreign currency exchange rates could significantly affect Quintiles' results of operations and financial condition. Exchange rate fluctuations between local currencies and the U.S. dollar create risk in several ways, including:

     - Foreign Currency Translation Risk. The revenue and expenses of Quintiles' foreign operations are generally denominated in local currencies.

     - Foreign Currency Transaction Risk. Quintiles' service contracts may be denominated in a currency other than the currency in which it incurs expenses related to such contracts.

     Quintiles tries to limit these risks through exchange rate fluctuation provisions stated in its service contracts, or Quintiles may hedge its transaction risk with foreign currency exchange contracts or options. Despite these efforts, Quintiles may still experience fluctuations in financial results from its operations outside the United States, and Quintiles cannot assure you that it will be able to favorably reduce its currency transaction risk associated with its service contracts.

     On January 1, 1999, a new currency, the euro, became the legal currency for 11 of the 15 member countries of the European Economic Community. Between January 1, 1999 and January 1, 2002, governments, companies and individuals may conduct business in these countries in both the euro and existing national currencies. On January 1, 2002, the euro will become the sole currency in these countries. Quintiles is evaluating the impact conversion to the euro will have on its business. In particular Quintiles is reviewing (1) whether it may have to change the prices of its services in the different countries because they will now be denominated in the same currency in each country and (2) whether Quintiles will have to change the terms of any financial instruments in connection with its hedging activities described above. Based on current information and its initial evaluation, Quintiles does not expect the cost of any necessary corrective action to seriously harm its business. However, Quintiles will continue to evaluate the impact of these and other possible effects of the conversion to the euro on its business. Quintiles cannot assure you that the costs associated with the conversion to the euro will not in the future seriously harm its business, results of operations or financial condition.

ABOUT ENVOY

ENVOY HAS A LIMITED OPERATING HISTORY AND RECENT LOSSES

     The healthcare EDI and transaction processing industry is relatively new, and ENVOY's operating history is limited. ENVOY was profitable during 1998; however, it has experienced substantial losses in recent years, including a net loss of $9.2 million for 1997 and $22.3 million for 1996. ENVOY had an accumulated deficit of $49.1 million as of December 31, 1998. To be profitable, ENVOY must have a successful business strategy, increase revenues, and control expenses. ENVOY cannot assure that it will be profitable in the future.

RECENT ACQUISITIONS HAVE AFFECTED ENVOY'S RESULTS OF OPERATIONS

     ENVOY recently acquired several companies and these acquisitions significantly expanded ENVOY's business. The accounting treatment of these acquisitions negatively impacted ENVOY's reported results of operations, particularly the National Electronic Information Corporation, or NEIC, acquisition in March 1996 and the Healthcare Data Interchange Corporation, or HDIC, acquisition in August 1997. The NEIC and HDIC acquisitions are briefly described below:

        NEIC. ENVOY's cost of acquiring NEIC was $94.3 million, which includes fees, expenses and other costs. ENVOY wrote-off acquired in-process technology of $8.0 million. Due to the NEIC acquisition, ENVOY is amortizing $59.6 million of goodwill over three years. This amortization will adversely affect ENVOY's reported results of operations through March 1999.

        HDIC. ENVOY's cost of acquiring HDIC was $36.4 million, plus the assumption of certain liabilities. Prior to the acquisition of HDIC by ENVOY, HDIC was the healthcare EDI subsidiary of Aetna U.S. Healthcare Inc., or AUSHC. In connection with the HDIC acquisition, ENVOY and AUSHC entered into a ten-year services agreement, in which AUSHC agreed to use ENVOY as its single source clearinghouse and EDI network for all AUSHC electronic healthcare transactions. ENVOY recorded approximately $45.9 million of goodwill and identifiable intangible assets. ENVOY is amortizing $38.8 million of related goodwill over 15 years. Further, ENVOY wrote-off acquired in-process technology of $6.0 million.

     Amortization expense associated with acquisitions was approximately $29.1 million in 1998 and is expected to be $12.3 million in 1999, including $6.0 million in the three months ended March 31, 1999. If ENVOY makes additional acquisitions, its amortization costs and write-offs of acquired-in-process technology could increase significantly. The amounts allocated to developed technology and in-process technology in acquisitions that are accounted for as purchases are determined based on certain valuations. Such valuations use estimates of future revenues, expenses, operating profit and cash flows. The actual revenues, expenses, operating profit and cash flows related to such acquisitions may be materially different from the estimates.

SUCCESS OF ACQUISITIONS DEPENDS ON MANY FACTORS

     ENVOY seeks to acquire companies in the healthcare information business. The success of ENVOY's acquisition of a given company depends on many factors, including, the purchase price for the company, whether financing is available for the acquisition and, if so, the terms of the financing, and the ability of ENVOY's management to integrate the company into ENVOY's operations. ENVOY's success in acquiring companies is also dependent on its ability to identify attractive companies. Many of ENVOY's competitors are also seeking to acquire companies, which could result in fewer companies for ENVOY to acquire, and higher prices that ENVOY must pay for any company that it does acquire.

ACQUISITIONS MAY ADVERSELY AFFECT OPERATIONS

     If ENVOY acquires a company, it cannot assure that it will be able to operate the acquired company profitably. The actual revenues, expenses, operating results and cash flows related to acquisitions may be materially different from the estimates developed prior to the acquisition. Certain past acquisitions of companies by ENVOY have caused temporary declines in customer service. Such declines were caused by problems, such as computer down time and inexperienced customer service representatives, that occurred in integrating the acquired company into ENVOY. Although ENVOY believes that these problems have been resolved and that it has not been materially adversely affected, ENVOY may experience similar customer service problems in the future, which could have a material adverse effect on ENVOY.

ENVOY MAY BE ADVERSELY AFFECTED BY CUSTOMER CONCENTRATION

     Primarily as a result of ENVOY's acquisition of HDIC, ENVOY has one customer, AUSHC, that accounted for 17% of its 1998 revenues and 12% of its 1997 revenues. Before 1997, none of ENVOY's customers accounted for more than 10% of ENVOY's revenues. When ENVOY acquired HDIC, ENVOY and AUSHC entered into a ten-year services agreement that requires AUSHC to use ENVOY as its single source clearinghouse and EDI network for all of AUSHC's electronic healthcare transactions. The fees under the AUSHC services agreement have been negotiated for the first three years. The AUSHC services agreement also requires ENVOY to maintain minimum transaction volumes and services levels and to perform marketing services that are designed to encourage AUSHC providers to use ENVOY's services. If either ENVOY or AUSHC fail to comply with a material term of the services agreement, the other party can terminate the services agreement upon 180 days' notice. ENVOY believes that it is currently complying with all material terms of the AUSHC services agreement.

     ENVOY receives medical EDI transactions from practice management system vendors and other claims clearinghouses. These vendors and claims clearinghouses collect transactions from healthcare providers and send ENVOY these transactions to complete the processing of the transactions with the payors. ENVOY receives revenue from the payors for processing these transactions and, in turn, pays rebates to exclusive and preferred vendors based on the volume of transactions delivered to ENVOY. If consolidation in the healthcare industry results in fewer vendors and clearinghouses that gather medical EDI transactions from healthcare providers, then ENVOY's medical EDI business will be more dependent on a smaller number of vendors and clearinghouses.

     To illustrate the foregoing risk, ENVOY currently processes batch transactions for Medic Computer Systems, a practice management system vendor. ENVOY and Medic have an exclusive relationship for processing these transactions through June 1999. ENVOY's revenues for such processing represented 3.5% of ENVOY's revenues for the year ended December 31, 1998. Medic recently announced that it has entered into a processing and development agreement with one of ENVOY's competitors. Subsequently, both ENVOY and Medic have alleged that the other party has breached the parties' current agreement, and a lawsuit is pending to resolve the parties' allegations. If ENVOY is not able to resolve the parties' allegations and maintain a relationship with Medic, or other companies like Medic, its business may be adversely affected.

     As another illustration, before NEIC was acquired by ENVOY, it generated most of its revenues from five insurance companies who were shareholders of NEIC. These insurance companies have continued to use NEIC's services following ENVOY's acquisition of NEIC, but they are not required to continue to use NEIC's services in the future. If one or more of the insurance companies decreases or ceases its use of NEIC's services, then ENVOY's business could be adversely affected.

YEAR 2000 COMPLIANCE

     The Year 2000 issue represents problems associated with the inability of a computer to recognize dates beyond December 31, 1999. During 1997, ENVOY started implementing a plan to ensure that its computer systems will not be affected by the Year 2000 issue. In 1998, ENVOY established a Year 2000 Task Force, primarily to develop, implement and monitor ENVOY's Year 2000 compliance efforts and to review that of its customers. In addition, ENVOY engaged a consulting firm to provide an independent review of ENVOY's Year 2000 compliance efforts and to assist the Year 2000 Task Force. Some of ENVOY's computer systems are already able to process dates beyond December 31, 1999, and ENVOY is replacing or upgrading the remaining systems. ENVOY also has started testing customers, vendors, suppliers and other third parties to determine whether their computers will be affected by the Year 2000 issue, and currently expects to complete testing in June 1999.

     ENVOY's total cost for assessing and curing Year 2000 problems is estimated at $3.0 to $4.0 million, but ENVOY cannot assure that such costs will not be higher. For example, ENVOY has not yet estimated the Year 2000 costs for periods after 1999, which may include costs of customer service efforts resulting from the failure of third parties to be Year 2000 compliant or other problems. Factors which could impact these estimates include: the availability of appropriate technology personnel, the rate and magnitude of related labor costs, the successful identification of all aspects of ENVOY's systems, software and products that require remediation or replacement, the extent of testing required, the costs of ENVOY's efforts to assist certain customers in the remediation of their customized codes, the amount of cost recoveries from such efforts and the success of third parties in their Year 2000 compliance efforts. ENVOY is funding these costs with operating cash flows, and will expense costs as they are incurred. If ENVOY, its customers or other third parties with whom it does business fail to cure their Year 2000 problems, ENVOY could be adversely affected.

ENVOY RELIES ON SPECIFIC DATA CENTERS

     ENVOY relies on its host computer system to perform real-time EDI transaction processing. This host computer system is contained in a single data facility. The host computer system does not have a remote backup data center. Although the host computer system is insured, if there is a fire or other disaster at the data facility, ENVOY's business could be materially adversely affected.

     ENVOY also relies on a data center operated by a third party to perform many of its other healthcare EDI transaction processing services. The facility is located in Tampa, Florida and is operated by GTE Data Services Incorporated, with whom ENVOY has contracted for such processing services. ENVOY relies primarily on this facility to process its batch claims and other medical EDI transaction sets. ENVOY's contract with GTE requires GTE to maintain continuous processing capability and a "hot site" disaster recovery system. This contract expires in December 2003. If the GTE facility's services are disrupted or delayed, ENVOY's business could be materially adversely affected.

ENVOY CANNOT PREDICT THE NEED FOR INDEPENDENT HEALTHCARE EDI PROCESSING

     ENVOY's business strategy anticipates that providers of healthcare services and payors will increase their use of electronic processing of healthcare transactions in the future. The development of the business of electronically transmitting healthcare transactions is affected, and somewhat hindered, by the complex nature and types of transactions that must be processed. Furthermore, while the wide variety of processing forms used by different payors has fostered the need for healthcare EDI and transaction processing clearinghouses such as ENVOY to date, if such forms become standardized, through consolidation of payors or otherwise, then the need for independent third party healthcare EDI processing could become less prevalent. ENVOY cannot assure that the electronic processing of healthcare transactions will increase or that its business will grow.

ENVOY FACES A VARIETY OF COMPETITORS

     ENVOY faces different types of competition in the healthcare EDI and transaction processing business. Some of its competitors are similarly specialized, such as former regional partners of ENVOY that have direct provider relationships, and others are involved in more highly developed areas of the business. In addition, some vendors of provider information management systems include or may include, in their offered products, their own electronic transaction processing systems. If electronic transaction processing becomes the standard method of processing healthcare claims and information, other companies with stronger capital resources could enter the industry. Many of ENVOY's current and potential competitors are larger than ENVOY and have greater resources. Competition from any or all of these sources could force ENVOY to reduce, or even eliminate, per transaction fees, which could adversely affect its business.

DIRECT LINKS MAY BYPASS NEED FOR ENVOY'S SERVICES

     Some third party payors provide electronic data transmission systems to healthcare providers, thereby directly linking the payor to the provider. Such direct links bypass third party processors such as ENVOY. An increase in the use of direct links between payors and providers would materially adversely affect ENVOY's business.

ENVOY FACES AN UNCERTAIN REGULATORY ENVIRONMENT

     The operations of companies in the healthcare industry are affected by changes in political, economic and regulatory influences. Federal and state legislatures periodically consider legislation that would change the federal and state healthcare programs. Such legislation may include increased government involvement in healthcare, lower reimbursement rates, or other changes. The uncertainty surrounding these proposed or actual changes could cause companies in the healthcare industry to curtail or defer investments in ENVOY's services and products.

CONSOLIDATION IN THE HEALTHCARE INDUSTRY MAY ADVERSELY AFFECT ENVOY'S BUSINESS

     Many healthcare providers and payors are consolidating to create larger healthcare organizations. This consolidation reduces the number of potential customers for ENVOY's services, and the increased bargaining power of these organizations could lead to reductions in the amounts paid for ENVOY's services. Industry developments are increasing the amount of capitation-based care and reducing the need for providers to make claims or reimbursements for products or services. Payors and other healthcare information companies, such as billing services and practice management vendors, which currently utilize ENVOY's services, have developed or acquired transaction processing and networking capabilities and may cease utilizing ENVOY's services in the future. The impact of these developments in the healthcare EDI and transaction processing industry is difficult to predict and could materially adversely affect ENVOY's business.

NEW HEALTHCARE LEGISLATION COULD RESTRICT ENVOY'S BUSINESS

     The Health Insurance Portability and Accountability Act of 1996 requires the use of standard transactions, standard identifiers, security and other provisions and instructs the Secretary of Health and Human Services to develop recommendations regarding the privacy of individually identifiable health information. On September 11, 1997, the Secretary presented her recommendations, which, among other things, advise that patient information should not be disclosed except when authorized by the patient. This Act further establishes an August 1999 deadline for Congress to enact privacy legislation. If Congress does not meet this deadline, the Secretary is directed to issue regulations setting privacy standards to protect information that is transmitted electronically. Such changes could occur as early as the year 2000 and their impact cannot be predicted, but such legislation or regulations could materially affect ENVOY's business. This Act also specifically names clearinghouses as the compliance facilitators for providers and payors, and permits clearinghouses to convert non-standard transactions to standard transactions on behalf of their clients. ENVOY is preparing to comply with the mandated standards within three to six months after they are published. Whether ENVOY is successful in complying with these standards may depend on whether providers, payors and others are also successful in complying with the standards.

     In addition, broad-based legislation restricting third party processors from using, transmitting or disclosing certain patient data without specific patient consent has recently been introduced in the United States Congress. If this legislation is adopted, it could prevent third party processors from using, transmitting or disclosing certain treatment and clinical data. It is difficult to predict the impact of the legislation described above, but such legislation could materially adversely affect ENVOY's business.

ENVOY FACES EVOLVING INDUSTRY STANDARDS AND RAPID TECHNOLOGICAL CHANGES

     The market for ENVOY's business is characterized by rapidly changing technology, evolving industry standards and frequent introduction of new and enhanced products and services. To succeed, ENVOY must continue to:

     - enhance its existing products and services;

     - introduce new products and services on a timely and cost-effective basis to meet evolving customer requirements;

     - achieve market acceptance for new products and services; and

     - respond to emerging industry standards and other technological changes.

PROTECTING ENVOY'S TECHNOLOGY IS IMPORTANT TO ITS SUCCESS

     ENVOY believes that its technology is important to its success and competitive position. Accordingly, ENVOY devotes substantial resources to the establishment and protection of the intellectual property rights associated with its technology. These actions, however, may be inadequate to prevent a third party from imitating or using ENVOY's technology or asserting certain rights in ENVOY's technology and intellectual property rights. Additionally, ENVOY's competitors may independently develop technologies that are substantially equivalent or superior to ENVOY's technology. Although ENVOY is currently not aware of any pending or threatened infringement claims, a third party also may claim that ENVOY's products and services are infringing on its intellectual property rights. Such claims could require ENVOY to enter into license arrangements in order to use such products and services. ENVOY may not be able to obtain such licenses.

     Furthermore, litigation may be necessary to enforce or defend ENVOY's intellectual property rights or defend against any infringement claims. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on ENVOY's business and financial results.

ENVOY INCREASINGLY DEPENDS ON MEDICAL EDI AND PATIENT STATEMENT TRANSACTION REVENUES

     ENVOY's medical EDI and patient statement transaction revenues constituted approximately 75% of ENVOY's total revenues in 1998. Although pharmacy EDI transactions currently represent a majority of ENVOY's total transactions, pharmacy EDI revenue constituted less than 15% of ENVOY's total revenues in 1998 as a result of lower per transaction prices on pharmacy transactions. In 1998, the number of transactions processed in ENVOY's pharmacy EDI business grew at approximately half the rate experienced in ENVOY's other businesses. Because of the significant penetration and lower per transaction prices already existing in the more mature pharmacy EDI sector, ENVOY believes that the percentage of total revenue contributed by its pharmacy EDI business as presently conducted will continue to decrease. Accordingly, ENVOY will have an increasing dependence on medical EDI and patient statement transaction revenues. Any decline in growth rates associated with these businesses could have a material adverse effect on ENVOY's business and financial results.

ENVOY DEPENDS ON KEY EXECUTIVES

     ENVOY's success depends upon the continued contributions of its senior management and upon its ability to attract, motivate and retain highly skilled technical, managerial and marketing personnel. The loss of the services of certain of ENVOY's key executives or technical personnel, or the inability to hire and retain qualified personnel could have a material adverse effect upon ENVOY's business and financial results.

ENVOY FACES RISKS CONCERNING UNAUTHORIZED ACCESS TO DATA CENTERS

     Unauthorized access to ENVOY's data centers and misappropriation of ENVOY's proprietary information could have a material adverse effect on ENVOY's business and financial results. While ENVOY believes its current security measures and the security measures used by third parties for whom ENVOY processes or transmits healthcare information are adequate, such unauthorized access or misappropriation could occur.

                 GENERAL INFORMATION ABOUT THE SPECIAL MEETINGS

DATE, TIME AND PLACE OF THE SPECIAL MEETINGS

     The special meeting of the Quintiles shareholders will be held at 4:00 p.m., local time (EST), on March 30, 1999, at the Marriott at Research Triangle Park, 4700 Guardian Dr., Durham, North Carolina 27703.

     The special meeting of the ENVOY shareholders will be held on March 30, 1999 at 10:00 a.m., local time (CST), at the Willis Corroon Conference Center, 26 Century Boulevard, Nashville, Tennessee.

RECORD DATE AND OUTSTANDING SHARES

     The Quintiles board of directors has fixed the close of business on January 21, 1999 as the record date for the Quintiles special meeting. Only shareholders of record on the record date are entitled to notice of and to vote at the Quintiles special meeting. As of the Quintiles record date, there were issued and outstanding 78,040,290 shares of Quintiles common stock, held of record by approximately 692 persons. Each holder of Quintiles common stock is entitled to one vote per share held of record on the record date.

     The ENVOY board of directors has fixed the close of business on February 15, 1999, as the record date for the determination of the holders of ENVOY common stock and Series B convertible preferred stock entitled to receive notice of and to vote at the ENVOY special meeting. Only holders of record of shares of ENVOY common stock and/or Series B convertible preferred stock on the record date will be entitled to receive notice of and to vote at the ENVOY special meeting. On the record date, 21,589,861 shares of ENVOY common stock were outstanding and held by approximately 193 holders of record and 2,800,000 shares of Series B convertible preferred stock were outstanding and held by two holders of record. Each holder of ENVOY common stock and/or Series B convertible preferred stock is entitled to one vote per share held on the record date. In addition to being entitled to vote as a separate class, the holders of ENVOY Series B convertible preferred stock are also entitled to vote with the holders of ENVOY common stock together as a single voting class.

PURPOSES OF THE SPECIAL MEETINGS

QUINTILES

     Quintiles is furnishing this Joint Proxy Statement/Prospectus to its shareholders in connection with the solicitation of proxies by the Quintiles board of directors for use at the Quintiles special meeting. At the Quintiles special meeting, Quintiles shareholders will be asked to approve (1) the proposal to issue shares of Quintiles common stock to the ENVOY shareholders in the merger, (2) the proposal to amend Quintiles' articles of incorporation to increase the number of authorized shares of Quintiles common stock from 200,000,000 to 500,000,000 (the "Common Stock Amendment") and (3) such other matters as may properly come before the Quintiles special meeting.

     IN UNANIMOUSLY APPROVING THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN CONNECTION WITH THE MERGER, THE QUINTILES BOARD OF DIRECTORS HAS DETERMINED THAT ISSUING APPROXIMATELY 28,439,160 SHARES OF QUINTILES COMMON STOCK TO THE ENVOY SHAREHOLDERS IN THE MERGER IS IN THE BEST INTERESTS OF THE QUINTILES SHAREHOLDERS AND RECOMMENDS THAT THE QUINTILES SHAREHOLDERS VOTE IN FAVOR OF ISSUING SUCH SHARES.

     IN UNANIMOUSLY APPROVING THE COMMON STOCK AMENDMENT, THE QUINTILES BOARD OF DIRECTORS HAS DETERMINED THAT INCREASING THE NUMBER OF AUTHORIZED SHARES OF QUINTILES COMMON STOCK FROM 200,000,000 TO 500,000,000 IS IN THE BEST INTERESTS OF THE QUINTILES SHAREHOLDERS AND RECOMMENDS THAT THE QUINTILES SHAREHOLDERS VOTE IN FAVOR OF THE COMMON STOCK AMENDMENT.

ENVOY

     ENVOY is furnishing this Joint Proxy Statement/Prospectus to its shareholders in connection with the solicitation of proxies by the ENVOY board of directors for use at the ENVOY special meeting. The purpose of the special meeting is to consider and vote upon the proposal to approve and adopt the merger agreement and the merger transactions and to transact such other business as may properly come before the special meeting or any adjournments or postponements thereof. Pursuant to the merger agreement, at the effective time, QELS will merge with and into ENVOY, with ENVOY continuing as the surviving corporation and as a wholly owned subsidiary of Quintiles. In addition, at the effective time of the merger, each share of ENVOY common stock and Series B convertible preferred stock outstanding prior to the merger will be canceled and converted into the right to receive 1.166 shares of Quintiles common stock.

     IN UNANIMOUSLY APPROVING THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN CONNECTION WITH THE MERGER, THE ENVOY BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE ENVOY SHAREHOLDERS AND RECOMMENDS THAT THE ENVOY SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

VOTE REQUIRED

QUINTILES

     Assuming that a quorum is present at the Quintiles special meeting, approval of the proposal to issue shares of Quintiles common stock in the merger requires the affirmative vote, either in person or by proxy, of at least a majority of all shares of Quintiles common stock voted at the Quintiles special meeting. Approval of the Common Stock Amendment requires the affirmative vote, either in person or by proxy, of at least a majority of all outstanding shares of Quintiles common stock entitled to vote at the Quintiles special meeting. Quintiles shareholders do not have dissenters' rights of appraisal with respect to the issuance of Quintiles shares in the merger or the Common Stock Amendment.

     Quintiles shareholders are entitled to one vote for each share of Quintiles common stock on all matters submitted to a vote of Quintiles shareholders. The presence at the Quintiles special meeting, either in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting constitutes a quorum for the transaction of business. Under the rules of The Nasdaq Stock Market, brokers who hold shares in street name for customers will not have the authority to vote on the proposed issuance of shares in connection with the merger or the Common Stock Amendment unless they receive specific instructions from the beneficial owners. For purposes of determining whether there is a quorum at the Quintiles special meeting, abstentions and broker non-votes will be treated as shares that are present and entitled to vote. Abstentions and broker non-votes will be counted as negative votes in determining whether Quintiles shareholders have approved the Common Stock Amendment however, abstentions and broker non-votes will not be counted in determining whether Quintiles shareholders have approved the issuance of shares in connection with the merger.

     As of January 21, 1999, directors and executive officers of Quintiles and their affiliates beneficially owned and were entitled to vote 6,891,384 shares of Quintiles common stock, which represented 8.83% of the 78,040,290 shares of Quintiles common stock then outstanding.

ENVOY

     Each share of ENVOY common stock and Series B convertible preferred stock is entitled to one vote per share with respect to the merger agreement and each other matter properly submitted at the ENVOY special meeting. Approval and adoption of the merger agreement by the shareholders of ENVOY requires the affirmative vote of a majority of the outstanding shares of ENVOY common stock and Series B convertible preferred stock, voting as a single class, entitled to vote at the ENVOY special meeting, in person or by proxy. In addition, approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of ENVOY Series B convertible preferred stock entitled to vote at the ENVOY special meeting, voting separately as a single class. Shareholder approval of the merger agreement is being solicited in accordance with the rules of the National Association of Securities Dealers, Inc. applicable to certain transactions involving issuers whose shares are traded on The Nasdaq Stock Market and their affiliates. Shareholder approval of the merger agreement also is required under Tennessee law, and such approval is a condition to the merger agreement.

     Pursuant to ENVOY's bylaws, the presence, in person or by properly executed proxy, of the holders of the majority of the shares of ENVOY common stock and Series B convertible preferred stock outstanding and entitled to vote (together as one class) is necessary to constitute a quorum of holders of common stock at the ENVOY special meeting. In addition, the presence, in person or by properly executed proxy, of the holders of a majority of the shares of ENVOY Series B convertible preferred stock outstanding and entitled to vote (as a separate class) is necessary to constitute a quorum of the holders of Series B convertible preferred stock at the ENVOY special meeting. Under the rules of The Nasdaq Stock Market, brokers who hold shares in street name for customers will not have the authority to vote on the merger agreement unless they receive specific instructions from the beneficial owners. Abstentions and broker non-votes, therefore, will be included in determining whether a quorum is present, but will have the same effect as a vote against the merger agreement.

     Each of the directors of ENVOY holding shares of ENVOY common stock has executed a stock voting agreement to vote his shares in favor of the merger agreement. Additionally, each of the holders of shares of ENVOY Series B convertible preferred stock has executed a stock voting agreement to vote such shares in favor of the merger agreement. Collectively, the holders of ENVOY Series B convertible preferred stock have granted proxies with respect to 2,800,000 shares of ENVOY Series B convertible preferred stock, representing 100% of the outstanding shares of ENVOY Series B convertible preferred stock. Collectively, ENVOY's directors and the holders of ENVOY Series B convertible preferred stock have agreed to vote 1,062,925 shares of ENVOY common stock and 2,800,000 shares of ENVOY Series B convertible preferred stock, representing, as of February 15, 1999, 15.8% of the outstanding shares of ENVOY common stock and Series B convertible preferred stock (voting together as a single class), and 100% of the outstanding shares of the ENVOY Series B convertible preferred stock, for approval and adoption of the merger agreement.

VOTING OF PROXIES

QUINTILES

     If the accompanying proxy card is properly signed and returned to Quintiles and not revoked before a vote is taken at the Quintiles special meeting, it will be voted in accordance with the instructions contained therein. If the proxy card is signed and returned, but voting directions are not marked, the proxy will be voted FOR approval of issuing shares of Quintiles common stock in the merger and the Common Stock Amendment.

     At the Quintiles special meeting, shareholder votes will be tabulated by persons appointed by the Quintiles board of directors to act as inspectors of election.

     Quintiles is aware of no matters, except as described in this Joint Proxy Statement/ Prospectus, that may come before the Quintiles special meeting. If any other matters are properly presented to the Quintiles special meeting for action, the persons named in the applicable form of proxy will vote on such matters in accordance with their best judgment, unless such authority is withheld.

ENVOY

     Shareholders of record on the ENVOY record date are entitled to cast their votes, in person or by properly executed proxy, at the ENVOY special meeting. All shares of ENVOY common stock and Series B convertible preferred stock represented at the ENVOY special meeting by properly executed proxies received at or prior to the ENVOY special meeting, unless properly revoked, will be voted at the ENVOY special meeting in accordance with instructions indicated on such proxies. If a proxy is signed and returned without indicating any voting instructions, shares of ENVOY common stock and Series B convertible preferred stock represented by the proxy will be voted FOR approval and adoption of the merger agreement.

     The ENVOY board of directors is not aware of any business to be acted upon at the ENVOY special meeting other than as described in this Joint Proxy Statement/Prospectus. If, however, other matters are properly brought before the ENVOY special meeting, or any adjournments or postponements thereof, the persons appointed as proxies or their substitutes will have discretion to vote or act thereon according to their best judgment and applicable law unless the proxy indicates otherwise.

AUTHORIZATION TO VOTE ON ADJOURNMENT AND OTHER MATTERS

QUINTILES

     By signing the proxy, a Quintiles shareholder authorizes the proxy holder to vote in his discretion regarding any procedural motions which may come before the Quintiles special meeting. For example, this authority could be used to adjourn the meeting if Quintiles believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a shareholder vote in order to solicit additional proxies or to provide additional information to Quintiles shareholders. Quintiles has no plans to adjourn the meeting at this time, but it intends to attempt to do so if it believes that doing so would promote shareholder interests.

ENVOY

     If a quorum is not present at the time the special meeting is convened, or if for any other reason the ENVOY board of directors believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the merger agreement, ENVOY may adjourn the ENVOY special meeting with a vote of the majority of its shareholders present or represented at the meeting. To the extent an ENVOY shareholder intends to vote against the merger agreement, such shareholder would have no incentive to vote in favor of discretionary adjournment by the ENVOY board of directors, which would allow ENVOY to adjourn the meeting in order to solicit additional votes in favor of the merger agreement.

     The failure to return a proxy or to vote in person will have no effect on the vote on adjournment, except to reduce the total number of votes counted. Brokers who hold shares in street name for customers will not have the authority to vote unless they receive specific instructions from beneficial owners. Under Tennessee law, an adjournment proposal requires the affirmative vote of a majority of the votes cast by ENVOY shareholders. Therefore, broker non-votes and abstentions will have no effect, provided a quorum is present.

REVOCATION OF PROXIES

     A shareholder of Quintiles or of ENVOY may revoke a proxy at any time before it is voted by (1) filing written notice of revocation with the corporate secretary of Quintiles or ENVOY (as applicable) which is actually received prior to the vote of shareholders, (2) filing with such corporate secretary before the vote of shareholders a duly executed proxy bearing a later date or (3) attending the Quintiles or ENVOY special meeting (as applicable) and voting in person. Attendance at the special meeting will not by itself revoke the proxy.

     Any such filing by a Quintiles shareholder should be sent to the Corporate Secretary of Quintiles at Quintiles Transnational Corp., Post Office Box 13979, Research Triangle Park, North Carolina 27709. Any such filing by an ENVOY shareholder should be sent to the Secretary of ENVOY Corporation, Two Lakeview Place, 15 Century Boulevard, Suite 600, Nashville, Tennessee 37214.

SOLICITATION OF PROXIES

     Each company will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of each company may solicit proxies from shareholders of that company by telephone or personal communication or by other means. These persons will not receive additional compensation, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

     Quintiles and ENVOY will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Quintiles and ENVOY stock held of record by such persons, and such party will reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with this service.

     Quintiles has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for the special meeting for shareholders and delivery of proxy materials. The anticipated cost of this service is $6,700. ENVOY has engaged Corporate Communications, Inc., ENVOY's regular investor relations firm, to assist in the solicitation of proxies for its special meeting. The anticipated cost of this service is approximately $4,000.

                                  PROPOSAL ONE

                        QUINTILES AND ENVOY SHAREHOLDERS

                                   THE MERGER

BACKGROUND OF THE MERGER

     The management of ENVOY has considered at various times the possibility of strategic combinations with other companies and ENVOY's strategic fit with such companies, their existing and future business prospects, management and employee culture. Although informal discussions with senior managements of potential acquirors have taken place from time to time, ENVOY's management and board of directors previously have determined that growing ENVOY as an independent public company would best maximize values for its shareholders in the long term.

     Quintiles management considers acquisitions in the health information industry as a method of strategically expanding its current products and services. Quintiles management has at various times identified several companies in the health information industry as possible acquisition candidates and identified ENVOY as a significant opportunity to further its strategic goals in this area. In pursuit of this strategy, in July a representative of Quintiles contacted Morgan Stanley to inquire about the possibility of discussing business related issues with ENVOY.

     In July, 1998, a representative of Morgan Stanley advised Jim D. Kever, President and Co-Chief Executive Officer of ENVOY, that Quintiles had expressed an interest in exploring business related issues or a negotiated acquisition of ENVOY. Mr. Kever indicated that ENVOY intended to maintain its long-term strategic plan which contemplated that it would remain independent. In August, Quintiles management attempted to arrange a meeting with ENVOY, but ENVOY declined to meet in order to focus on pending business issues. In October, Quintiles management called ENVOY again to arrange a meeting. On October 21, 1998, Mr. Kever and Fred C. Goad, Jr., Chairman and Co-Chief Executive Officer of ENVOY, had a dinner meeting with Dennis B. Gillings, Chairman and Chief Executive Officer of Quintiles, at which they discussed ENVOY's long-term strategies and the potential for mutual cooperation. On November 2, 1998, Dr. Gillings and James L. Bierman, Senior Vice President, Corporate Development of Quintiles met with Messrs. Kever and Goad and continued those discussions. At a second dinner meeting on November 23, 1998, Messrs. Kever and Goad met with Messrs. Gillings, Bierman and Santo J. Costa, President and Chief Operating Officer of Quintiles and discussed the opportunities for synergies between the parties. The parties executed a confidentiality and standstill agreement on December 4, 1998, and representatives of both companies held additional discussions on December 4 and 5, 1998. Pursuant to the terms of the confidentiality and standstill agreement, ENVOY agreed that it would not solicit additional offers during the period ending December 12, 1998, and, thereafter, orally agreed, if proposed economic and other transaction terms were satisfactory, to continue through December 21, 1998 to negotiate an acquisition transaction exclusively with Quintiles.

     Representatives of Quintiles, Goldman Sachs, ENVOY and Morgan Stanley conducted due diligence from December 6 through December 15, 1998. On December 12, 1998, Quintiles proposed financial terms which included the exchange ratio. On December 13, the board of directors of ENVOY received a preliminary analysis from Morgan Stanley and from counsel concerning the financial and other proposed transaction terms. Representatives of Quintiles and ENVOY negotiated the terms of the merger agreement from December 12 through December 15, 1998. On December 15, 1998, the respective boards of directors of Quintiles and ENVOY, following presentations by financial and legal advisors, unanimously approved the merger agreement. The merger agreement was executed later in the evening on December 15, 1998 and a press release announcing the transaction was released prior to the opening of the market on December 16, 1998

ENVOY REASONS FOR THE MERGER

     The ENVOY board of directors believes that the terms of the merger are fair to, and in the best interests of, ENVOY and its shareholders. Accordingly, the ENVOY board of directors has unanimously approved the merger agreement and recommends approval and adoption by the shareholders of ENVOY.

     In reaching the decision to approve the merger agreement and recommend approval thereof to the shareholders, the ENVOY board of directors considered a number of factors, including the information presented to it by ENVOY's management, financial advisors and legal advisors, and weighed the factors associated with the transaction. Without assigning any relative or specific weights to the factors, the ENVOY board of directors considered the following material factors:

     - the financial terms of the merger, as the transaction is anticipated to provide ENVOY shareholders with Quintiles common stock at a significant premium over the market price for shares of ENVOY common stock prevailing prior to the public announcement of the proposed transaction;

     - the overall terms of the merger, including, among other things, (1) the treatment of the merger as a tax-free exchange of ENVOY capital stock for Quintiles common stock for federal income tax purposes; (2) the fixed exchange ratio which will allow ENVOY shareholders to share in any potential increases in the price of Quintiles common stock; (3) the right of the ENVOY board of directors to terminate the merger agreement in the event that the price of Quintiles common stock falls below a certain level, thus ensuring that if the transaction goes forward, ENVOY shareholders will receive a guaranteed minimum value for their shares of ENVOY common stock; (4) the right of the ENVOY board of directors to exercise its fiduciary duty and to engage in discussions with other parties regarding alternative transactions; (5) the size of the termination fee payable in certain circumstances; (6) the proposed employment arrangements for certain ENVOY employees and the employee benefits provisions set forth in the merger agreement; and (7) the conditions of the parties to closing;

     - historical and prospective information regarding the business of ENVOY, its results of operations, financial condition and operating and acquisition prospects as a stand-alone entity;

     - historical and prospective information regarding the business of Quintiles, its results of operations, financial condition, recent acquisitions and prospects;

     - strategic merits of the merger, including, but not limited to, (1) the opportunity to enter new markets and develop new services and products,
       (2) the ability to further or develop relationships with Quintiles' existing customer base of healthcare providers, payers and pharmaceutical companies, and (3) the belief that the merger will provide ENVOY with the opportunity to more fully achieve its goals in the healthcare EDI and transaction processing industry;

     - the presentation and opinion rendered by ENVOY's financial advisor, Morgan Stanley, on December 15, 1998 to the effect that as of that date, from a financial point of view, the exchange ratio set forth in the merger agreement was fair to the holders of ENVOY common stock. A copy of Morgan Stanley's written opinion, dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken is attached as Appendix D to this Joint Proxy Statement/Prospectus and is incorporated herein by reference (see "-- Opinion of ENVOY's Financial Advisors");

     - the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay; and

     - the benefits of affiliation with a larger parent entity, including the opportunity to realize certain economies of scale, increase efficiencies of operation to the benefit of shareholders and customers and develop new products and services.

     The board of directors of ENVOY considered certain factors which may be characterized as countervailing considerations and risks, including, but not limited to:

     - the recent high trading price of Quintiles common stock and the risk that it may decline following announcement of the merger;

     - the risks inherent in attempting to successfully integrate the management of ENVOY with Quintiles and the general difficulties that may be encountered in integrating the two companies;

     - the cessation of operations as an independent company and retention of the personnel necessary to continue to grow and develop ENVOY;

     - the cost of the transaction and the integration of ENVOY into Quintiles and the possible adverse impact on results of operations of Quintiles; and

     - other risks described under "Risk Factors You Should Consider."

     The foregoing discussion of the information and factors considered and given weight by ENVOY's board of directors is not intended to be exhaustive. In reaching the determination to approve and recommend approval and adoption of the merger agreement, in view of the wide variety of factors considered in connection with its evaluation thereof, the board of directors of ENVOY did not assign any relative or specific weights to the foregoing or other factors, and individual directors may have given different weights to the various factors. The terms of the merger were the result of arm's-length negotiations between representatives of ENVOY and representatives of Quintiles. Based upon the consideration of the foregoing factors, the ENVOY board of directors unanimously approved the merger agreement and the transactions contemplated thereby as being in the best interests of ENVOY and its shareholders. Each member of the ENVOY board of directors has agreed to vote his shares of ENVOY common stock in favor of the merger.

     ENVOY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ENVOY SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

QUINTILES REASONS FOR THE MERGER

     The Quintiles board of directors believes that the merger is in the best interests of Quintiles and its shareholders and unanimously approved the merger agreement and the issuance of shares in connection with the merger. In reaching this determination, the Quintiles board of directors considered a number of factors, including, among others:

     - information pertaining to Quintiles' and ENVOY's respective businesses, prospects, historical and projected financial performances, financial conditions and operations;

     - analyses of the respective projected contributions to net revenue, operating profit and net income of each company;

     - ENVOY's established infrastructure and network systems which support its position as a market leader in the healthcare EDI and transaction processing industry;

     - analysis of the business and capabilities of the combined companies;

     - reports from management on Quintiles' due diligence investigation of ENVOY;

     - the business, reputation and capabilities of the management of ENVOY, as well as the compatability of the management teams and corporate cultures of Quintiles and ENVOY; and

     - the opinion of Goldman Sachs described below.

     In addition, the Quintiles board of directors considered that the merger may facilitate Quintiles' pursuit of its goals and strategies, for the following reasons, among others:

     - ENVOY's access to healthcare information could form the basis for new data mining products and services which could be provided to Quintiles' existing customers and other companies in the broader healthcare industry;

     - ENVOY's expertise would enhance Quintiles' opportunity to create new products and enter new markets to provide value-added analysis and market research through the addition of ENVOY's near real-time production of raw prescription data and other claims data;

     - ENVOY's existing products and services and potential new products and services would expand Quintiles' interface with a broader spectrum of participants in the healthcare industry; and

     - certain of ENVOY's products, services and operations would enhance the ability of certain of Quintiles' operating divisions to meet the needs of its existing customers.

     In its deliberations concerning the merger, the Quintiles board of directors also considered various additional risks and uncertainties, including:

     - the historical and projected future financial performance of ENVOY;

     - the percentage of ownership reduction to Quintiles shareholders resulting from the issuance of Quintiles common stock to the ENVOY shareholders;

     - the risk that the public market price of Quintiles common stock might be adversely affected by the announcement of completion of the merger;

     - ENVOY's competitive position in the healthcare EDI and transaction processing industry and the competitive nature of that business;

     - the risk that the combined company might not achieve revenue equal to the sum of the separate companies' anticipated revenues;

     - the risk that Quintiles will not be able to obtain the other benefits Quintiles seeks from the merger, including the ability to successfully provide data mining and new products and services using data ENVOY processes;

     - the cost of the integration of ENVOY into Quintiles and its impact on the results of the combined company after the merger; and

     - other risks described under "Risk Factors You Should Consider" above.

     The foregoing discussion of the information and factors considered and given weight by Quintiles' board of directors is not intended to be exhaustive. In reaching the determination to approve and recommend approval and adoption of the merger agreement, in view of the wide variety of factors considered in connection with its evaluation thereof, the board of directors of Quintiles did not assign any relative or specific weights to the foregoing or other factors, and individual directors may have given different weights to the various factors. The terms of the merger were the result of arm's-length negotiations between representatives of ENVOY and representatives of Quintiles. Based upon the consideration of the foregoing factors, the Quintiles board of directors unanimously approved the merger agreement and the transactions contemplated thereby as being in the best interests of Quintiles and its shareholders.

     QUINTILES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT QUINTILES SHAREHOLDERS VOTE IN FAVOR OF ISSUING SHARES IN CONNECTION WITH THE MERGER.

OPINION OF ENVOY'S FINANCIAL ADVISORS

     Morgan Stanley was retained by ENVOY to act as financial advisor in connection with the merger and related matters, based upon Morgan Stanley's qualifications, expertise and reputation. On December 15, 1998, Morgan Stanley rendered an oral opinion, (the "Morgan Stanley Opinion")which was confirmed in writing, to the ENVOY board of directors that, as of such date, and based upon and subject to the considerations set forth in the written opinion, the exchange ratio pursuant to the merger agreement is fair from a financial point of view to the holders of shares of ENVOY common stock. Morgan Stanley subsequently confirmed its December 15, 1998 opinion by delivery to the ENVOY board of directors of a written opinion dated as of the date of this Joint Proxy Statement/Prospectus.

     THE FULL TEXT OF THE MORGAN STANLEY OPINION, DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE MORGAN STANLEY OPINION IS DIRECTED TO THE ENVOY BOARD OF DIRECTORS AND THE FAIRNESS OF THE EXCHANGE RATIO SET FORTH IN THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES OF ENVOY COMMON STOCK AS OF THE DATE OF SUCH OPINION AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY ENVOY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE ENVOY SPECIAL MEETING HELD IN CONNECTION WITH THE MERGER. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MORGAN STANLEY OPINION ATTACHED AS APPENDIX D HERETO. SHAREHOLDERS OF ENVOY ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY.

     In arriving at the Morgan Stanley Opinions, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of ENVOY and Quintiles, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning ENVOY and Quintiles prepared by the managements of ENVOY and Quintiles, respectively;
(iii) analyzed certain financial projections prepared by the managements of ENVOY and Quintiles, respectively; (iv) discussed the past and current operations and financial condition and the prospects of ENVOY, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of ENVOY; (v) discussed the past and current operations and financial condition and the prospects of Quintiles, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Quintiles; (vi) reviewed the pro forma impact of the merger on Quintiles' earnings per share and other financial ratios; (vii) reviewed the reported prices and trading activity for the ENVOY common stock and the Quintiles common stock; (viii) discussed with the senior managements of ENVOY and Quintiles certain research analyst projections for ENVOY and Quintiles, respectively; (ix) compared the financial performance of ENVOY and Quintiles and the prices and trading activity of the ENVOY common stock and the Quintiles common stock with that of certain other comparable publicly traded companies and their securities;
(x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (xi) participated in discussions among representatives of ENVOY and Quintiles and their financial and legal advisors;
(xii) reviewed the merger agreement and certain related documents; and (xiii) performed such other analyses as Morgan Stanley deemed appropriate.

     In arriving at the Morgan Stanley Opinions, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of ENVOY and Quintiles. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger would be accounted for as a pooling-of-interests business combination in accordance with generally accepted accounting principles and the merger would be treated as a tax-free reorganization and/or exchange pursuant to the Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of ENVOY, nor was Morgan Stanley furnished with any such appraisals. The Morgan Stanley Opinions were necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the Morgan Stanley Opinions. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of ENVOY.

     The following is a summary of certain of the financial analyses performed by Morgan Stanley in connection with its rendering the Morgan Stanley Opinion to the ENVOY board of directors on December 15, 1998.

     HISTORICAL COMMON STOCK PERFORMANCE. Morgan Stanley's analysis of ENVOY common stock performance consisted of an historical analysis of closing prices and trading volumes over the period from December 11, 1997 to December 15, 1998. During that period, based on closing prices on The Nasdaq Stock Market, ENVOY common stock achieved a high closing price of $55.00 on June 23, 1998 and a low closing price of $17.19 on October 13,

1998. Additionally, Morgan Stanley noted that ENVOY common stock closed at a price of $42.25 on December 15, 1998, the last trading day before the announcement of the transaction.

     Morgan Stanley's analysis of Quintiles common stock performance consisted of an historical analysis of closing prices and trading volumes over the period from December 11, 1997 to December 15, 1998. During that period, based on closing prices on The Nasdaq Stock Market, Quintiles common stock achieved a high closing price of $56.19 on December 15, 1998 and a low closing price of $33.38 on September 1, 1998. Morgan Stanley noted that Quintiles common stock closed at a price of $56.19 on December 15, 1998, the last trading day before the announcement of the transaction.

     COMPARATIVE STOCK PRICE PERFORMANCE. Morgan Stanley performed an historical analysis of closing prices from December 11, 1997 to December 11, 1998 of: ENVOY common stock; the S&P 400 Index; National Data Corporation; and an index of comparable healthcare information companies ("ENVOY Comparable Companies") consisting of Daou Systems, Inc., Healthcare Recoveries, Inc., MedQuist, Inc., Superior Consultant Holdings Corporation, Medical Manager Corporation, IDX Systems Corporation, HBO & Company, Cerner Corporation, Shared Medical Systems Corporation, and Quadramed Corporation. Morgan Stanley observed that over this period, ENVOY common stock increased 44%, the S&P 400 Index increased 27%, National Data Corporation increased 7%, and the index of the ENVOY Comparable Companies increased 10%.

     Morgan Stanley also performed an historical analysis of closing prices from December 11, 1997 to December 11, 1998 of: Quintiles common stock; the S&P 400 Index; and an index of comparable contract research companies ("Quintiles Comparable Companies") consisting of Applied Analytical Industries, Inc., BioReliance Corporation, ClinTrials Research Inc., Covance Inc., ICON plc, Kendle International, Inc., Parexel International Corporation, and Pharmaceutical Product Development, Inc. Morgan Stanley observed that over the period from December 11, 1997 to December 11, 1998, Quintiles common stock increased 59%, the S&P 400 Index increased 27% and the index of Quintiles Comparable Companies increased 14%.

     COMPARABLE PUBLIC COMPANY ANALYSIS. As part of its analysis, Morgan Stanley compared certain publicly available financial information of certain comparable publicly traded healthcare information companies, including National Data Corporation and the ENVOY Comparable Companies (collectively "Healthcare Information Companies") and applied these statistics to the financial performance of ENVOY. Such financial information included the price to earnings multiple, the ratio of the price to earnings multiple to the forecasted long-term growth rate, and the aggregate value to earnings before interest, tax, depreciation and amortization ("EBITDA") multiple based on I/B/E/S International Inc. ("IBES") median earnings per share forecasts, research analysts' estimates of forward operating performance, and the latest publicly available Forms 10-K and 10-Q filed with the SEC.

     Such analyses indicated that as of December 11, 1998 and based on a compilation of IBES estimates, ENVOY traded at 28.0 times forecasted earnings for the calendar year 1999 (representing a multiple of 0.9 times its forecasted, long-term growth rate), and aggregate value represented 29.0 times EBITDA for the twelve months ended September 30, 1998 ("LTM EBITDA"). These multiples compared to a range of multiples based on 1999 forecasted earnings (13.0 to 43.8 times, 27.2 median), the ratio of the price to 1999 earnings multiple to the forecasted long-term growth rate (0.3 to 1.5 times, 0.8 median), and multiple of aggregate value to LTM EBITDA (9.2 to 30.5 times, 19.6 median) for the Healthcare Information Companies, respectively.

     As part of its analysis, Morgan Stanley also compared certain publicly available financial information of the Quintiles Comparable Companies and applied these statistics to the financial performance of Quintiles. Such financial information included the price to earnings multiple, the ratio of the price to earnings multiple to the forecasted long-term growth rate, and the aggregate value to EBITDA multiple based on IBES median earnings per share forecasts, research analysts' estimates of forward operating performance, and the latest publicly available Forms 10-K and 10-Q filed with the SEC. Such analyses indicated that as of December 11, 1998 and based on a compilation of IBES estimates, Quintiles traded at 40.4 times forecasted earnings for the calendar year 1999 (representing a multiple of 1.1 times its forecasted, long-term growth rate), and aggregate value represented 26.7 times LTM EBITDA. These multiples compared to a range of multiples based on 1999 forecasted earnings (12.1 to 35.6 times, 26.7 median), the ratio of the price to 1999 earnings multiple to the forecasted long-term growth rate (0.6 to 1.3 times, 0.9 median), and multiple of aggregate value to LTM EBITDA (4.5 to 38.6 times, 14.7 median) for the Quintiles Comparable Companies, respectively.

     No company utilized in the comparable public company analysis or the comparable stock price performance analysis is identical to ENVOY or Quintiles. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of ENVOY or Quintiles and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the comparable companies and the comparable stock price performance, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ENVOY or Quintiles, such as the impact of competition on ENVOY or Quintiles and the industry generally, industry growth and/or technological change and the absence of any adverse material change in the financial conditions and prospects of ENVOY or Quintiles or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable company data.

     DISCOUNTED CASH FLOW ANALYSIS. Morgan Stanley performed a discounted cash flow analysis of ENVOY based on certain financial projections prepared by ENVOY management for ENVOY as a stand-alone company for the years 1999 through 2003. Morgan Stanley discounted the unlevered free cash flows of ENVOY over the forecast period at a range of discount rates of 13.0% to 14.0%, representing an estimated weighted average cost of capital for ENVOY, and terminal values based on a range of net income multiples based on net income multiples representative of comparable companies of 26.0 times to 30.0 times. Unlevered free cash flow was calculated as net income available to stockholders plus the aggregate of depreciation and amortization, deferred taxes, and other non-cash expenses and after-tax net interest expense less the sum of capital expenditures and investment in non-cash working capital. The present values determined from these analyses were then adjusted for long-term liabilities, including debt net of cash, to arrive at an equity value.

     ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Using publicly available information, Morgan Stanley reviewed the terms of certain announced, pending or completed healthcare information services acquisition transactions (collectively, the "Healthcare Information Services Transactions"). Based on the overall range of Healthcare Information Services Transactions, Morgan Stanley applied a range of multiples of aggregate value to trailing revenues of approximately 4.0 to 6.0 and the range of multiples of aggregate value to EBITDA for the last twelve months of approximately 20.0 to 25.0.

     No transaction utilized as a comparison in the analysis of selected precedent transactions is identical to the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the acquisition value of the companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond the control of ENVOY, such as the impact of competition on ENVOY and the industry generally, and the absence of any adverse material change in the financial conditions and prospects of ENVOY or the industry or the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using precedent transactions data.

     EXCHANGE RATIO ANALYSIS. Morgan Stanley analyzed the ratio of closing prices per share of ENVOY common stock and Quintiles common stock from December 11, 1997 to December 11, 1998. Morgan Stanley observed that the implied exchange ratio had averaged 0.786 since December 11, 1997, 0.755 over the last month period ending December 11, 1998, and 0.749 over the last two weeks ending December 11, 1998. Morgan Stanley also observed that the implied exchange ratio based on the closing market prices of ENVOY common stock and Quintiles common stock on December 11, 1998 was 0.734. Morgan Stanley noted that the exchange ratio represented premiums of 48%, 54%, 56%, and 59% over the average exchange ratios for the periods since December 11, 1997, the last month, the last two weeks and for the implied exchange ratio based on the closing market prices on December 11, 1998, respectively.

     PRO FORMA ANALYSIS OF THE MERGER. Morgan Stanley performed certain pro forma analyses of the merger on the earnings per share of the combined company in 1999 and 2003. The pro forma results were based on projected earnings derived from IBES estimates for Quintiles and management's estimates for ENVOY. The pro forma analysis also took into account the synergies and cost savings expected to be derived from the merger as estimated by the managements of ENVOY and Quintiles. Morgan Stanley noted that, based upon the estimates of ENVOY's management, the merger would be approximately breakeven to 1999 and accretive to Quintiles' 2000 earnings per share.

     In connection with its written opinion dated as of the date of this Joint Proxy Statement/Prospectus, Morgan Stanley reviewed the analyses used to render its December 15, 1998 opinion by performing procedures to update certain such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley Opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of ENVOY or Quintiles.

     In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ENVOY or Quintiles. The analyses performed by Morgan

Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement and were provided to the ENVOY board of directors in connection with the delivery of the Morgan Stanley Opinion dated December 15, 1998. The analyses do not purport to be appraisals or to reflect the prices at which ENVOY or Quintiles might actually be sold. In addition, as described above, the Morgan Stanley Opinion dated December 15, 1998 was one of many factors taken into consideration by the ENVOY board of directors in making its determination to approve the merger. The exchange ratio pursuant to the merger agreement was determined through arms'-length negotiations between ENVOY and Quintiles and was approved by the ENVOY board of directors.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Morgan Stanley may continue to provide investment banking services to the combined entity in the future. In the ordinary course of its trading, brokerage and financing activities, Morgan Stanley and its affiliates may, at any time, have a long or short position in, and buy and sell the debt or equity securities and senior loans of ENVOY or Quintiles for its account or the account of its customers. Morgan Stanley and its affiliates have, in the past, provided financial advisory services to ENVOY and Quintiles and have received fees for the rendering of such services.

     Pursuant to a letter agreement dated December 13, 1998, ENVOY has agreed to pay Morgan Stanley (i) an advisory fee which is payable in the event that the merger is not completed, and (ii) if the merger is completed, a transaction fee including a customary incentive fee based upon the average closing price of Quintiles common stock at the effective time of the merger. Based on the five day average closing price for Quintiles common stock ending one day prior to the date of this Joint Proxy Statement/Prospectus the fee would be approximately $6,000,000. ENVOY has agreed, among other things, to reimburse Morgan Stanley for all expenses incurred in connection with the services provided by Morgan Stanley. In addition, ENVOY has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities, including liabilities under federal securities laws, and expenses, related to or arising out of Morgan Stanley's engagement and the transactions in connection therewith.

OPINION OF QUINTILES' FINANCIAL ADVISORS

     On December 15, 1998, Goldman, Sachs & Co. delivered its written opinion to the Quintiles board of directors that, as of the date of such opinion, the exchange ratio pursuant to the merger agreement is fair from a financial point of view to Quintiles.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED DECEMBER 15, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. QUINTILES SHAREHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the merger agreement; (ii) the Annual Reports to Shareholders and Annual Reports on

Forms 10-K and amendments thereto of ENVOY and Quintiles for the three years ended December 31, 1997; (iii) certain interim reports to shareholders and Quarterly Reports on Forms 10-Q and amendments thereto of ENVOY and Quintiles;
(iv) certain reports on Forms 8-K and amendments thereto of ENVOY and Quintiles;
(v) certain other communications from ENVOY and Quintiles to their respective shareholders; (vi) certain internal financial analyses and forecasts for ENVOY prepared by the management of ENVOY and approved for use in connection with its opinion by the management of Quintiles (the "ENVOY Forecasts"); (vii) certain internal financial analyses and summary forecasts for Quintiles prepared by its management; and (viii) certain cost savings and operating synergies projected by the managements of Quintiles and ENVOY to result from the transactions contemplated by the merger agreement (the "Synergies"). Goldman Sachs also held discussions with members of the senior management of Quintiles and ENVOY regarding the strategic rationale for, and the potential benefits of, the transactions contemplated by the merger agreement and the past and current business operations, financial condition, and future prospects of their respective companies. As part of such discussions, Goldman Sachs was advised by management of Quintiles that the merger significantly advances Quintiles' overall strategic goals in the healthcare information technology industry. In addition, Goldman Sachs reviewed the reported price and trading activity for the ENVOY common stock and the Quintiles common stock, compared certain financial and stock market information for ENVOY and Quintiles with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the healthcare information technology industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed with Quintiles' consent that the ENVOY Forecasts and the Synergies were reasonably prepared and reflect, in each case, the best currently available estimates and judgments of ENVOY and Quintiles, and that the ENVOY Forecasts and the Synergies will be realized in the amounts and time periods contemplated thereby. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Quintiles or ENVOY or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs has also assumed with the consent of Quintiles that the transaction contemplated by the merger agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. Goldman Sachs' advisory services and the opinion referred to herein are provided for the information and assistance of the board of directors of Quintiles in connection with its consideration of the transactions contemplated by the merger agreement and such opinion does not constitute a recommendation as to how any holder of Quintiles common stock should vote with respect to such transaction.

     The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its opinion to Quintiles' board of directors on December 15, 1998.

     HISTORICAL STOCK TRADING ANALYSIS. Goldman Sachs reviewed the historical trading prices for the ENVOY common stock and Quintiles common stock. In addition, Goldman Sachs analyzed the consideration to be received by holders of ENVOY common stock pursuant to the merger agreement in relation to the December 11, 1998 prices, latest twelve months ("LTM") high and low prices and average market prices of the ENVOY common stock and Quintiles common stock for one month, three month, six month, one year and three year average periods. Such analysis indicated that the premium implied by the price of the Quintiles common stock multiplied by the exchange ratio at the various points or averages compared to the comparable point or average for ENVOY common stock were 58.8% based upon the December 11, 1998 stock prices and ranged from 115.8% based upon the two companies' respective LTM low stock prices to 18.4% based upon the two companies' respective LTM high stock prices.

     SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared certain financial information relating to ENVOY to corresponding financial information, ratios and public market multiples for 11 publicly traded corporations: National Data Corporation, Proxymed, Inc., Synetic, Inc., Harbinger Corporation, Sterling Commerce, Inc., Cerner Corporation, Computer Sciences Corporation, Eclipsys Corporation, HBO & Company, IMS Health Incorporated and Shared Medical Systems Corporation (the "Selected Companies"). The Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to that of ENVOY. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of ENVOY and the Selected Companies were calculated using the closing prices of the ENVOY common stock and each of the respective Selected Companies on their respective primary exchanges or markets on December 11, 1998. The multiples and ratios for ENVOY and the Selected Companies were also based on the most recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated amount of debt less cash) as a multiple of LTM sales, as a multiple of LTM EBITDA and as a multiple of LTM earnings before interest and taxes ("EBIT"). Goldman Sachs' analyses of the Selected Companies indicated levered multiples of LTM sales, which ranged from 8.8x to 1.5x, LTM EBITDA, which ranged from 25.7x to 8.7x, and LTM EBIT, which ranged from 35.4x to 12.6x compared to levered multiples of 6.1x, 21.7x and 64.1x, respectively, for ENVOY. Goldman Sachs also considered for the Selected Companies estimated calendar year 1998 and 1999 price/earnings ratios, which, excluding one company with no earnings, ranged from 83.3x to 19.4x for estimated calendar year 1998 and 49.0x to 16.0x for estimated calendar year 1999 compared to 36.6x and 28.0x, respectively, for ENVOY; LTM margins as a percentage of EBITDA and of EBIT, which ranged from 42.7% to 12.7% and 35.4% to 6.9%, respectively, compared to 28.0% and 9.5%, respectively, for ENVOY; price/earnings ratios as a multiple of growth rate for the estimated calendar year 1998 and 1999, which, excluding one company with no earnings, ranged from 2.2x to 0.8x for estimated calendar year 1998 and 1.7x to 0.6x for estimated calendar year 1999 compared to 1.2x and 0.9x, respectively for ENVOY; and a five-year projected earnings per share ("EPS") growth rate provided by Institutional Brokers Estimate System ("IBES") ranging, excluding one company with no earnings, from 70.0% to 17.0% compared to 30.0% for ENVOY. The review also indicated that market capitalization as a multiple of book value ranged from 14.5x to 2.7x for the Selected Companies, compared to 6.8x for ENVOY.

     SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs analyzed certain information relating to ten selected transactions in the healthcare information technology industry since 1997 (the "Selected Transactions"). The Selected Transactions were chosen because they involved companies with operations that for the purposes of analysis may be considered similar to that of ENVOY. Such analysis indicated that for the Selected Transactions, in each case assuming a price for Quintiles common stock of $55.75, (i) levered aggregate consideration as a multiple of LTM revenues ranged from 9.5x to 2.3x, as compared to approximately 9.3x

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

estimated calendar year 1998 revenues for the levered aggregate consideration to be paid in the merger, (ii) levered aggregate consideration as a multiple of LTM EBITDA ranged from 230.0x to 16.7x, as compared to approximately 28.9x estimated calendar year 1998 EBITDA for the levered aggregate consideration to be paid in the merger, (iii) levered aggregate consideration as a multiple of LTM EBIT ranged from 41.5x to 19.8x, as compared to approximately 39.4x estimated calendar year 1998 EBIT for the levered aggregate consideration to be paid in the merger, and (iv) equity aggregate consideration as a multiple of LTM net income ranged from 768.4x to 38.5x, as compared to approximately 67.6x estimated calendar year 1998 net income for the equity consideration to be paid in the merger.

     PRO FORMA MERGER ANALYSIS. Goldman Sachs performed an analysis of the pro forma impact of the merger on the Quintiles projected earnings per share, based on IBES estimates and on estimates provided by the managements of Quintiles and ENVOY. For purposes of this analysis, Goldman Sachs used estimates provided by the managements of Quintiles and ENVOY that the merger would generate pre-tax synergies of $7.01 million in 1999, $9.03 million in 2000 and $15.35 million in 2001. After giving effect to such synergies, this analysis showed an essentially breakeven impact for Quintiles shareholders in 1999 and a slight accretion for Quintiles shareholders in 2000 and 2001, based on a variety of scenarios that incorporated both IBES estimates and management estimates. The analysis also showed that earnings per share would be adversely affected as compared to the estimates above if projected synergies were not realized.

     CONTRIBUTION ANALYSIS. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, revenues, EBIT and net income) for Quintiles, ENVOY and the pro forma combined entity resulting from the merger based on historical information from company reports and management projections from Quintiles and ENVOY. This analysis indicated that based upon expected revenues and EBIT in 1998 and 1999 and expected net income in 1998 through 2001, Quintiles would have contributed between 73.9% and 87.7% of such amounts for the combined companies as compared with an implied ownership by Quintiles shareholders of 73.2% of the Quintiles common stock based on the exchange ratio.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Quintiles or ENVOY or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the Quintiles board of directors as to the fairness from a financial point of view to Quintiles of the exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Quintiles, ENVOY, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the board of directors of Quintiles was one of many factors taken into consideration by the Quintiles board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix C hereto.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Quintiles selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger and has provided certain investment banking services to Quintiles from time to time.

     Goldman Sachs provides a full range of financial, advisory and securities services and in the course of its normal trading activities may, from time to time, effect transactions and hold securities, including derivative securities, of Quintiles and/or ENVOY for its own account and for the accounts of customers. As of December 15, 1998, Goldman Sachs had accumulated a long position of 363,241 shares of Quintiles common stock, options to purchase 1,200 shares of Quintiles common stock, options to sell 1,200 shares of Quintiles common stock, and $621,100 in convertible debentures of Quintiles.

     Pursuant to a letter agreement dated December 14, 1998 (the "Engagement Letter"), Quintiles engaged Goldman Sachs to act as its financial advisor in connection with the possible acquisition of all or a portion of the stock or assets of ENVOY. Pursuant to the terms of the Engagement Letter, Quintiles has agreed to pay Goldman Sachs, upon consummation of the merger, a transaction fee of $8,500,000. Quintiles has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

INTERESTS OF PERSONS IN THE MERGER OTHER THAN AS SHAREHOLDERS

     In considering the recommendations of the respective boards of directors relating to the merger, shareholders should be aware that some officers and directors of ENVOY have interests in the merger in addition to their interests as shareholders. The board of directors of each of the companies was aware of these interests and took these interests into account in approving the merger agreement and the transactions contemplated thereby. These interests include, among other things: (1) the appointment of Messrs. Goad, Kever and William E. Ford (all of whom are currently serving as directors of ENVOY) to the Quintiles board of directors after the merger; (2) the acceleration of the vesting of options to purchase shares of ENVOY common stock held by certain executive officers of ENVOY pursuant to the terms of their respective employment agreements; (3) amendments to certain employment agreements of certain members of ENVOY's management team, including without limitation, Messrs. Goad, Kever, McNamara, and Seymour as well as Dr. Ober; and (4) the continuation of the indemnification rights and liability insurance of directors and officers of ENVOY.

Composition of Quintiles' Board Following the Merger

     In connection with the merger and the transactions contemplated thereby, Messrs. Goad, Kever and Ford, current members of ENVOY's board of directors, will become members of Quintiles' board of directors as soon as practicable after the effective time of the merger (as defined below in "-- Effective Time of the Merger"). Quintiles also has agreed to nominate

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

Messrs. Goad, Kever and Ford to stand for election as directors at the 1999 annual meeting of Quintiles shareholders.

Acceleration of Vesting of Stock Options

     Pursuant to the terms of their respective employment agreements, all the options to purchase ENVOY common stock held by Fred C. Goad, Jr., Jim D. Kever, Kevin M. McNamara, Harlan F. Seymour and Gregory T. Stevens, which are not fully vested as of the effective time of the merger, shall become fully vested and exercisable in accordance with their respective terms. As of the date hereof, nonvested options for the purchase of the number of shares set forth next to such person's name shall accelerate upon the effective time of the merger: Fred
C. Goad, Jr. (285,000 shares), Jim D. Kever (295,000 shares), Kevin M. McNamara (152,500 shares), Harlan F. Seymour (125,000 shares) and Gregory T. Stevens (67,000 shares).

Employment and Non-Competition Agreements

     ENVOY has existing employment agreements with certain executives, which will remain in effect following the effective time of the merger. Pursuant to the terms of the merger agreement, amendments are required to be made to the existing employment agreements of Mr. Kever and Dr. Ober, as more particularly described below. Messrs. Goad, McNamara and Seymour also are required to: (1) agree to amend their existing employment agreements to cause the change of control benefits contained therein to be terminated and eliminated as of the effective time of the merger; or (2) elect to receive the existing change of control benefits. If such person elects option (2), he must do so prior to the effective time of the merger and terminate his existing employment agreement and current employment with ENVOY as of the effective time of the merger. Termination of employment as of the effective time of the merger by Messrs. Goad, McNamara or Seymour will result in lump sum termination payments as follows: (1) to Mr. Goad in an amount equal to 2.99 times the sum of his then current annual base salary and the average of his annual bonus received during the two preceding years (the "Average Bonus"); (2) to Mr. McNamara in an amount equal to two times the sum of his then current annual base salary and Average Bonus; and (3) to Mr. Seymour in an amount equal to the sum of his then current annual base salary and Average Bonus.

     Pursuant to the employment agreements of each of Messrs. Goad, Kever, McNamara and Seymour, ENVOY will pay to any of such executives, where applicable, an amount equal to the excise tax under Section 4999 of the Code, if any, incurred or to be incurred by the executive by reason of the payments under his employment agreement, acceleration of vesting of stock options, or payments under any other plan, agreement or understanding between such executive and ENVOY, constituting "Excess Parachute Payments" (as defined in the employment agreements and Sections 280G(b) and 4999 of the Code), plus all excise taxes and federal, state and local income taxes incurred or to be incurred by the executive with respect to receipt of the payments thereunder. Indemnification by ENVOY under such employment agreements is provided in the event an excise tax is assessed against the executive and such additional payment was not previously paid to the executive. In such event, ENVOY will indemnify the executive for the amount of such tax, including interest and penalties incurred, reasonable fees and expenses and the related federal, state and local income taxes incurred with respect to payment of the excise tax.

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

     In addition, as of the effective time of the merger, ENVOY and Jim D. Kever are required to amend the employment agreement between ENVOY and Mr. Kever dated January 1, 1994, as amended. The amended agreement is to reflect, in mutually satisfactory form, various provisions, including the following: (1) the term shall be three years from the effective time of the merger; (2) Mr. Kever's annual base salary shall be $262,000; (3) Mr. Kever shall be eligible to receive performance and incentive awards at specified executive levels, in addition to discretionary awards; (4) Mr. Kever shall receive such other perquisites and benefits enjoyed by similarly situated senior executives of Quintiles; and (5) in the event that Mr. Kever is terminated for any reason during the three year term or resigns, he will be paid the balance due for the remainder of the contract term at the same times as if employed. In addition, Mr. Kever shall be subject to a non-competition covenant for his term of employment (three years), but in no event for a period of less than eighteen (18) months.

     ENVOY and Dr. N. Stephen Ober also are required to amend the existing employment agreement between ENVOY and Dr. Ober. The amendments include, without limitation, the following provisions: (1) the term shall be three years from the effective time of the merger; (2) Dr. Ober's annual base salary shall be $200,000; (3) Dr. Ober shall be eligible to receive performance and incentive awards at specified executive levels; and (4) Dr. Ober shall receive such other perquisites and benefits enjoyed by similarly situated senior executives of Quintiles. In addition, Quintiles and Dr. Ober shall amend the existing non-competition agreement between ENVOY and Dr. Ober as follows: (1) the restrictive covenants will benefit ENVOY, as the surviving corporation and its affiliates; (2) in the event that Dr. Ober terminates or is terminated prior to the end of his three-year term, he will be paid $350,000 per annum for the remaining term as long as he honors the non-competition agreement; (3) Dr. Ober will be subject to injunction for one year from termination; and (4) Quintiles will have the option to pay Dr. Ober $350,000 in exchange for his agreement to honor the non-competition agreement for an additional year.

Indemnification and Insurance

     All rights to indemnification and exculpation existing in favor of any employee, agent, director or officer of ENVOY and its subsidiaries, as provided in their respective charters, bylaws and applicable indemnification agreements shall survive for four years after the effective time of the merger. If any claim is asserted within the four-year period, all rights to indemnification until final disposition of such claim shall continue until final disposition. In addition, pursuant to the merger agreement, Quintiles shall guarantee all such rights to indemnification and exculpation.

     For four years after the effective time of the merger, ENVOY, as the surviving corporation, shall maintain the policies of director and officer liability insurance currently carried by ENVOY. The surviving corporation may substitute policies of at least the same coverage, containing terms and conditions which are no less advantageous to the indemnified parties, provided that such substitution will not result in any gaps or lapses in coverage with respect to matters occurring prior to the effective time of the merger. In addition, the surviving corporation will not be required to pay an annual premium in excess of 150% of the last annual premium (the "Maximum Amount") paid by ENVOY prior to December 15, 1998. If the surviving corporation is unable to obtain such coverage for the Maximum Amount, it will obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

     In the event that Quintiles merges or is acquired in a transaction in which it is not the surviving corporation, or if Quintiles sells substantially all of its assets, Quintiles shall ensure that its successor or acquiror will assume such indemnification and insurance obligations.

FORM OF THE MERGER

     If (1) the holders of ENVOY common stock and Series B convertible preferred stock approve the merger agreement, (2) the Quintiles shareholders approve the proposal to issue shares of Quintiles common stock, and (3) all other conditions to the merger are satisfied or waived, where permissible, QELS Corp. will be merged with and into ENVOY, with ENVOY being the surviving corporation after the merger. Each share of QELS common stock outstanding immediately prior to the merger will be converted into one share of ENVOY common stock. ENVOY's current bylaws and charter will become those of the surviving corporation; however, ENVOY's charter will be amended to alter the capital structure of the surviving corporation as a wholly owned subsidiary of Quintiles, resulting in authorized capital of 1,000 shares of common stock, par value $0.01 per share. The directors and officers of QELS will become those of the surviving corporation. The date on which the closing of the merger will occur is referred to in this Joint Proxy Statement/Prospectus as the "Closing Date." Quintiles and ENVOY anticipate that the Closing Date will occur as promptly as practicable after the special meetings.

CONSIDERATION FOR THE MERGER

     The merger agreement provides that, at the effective time of the merger, each share of ENVOY common stock and Series B convertible preferred stock issued and outstanding immediately prior to the effective time of the merger (other than any shares owned by ENVOY, Quintiles or QELS) will be converted into the right to receive 1.166 shares of Quintiles common stock. Former ENVOY shareholders will hold approximately 26.7% of the outstanding shares of Quintiles common stock after the merger.

     In lieu of fractional shares of Quintiles common stock, Quintiles will pay an amount in cash (rounded to the nearest cent) equal to the product of (1) the fractional share interest to which an ENVOY shareholder (after taking into account all shares of ENVOY common stock held immediately prior to the effective time of the merger by such shareholder) would otherwise be entitled and (2) the average of the closing sale prices for Quintiles common stock on The Nasdaq Stock Market for each of the 10 trading days ending on the fifth full trading day before the Closing Date.

EFFECTIVE TIME OF THE MERGER

     The "effective time of the merger" will be upon the filing of articles of merger with the Secretary of State of Tennessee or at such other time as specified in the articles of merger. This filing will be made at the same time as the closing of the merger.

PROCEDURES FOR EXCHANGE OF ENVOY STOCK CERTIFICATES

     The conversion of ENVOY common stock and Series B convertible preferred stock (the "ENVOY capital stock") into the right to receive Quintiles common stock will occur automatically at the effective time of the merger. Any shares of ENVOY capital stock owned immediately prior to the effective time of the merger by ENVOY, Quintiles or QELS will be canceled.

     After the effective time of the merger, Quintiles will designate a bank or trust company to act as exchange agent (the "Exchange Agent"), and shall deliver, for the benefit of holders of shares of ENVOY capital stock, certificates representing the shares of Quintiles common stock issuable pursuant to the merger, in accordance with the merger agreement. The Exchange Agent will deliver the certificates representing shares of Quintiles common stock and cash in lieu of fractional shares (in the form of a check) upon surrender for exchange of certificates representing shares of ENVOY capital stock.

     As soon as practicable after the effective time of the merger, Quintiles shall cause the Exchange Agent to mail to each former ENVOY shareholder (1) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to ENVOY capital stock shall pass, only upon proper delivery of the certificates evidencing the ENVOY capital stock to the Exchange Agent and
(2) instructions for how to surrender such certificates.

        YOU SHOULD NOT FORWARD ENVOY CAPITAL STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL.

     Upon surrender of a certificate for ENVOY capital stock to the Exchange Agent, together with an executed letter of transmittal, an ENVOY shareholder will be entitled to receive that number of shares of Quintiles common stock such shareholder has the right to receive in respect of that certificate and cash in lieu of any fractional shares. The surrendered certificates will be canceled.

     Holders of certificates previously representing ENVOY capital stock will not be paid dividends or distributions, if any, with a record date on or after the effective time of the merger on the shares of Quintiles common stock into which such shares have been converted until such certificates are surrendered to the Exchange Agent for exchange. Subject to applicable law, when such certificates are surrendered, any unpaid dividends payable as described above will be paid without interest.

     If an ENVOY shareholder requests that any cash or certificates representing Quintiles common stock be paid to or issued in a different name, then the certificate surrendered must be properly endorsed and the ENVOY shareholder must show that any transfer taxes have been paid or pay the amount of such taxes to the Exchange Agent. Quintiles and the Exchange Agent may withhold funds from consideration to be paid to any certificate holder as required by any tax law; however, the holder will be deemed to have received the full consideration for purposes of the merger agreement.

ANTICIPATED ACCOUNTING TREATMENT

     Quintiles and ENVOY intend for the merger to be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles. Quintiles will restate, retroactively at the effective time of the merger, its consolidated financial statements to include the assets, liabilities, shareholders' equity and results of operation of ENVOY, subject to any adjustments required to conform with the accounting policies and financial statement classifications of the two companies, as if the companies had always been combined. In future financial statements, the results of operations of the combined entities will include the results of both Quintiles and ENVOY for the entire fiscal year in which the merger occurs and all prior fiscal periods presented therein.

     The unaudited pro forma combined condensed financial data contained in this Joint Proxy Statement/Prospectus with respect to Quintiles and ENVOY has been prepared using the pooling-of-interests accounting method to account for the merger. See "Unaudited Pro Forma Combined Condensed Financial Data" on pages F-1 through F-21.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax consequences of the merger to the ENVOY shareholders. The summary is based on the Code, Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date of this Joint Proxy Statement/Prospectus, each of which is subject to change at any time. Any such change, which may or may not be retroactive, could alter the tax considerations discussed below. The discussion below is for general information only and does not address all aspects of United States federal income taxation that may be material to you in connection with the merger in light of your particular status or circumstances, including, without limitation, ENVOY shareholders who are (1) foreign persons, (2) insurance companies, (3) tax-exempt entities, (4) retirement plans, (5) dealers in securities, (6) persons whose shares of ENVOY capital stock were acquired pursuant to the exercise of employee stock options or otherwise as compensation, (7) persons subject to the alternative minimum tax and (8) persons in whose hands the ENVOY capital stock does not represent a capital asset. The discussion below does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than federal income tax laws. The parties will not request a ruling from the IRS in connection with any federal income tax consequences of the merger.

        YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR PARTICULAR TAX CIRCUMSTANCES AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

     ENVOY will receive an opinion from its tax counsel, Bass, Berry & Sims PLC, and Quintiles will receive an opinion from its tax counsel, Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., (collectively, the "Tax Opinions") that the merger will qualify as a reorganization within the meaning of Section 368 of the Code. The Tax Opinions will be based on certain assumptions and upon representations as to certain factual matters made by ENVOY, Quintiles and QELS. Such representations, if incorrect, could jeopardize the conclusions reached in the Tax Opinions. The Tax Opinions neither bind the IRS nor preclude the IRS from adopting a contrary position. An opinion of counsel only represents such counsel's best legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues.

     The material United States federal income tax consequences to the ENVOY shareholders that will result from the merger qualifying as a reorganization are as follows:

        (1) an ENVOY shareholder will not recognize any gain or loss upon the receipt of Quintiles common stock solely in exchange for his shares of ENVOY capital stock pursuant to the merger;

        (2) the aggregate tax basis of Quintiles common stock received by an ENVOY shareholder in the merger (including fractional share interests for which cash is received) will equal the aggregate tax basis of that shareholder in the ENVOY capital stock surrendered by that shareholder in the merger (if a shareholder holds both ENVOY common stock and Series B convertible preferred stock, the basis of each such class shall be allocated separately to the Quintiles common stock received with respect to each such class);

        (3) the receipt by an ENVOY shareholder of cash in lieu of a fractional share of Quintiles common stock will result in the recognition of gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the ENVOY shareholder's basis in the fractional share interest. Such gain or loss will be treated as capital gain or loss, provided the receipt of cash in lieu of the fractional share does not have the effect of the distribution of a dividend to the ENVOY shareholder and provided that the ENVOY shareholder held the ENVOY capital stock as a capital asset; and

        (4) the holding period of the Quintiles common stock received by an ENVOY shareholder in the merger (including fractional share interests) will include the period during which the shareholder held the ENVOY common stock or Series B convertible preferred stock, as the case may be, surrendered in the merger in exchange for such Quintiles common stock.

AMENDMENT OF ENVOY RIGHTS AGREEMENT

     ENVOY has amended the ENVOY Rights Agreement (as defined and discussed below in "Comparison of the Rights of Holders of Quintiles Capital Stock and ENVOY Capital Stock") to provide that, so long as the merger agreement has not been terminated, neither the approval, execution or delivery of the merger agreement or the stock voting agreement, nor the consummation of the transactions contemplated thereby, will cause the Rights (as defined below in "Comparison of the Rights of Holders of Quintiles Capital Stock and ENVOY Capital Stock") issued and outstanding to become exercisable pursuant to the ENVOY Rights Agreement.

REGULATORY APPROVALS REQUIRED

     The HSR Act requires both Quintiles and ENVOY to furnish certain information and materials to the Antitrust Division of the Department of Justice and the FTC and requires a 30-day waiting period to expire or be terminated before the merger can be completed. This waiting period may be extended by requests for additional information. On January 14, 1999, ENVOY, Quintiles and certain affiliates of ENVOY filed the required notification and report forms with the Antitrust Division and FTC. Early termination of the waiting period was granted on February 5, 1999.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF ENVOY COMMON STOCK

     It is a condition to the merger that any shares of Quintiles common stock issuable in the merger be authorized for listing on The Nasdaq Stock Market, subject to official notice of issuance. If the merger is consummated, the ENVOY common stock will cease to be listed on The Nasdaq Stock Market. In addition, ENVOY will deregister the ENVOY common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, will no longer be required to file periodic reports pursuant to the Exchange Act.

NO DISSENTERS' RIGHTS

     Neither the holders of ENVOY common stock nor the holders of Quintiles common stock are entitled to dissenters' or appraisal rights in connection with the merger. The holders of ENVOY Series B convertible preferred stock have contractually waived their right to dissent and have agreed to vote in favor of the merger.

RESALE OF QUINTILES COMMON STOCK AFTER THE MERGER

     Shares of Quintiles common stock issued pursuant to the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (the "Securities Act"), except for shares issued to any ENVOY shareholder who may be deemed to be an "affiliate" of ENVOY for purposes of Rule 145 under the Securities Act. This Joint Proxy Statement/Prospectus does not cover resales of Quintiles common stock received by any person who may be deemed to be such an affiliate.

     Persons who may be deemed to be affiliates of ENVOY generally include individuals or entities that control, are controlled by, or are under common control with ENVOY, and generally include the executive officers and directors of ENVOY. Affiliates may not sell their shares of Quintiles common stock acquired in connection with the merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of Quintiles) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that, for one year following the effective time of the merger, an affiliate (together with certain related persons) would be entitled to sell shares of Quintiles common stock acquired in connection with the merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding shares of Quintiles common stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if Quintiles timely files reports under the Exchange Act with the SEC. One year after the effective time of the merger, an affiliate will be able to sell such shares of Quintiles common stock without being subject to such manner of sale or volume limitations, provided that Quintiles is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Quintiles. Two years after the effective time of the merger, an affiliate will be able to sell such shares of Quintiles common stock without any restrictions so long as such affiliate had not been an affiliate of Quintiles for at least three months prior to the date of such sale.

     ENVOY has obtained written undertakings ("Affiliate Letters") from its directors and Quintiles has agreed to obtain Affiliate Letters from each such person who may be deemed an affiliate to the effect that, among other things, such person will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any shares of ENVOY capital stock or Quintiles common stock, as applicable, beneficially owned by such person prior to the effective time of the merger and will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, shares of Quintiles common stock beneficially owned by such person as a result of the merger or otherwise until after such time as Quintiles shall have publicly released a report in the form of a quarterly earnings report, registration statement, a report filed with the SEC or any other public filing, statement or announcement which includes the combined financial results of Quintiles and ENVOY for a period of at least 30 days of combined operations of Quintiles and ENVOY following the effective time of the merger.

                              THE MERGER AGREEMENT

     The following is a summary of certain provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this Joint Proxy Statement/Prospectus as Appendix A. Quintiles and ENVOY shareholders are urged to read the merger agreement in its entirety for a more complete description of the merger.

GENERAL

     Pursuant to the merger agreement, QELS will merge with and into ENVOY, with ENVOY surviving the merger. As a result of the merger, ENVOY will be wholly owned by Quintiles. The shareholders of ENVOY will receive the consideration described below. The merger will become effective at the time of filing with the Secretary of State of Tennessee of, or at such later time as is specified in, the articles of merger. Such filing will be made contemporaneously with, or immediately after, the closing of the merger, which shall occur as promptly as practicable after all of the conditions to consummation of the merger set forth in the merger agreement have been satisfied or waived, or on such other date as Quintiles and ENVOY agree in writing.

EXCHANGE RATIOS; FRACTIONAL SHARES

     Each share of ENVOY common stock and Series B convertible preferred stock will be converted into the right to receive 1.166 shares of Quintiles common stock. Each share of ENVOY capital stock will, by virtue of the merger, be canceled and retired and shall cease to exist.

     No fractional shares of Quintiles common stock will be issued in the merger, but instead, each holder of shares of ENVOY capital stock otherwise entitled to a fractional share of Quintiles common stock will, upon surrender of his ENVOY certificates, be entitled to receive a cash amount, without interest, rounded to the nearest cent, determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the closing prices of Quintiles common stock on The Nasdaq Stock Market for each of the 10 consecutive trading days ending on the fifth complete trading day prior to the Closing Date.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties of ENVOY (which are subject, in certain cases, to specified exceptions) relating to, among other things: (a) corporate organization, existence and good standing and similar corporate matters; (b) capitalization; (c) subsidiaries; (d) authorization, execution, delivery, consummation and enforceability of the merger agreement and related matters; (e) compliance with applicable laws; (f) non-contravention of certain contracts, organizational documents and laws; (g) consents or approvals by governmental entities or other third parties; (h) the filing of documents with the SEC; (i) the absence of certain changes or events after December 31, 1997 constituting a material adverse effect on ENVOY; (j) the absence of certain governmental actions or proceedings or material litigation;
(k) the absence of certain undisclosed liabilities; (l) certain contracts and debt instruments; (m) filing of tax returns, payment of taxes and tax status of certain assets; (n) ownership and validity of intellectual property rights and Year 2000 compliance; (o) the accuracy of information supplied by

ENVOY in connection with the Registration Statement and this Joint Proxy Statement/Prospectus; (p) labor matters, benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (q) environmental matters; (r) transactions with affiliates; (s) the delivery of an opinion of a financial adviser; (t) accounting treatment of the merger as a pooling of interests; (u) brokers; and (v) accounts receivable.

     The merger agreement also contains customary representations and warranties of Quintiles and QELS (which are subject, in certain cases, to specified exceptions) relating to, among other things: (a) corporate organization, existence and good standing and similar corporate matters; (b) capitalization;
(c) authorization, execution, delivery, and enforceability of the merger agreement and related matters; (d) non-contravention of certain contracts, organizational documents and laws; (e) consents by governmental entities or other third parties; (f) the filing of documents with the SEC; (g) the absence of certain changes or events after December 31, 1997 constituting a material adverse effect on Quintiles; (h) the accuracy of information supplied by Quintiles or QELS in connection with the Registration Statement and this Joint Proxy Statement/Prospectus; (i) interim operations of QELS; (j) compliance with applicable laws and the absence of material litigation; (k) the absence of certain governmental actions or proceedings with respect to Quintiles or QELS;
(l) the absence of certain undisclosed liabilities; (m) brokers; and (n) accounting treatment of the merger as a pooling of interests.

     The representations and warranties of ENVOY, Quintiles and QELS shall not be deemed waived or otherwise affected by any investigation made by any party and do not survive beyond the effective time of the merger.

CERTAIN COVENANTS AND AGREEMENTS

Conduct of Business Pending Merger

     Pursuant to the merger agreement, ENVOY has agreed (except as permitted by Quintiles or as otherwise expressly contemplated by the merger agreement) to conduct its business in the ordinary course consistent with past practice and to use its and its subsidiaries' respective reasonable efforts to (1) preserve intact its and their current business organizations, (2) keep available the services of its and their current officers and key employees and (3) preserve its and their existing relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it and them. ENVOY has also agreed (except as permitted by Quintiles or otherwise expressly contemplated by the merger agreement) that, pending the merger, it will not, nor will it permit any of its subsidiaries to:

     - amend the ENVOY charter, the ENVOY bylaws or comparable documents of any subsidiary or amend the ENVOY Rights Agreement;

     - split, combine or reclassify any shares of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its outstanding capital stock;

     - declare, set aside or pay any dividend or other distribution payable in cash, stock or property on any class of its capital stock;

     - directly or indirectly redeem or otherwise acquire (except for deemed acquisitions upon cashless exercises of options to purchase ENVOY common stock) any shares of its capital stock, including without limitation, the ENVOY Series B convertible preferred stock, or shares of capital stock of any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     - subject to limited exceptions, authorize for issuance, issue, deliver, grant or sell or agree to issue or sell any shares of, or rights to acquire or convert into any shares of, its capital stock or shares of the capital stock of any of its subsidiaries;

     - merge, combine or consolidate with another entity;

     - acquire or purchase an equity interest in, or a substantial portion of the assets of, another entity or otherwise acquire any material assets outside the ordinary course of business and consistent with past practice;

     - enter into any material contract, commitment or transaction outside the ordinary course of business and consistent with past practice;

     - sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its material assets outside the ordinary course of business consistent with past practice;

     - subject to limited exceptions, (1) incur, assume or prepay any indebtedness, obligations or liabilities in excess of $500,000 (individually or in the aggregate), (2) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any entity other than a subsidiary of ENVOY, (3) make any loans, advances or capital contributions to, or investments in, any other entity, other than a subsidiary of ENVOY or (4) issue or sell any debt securities or warrants or other rights to acquire any debt securities of ENVOY or any of its subsidiaries;

     - subject to limited exceptions, pay, satisfy, discharge or settle any material claim, liability or obligation, other than in the ordinary course of business consistent with past practice or pursuant to mandatory terms of any ENVOY contract in effect on the date of the merger agreement;

     - modify, amend or waive any benefit of any non-competition agreement to which ENVOY or any of its subsidiaries is a party;

     - subject to limited exceptions, authorize or make capital expenditures in excess of $200,000 individually, or in excess of $1,000,000 in the aggregate;

     - permit any insurance policy naming ENVOY or any of its subsidiaries as a beneficiary or a loss payee to be canceled (other than due to circumstances beyond ENVOY's control) or terminated other than in the ordinary course of business;

     - subject to limited exceptions, (1) adopt, enter into, terminate or amend (except as may be required by applicable law) any employee benefit plan, contract or other ENVOY plan for the current or future benefit or welfare of any director, officer or employee of ENVOY or any of its subsidiaries;
       (2) except in the ordinary course of business consistent with past practice, increase in any manner the compensation, fringe benefits, severance or termination pay of, or pay any bonus to, any director, officer or employee of ENVOY or any of its subsidiaries; or (3) take any action to fund or in any other way secure, accelerate or otherwise remove restrictions with respect to the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other plan for the current or future benefit or welfare of any director, officer or employee of ENVOY or any of its subsidiaries;

     - make any material change in its accounting or tax policies or procedures, except as required by applicable law or to comply with generally accepted accounting principles;

     - take any action that (without giving effect to any action taken or agreed to be taken by Quintiles or any of its affiliates) would prevent Quintiles from accounting for the merger as a pooling-of-interests;

     - amend ENVOY's Rights Agreement (as defined below in "Comparison of the Rights of Holders of Quintiles Capital Stock and ENVOY Capital Stock"), redeem the Rights (as defined below in "Comparison of the Rights of Holders of Quintiles Capital Stock and ENVOY Capital Stock") or take any action with respect to, or make any determination under the Rights Agreement; or

     - enter into any contract with respect to the foregoing or authorize any of, or commit or agree to take any of, the foregoing actions.

No Solicitation

     The merger agreement provides that, prior to the effective time of the merger, neither ENVOY nor any of its subsidiaries will, or will permit any of its or their officers, directors, employees, agents, representatives or advisors to:

        (a) solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving ENVOY or any of its subsidiaries or the acquisition of all or any significant part of the assets or capital stock of ENVOY or any of its subsidiaries (an "Acquisition Transaction"); or

        (b) negotiate, explore or otherwise engage in discussions with any entity (other than Quintiles and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction or enter into any contract or understanding with respect to any such Acquisition Transaction or which would require ENVOY to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement;

provided, however, that, prior to approval of the merger by the ENVOY shareholders, ENVOY may, to the extent required by the fiduciary obligations of its board of directors, as determined in good faith by it based on the advice of outside counsel:

        (a) furnish information pursuant to an appropriate confidentiality agreement (no less favorable to ENVOY in any material respect than the confidentiality agreement between ENVOY and Quintiles) concerning ENVOY to a third party who has made an unsolicited proposal for an Acquisition Transaction; or

        (b) participate in negotiations with such a third party who has made an unsolicited proposal for an Acquisition Transaction.

     Except as described below, the ENVOY board of directors may not:

        (a) withdraw or modify, in a manner adverse to Quintiles or QELS, its approval or recommendation of the merger agreement or the merger;

        (b) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Transaction; or

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

        (c) approve or recommend any Acquisition Transaction.

     If, prior to approval of the merger by the ENVOY shareholders, the ENVOY board of directors determines in good faith, after it has received advice from outside counsel, that the failure to take any of the actions described in (a),
(b) or (c) above would result in a reasonable possibility that the ENVOY board of directors would breach its fiduciary duty to the ENVOY shareholders, the ENVOY board of directors may take any of the actions described above with respect to a Superior Proposal (as defined below), but in each case only after
(1) ENVOY notifies Quintiles in writing of the Superior Proposal; (2) at least 5 calendar days following Quintiles' receipt of such notice (x) the Superior Proposal remains a Superior Proposal and (y) the ENVOY board of directors again determines that failure to take any of such actions would result in a reasonable possibility of a breach of its fiduciary duty; and (3) the merger agreement is terminated and ENVOY pays to Quintiles a termination fee (see "-- Termination Fee"). We refer to such action that may be undertaken by ENVOY's board of directors as the "ENVOY Fiduciary Duty Termination" in this Joint Proxy Statement/Prospectus. The term "Superior Proposal" means a bona fide, written and unsolicited proposal or offer (including a new or unsolicited proposal received by ENVOY from a person whose initial contact with ENVOY may have been solicited by ENVOY or its representatives prior to signing the merger agreement) made by any person or group (other than Quintiles or any of its subsidiaries) with respect to an Acquisition Transaction on terms and conditions that the ENVOY board of directors determines in good faith, in the exercise of reasonable judgement (based on the advice of independent financial advisors and outside legal counsel), to be reasonably capable of being consummated and to be superior from a financial point of view to ENVOY's shareholders than the merger (based upon the written opinion of ENVOY's financial advisor).

Composition of Quintiles' Board of Directors Following the Merger

     As soon as practicable after the merger, Messrs. Goad, Kever and Ford, current members of ENVOY's board of directors, will become members of Quintiles' board of directors and will be nominated to stand for election as directors at the 1999 annual meeting of Quintiles shareholders. See "The Merger -- Interests of Persons in the Merger Other Than as Shareholders -- Composition of Quintiles' Board Following the Merger."

Indemnification; Insurance

     All rights to indemnification and exculpation existing in favor of any employee, agent, director or officer of ENVOY and its subsidiaries, as provided in their respective charters, bylaws and applicable indemnification agreements, shall survive for four years after the merger. For four years after the merger, ENVOY, as the surviving corporation, shall maintain the policies of director and officer liability insurance currently carried by ENVOY. See "The
Merger -- Interests of Persons in the Merger Other Than as Shareholders -- Indemnification and Insurance."

CONDITIONS TO THE MERGER

     Each party's obligation to effect the merger is subject to the satisfaction or waiver (if permissible), at or prior to the merger, of the following conditions, among others:

     - SHAREHOLDER APPROVAL. The Quintiles shareholders shall have approved the proposal to issue Quintiles common stock in the merger, and the ENVOY shareholders shall have approved and adopted the merger agreement and approved the merger.

     - HSR AND OTHER APPROVALS. Waiting periods (and any extensions thereof) applicable to the merger under the HSR Act and other applicable laws shall have been terminated or shall have expired.

     - EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement on Form S-4 (of which this Joint Proxy Statement/Prospectus is a part (the "Registration Statement")) shall have become effective in accordance with the provisions of the Securities Act. There must be no stop order suspending the effectiveness of the Registration Statement issued by the SEC, and no proceedings for that purpose shall have been initiated by the SEC.

     - POOLING LETTERS. Quintiles and ENVOY shall have received letters from each of Arthur Andersen LLP and Ernst & Young LLP, respectively, each dated the date of the closing date of the merger, stating that they concur with the conclusions of the managements of Quintiles and ENVOY that the criteria for pooling-of-interests accounting specified in Accounting Principles Board Opinion No. 16 have been met.

     - NO INJUNCTIONS. No order issued by any governmental entity having jurisdiction over Quintiles, ENVOY, or any of their subsidiaries that materially restricts, prevents or prohibits the consummation of the merger shall be in effect. The parties must use their reasonable efforts to prevent such orders and to appeal any that may be issued.

     - NASDAQ LISTING. The shares of Quintiles common stock issued in connection with the merger shall have been approved for listing on The Nasdaq Stock Market, subject to official notice of issuance.

     In addition, each party's obligation to complete the merger is subject to the satisfaction by the other party of the following conditions:

     - REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the other party contained in the merger agreement that is qualified as to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the effective time of the merger as though made at such effective time of the merger. Quintiles shall have received a certificate signed on ENVOY's behalf by ENVOY's Chief Executive Officer or ENVOY's Chief Financial Officer to that effect. ENVOY shall have received a similar certificate signed on Quintiles' behalf by Quintiles' Chief Financial Officer.

     - PERFORMANCE OF OBLIGATIONS. The other party shall have performed in all material respects all obligations required to be performed by it under the merger agreement prior to the effective time of the merger. Quintiles shall have received a certificate signed on ENVOY's behalf by ENVOY's Chief Executive Officer or ENVOY's Chief Financial Officer to that effect. ENVOY shall have received a similar certificate signed on Quintiles' behalf by Quintiles' Chief Financial Officer.

     - MATERIAL ADVERSE CHANGE. Since the date of the merger agreement, there shall have been no event or occurrence which has had or reasonably could be expected to have a material adverse effect on the other party. Quintiles shall have received a certificate signed on ENVOY's behalf by ENVOY's Chief Executive Officer or ENVOY's Chief Financial Officer to that effect. ENVOY shall have received a similar certificate signed on Quintiles' behalf by Quintiles' Chief Financial Officer.

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

     - TAX OPINION. ENVOY and Quintiles each shall have received an opinion from its own tax counsel that, among other things, the merger will qualify for United States federal income tax purposes as a tax-free reorganization.

     - AFFILIATE LETTERS. Each party shall have received the undertakings entered into by affiliates of the other company relating to restrictions on the resale of Quintiles common stock. See "The Merger -- Resale of Quintiles Common Stock After the Merger."

     The obligation of Quintiles and QELS to effect the merger is subject to the satisfaction of the following additional conditions:

     - CONSENTS. ENVOY shall have obtained the consent or approval of each entity whose consent or approval shall be required in connection with the transactions contemplated by the merger agreement under any contract, except where the failure to obtain such consent would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on ENVOY or the combined company.

     - EMPLOYMENT AGREEMENTS. Certain of ENVOY's employees shall have executed and delivered to Quintiles an amendment to their employment agreements, in a mutually satisfactory form. See "The Merger -- Interests of Persons in the Merger Other Than as Shareholders -- Employment and
       Non-Competition Agreements."

     - RESIGNATIONS. Each officer and director of ENVOY or any of its subsidiaries requested by Quintiles to do so shall have resigned from each such position on or prior to, and effective not later than, the effective time of the merger.

     - 401(K) PLAN. If requested by Quintiles to do so, ENVOY shall have taken all action necessary to cause the termination of ENVOY's 401(k) plan and to direct (1) the distribution of such plan's assets in lump sum form to the plan's participants or (2) the plan administrator to effect a direct rollover of the plan's assets.

     The obligation of ENVOY to effect the merger is subject to the satisfaction of the following conditions:

     - DISPOSITION OF SIGNIFICANT ASSETS. Quintiles shall not have disposed of or entered into a contract to dispose of a significant amount of its assets other than (1) in the ordinary course of business, or (2) with ENVOY's prior written consent.

     - ACTIONS OTHER THAN IN ORDINARY COURSE. Quintiles shall not have taken without ENVOY's prior written consent any extraordinary action that (1) is outside the ordinary course of Quintiles' business and (2) requires ENVOY to postpone its shareholder meeting for more than 45 days.

     At any time prior to the effective time of the merger, each of Quintiles and ENVOY may waive in writing the compliance with any conditions that legally may be waived. However, Quintiles and ENVOY may not waive conditions that are required by law to consummate the merger, including (1) the requirement for shareholder approval and (2) the requirement that the Registration Statement be effective on the Closing Date. Furthermore, after approval of the merger agreement by the shareholders of ENVOY and the approval of the issuance of shares of Quintiles common stock in connection with the merger, the parties cannot waive any conditions that under applicable law would require further approval of such shareholders without obtaining such approval. See "-- Waiver."

TERMINATION

     The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger, whether before or after approval by the shareholders of each of Quintiles and ENVOY:

        (1) by mutual written consent of Quintiles and ENVOY;

        (2) by either Quintiles or ENVOY, if (a) the merger has not been consummated on or before June 30, 1999, unless the failure to consummate the merger is the result of a willful and material breach of the merger agreement by the party seeking to terminate the merger agreement, (b) subsequent to any public disclosure of a proposal for or interest in an Acquisition Transaction, the shareholders of ENVOY do not approve the merger agreement and the merger, or (c) the shareholders of Quintiles do not approve the issuance of shares of Quintiles common stock in the merger;

        (3) by either Quintiles or ENVOY, if any permanent injunction, order, decree or ruling by any governmental entity of competent jurisdiction preventing the consummation of the merger shall have become final and non-appealable; provided that the party seeking to terminate the merger agreement shall have used reasonable efforts to remove such injunction or overturn such action;

        (4) by Quintiles, if (a) there has been a material breach of any of the representations or warranties, covenants or agreements of ENVOY set forth in the merger agreement, which is not curable, or, if curable, is not cured within 30 days after Quintiles gives written notice of such breach to ENVOY, or (b) the ENVOY board of directors or any committee thereof (v) fails to convene a meeting of ENVOY's shareholders to approve the merger on or before 150 days following the date of the merger agreement (provided the Registration Statement has been declared effective within 120 days after the date of the merger agreement) (the "ENVOY Meeting Date"), or postpones the date scheduled for the meeting of the shareholders of ENVOY to approve the merger agreement beyond the ENVOY Meeting Date, except with the written consent of Quintiles, (w) fails to recommend the approval of the merger agreement and the merger to ENVOY's shareholders or withdraws, amends or modifies in a manner adverse to Quintiles or QELS its recommendation or approval in respect of the merger agreement or the merger or takes such action that would constitute an ENVOY Fiduciary Duty Termination, (x) approves any letter of intent, agreement in principle, acquisition agreement or any similar agreement relating to any Acquisition Transaction
     (y) approves or recommends any Acquisition Transaction or (z) fails, upon the written request of Quintiles (which request may be made at any time following public disclosure of a proposal for an Acquisition Transaction) to reaffirm publicly and unconditionally its recommendation to ENVOY's shareholders that they approve the merger agreement and the merger, including the unconditional rejection of such proposal for an Acquisition Transaction. Such public reaffirmation shall be made at least 10 trading days prior to the ENVOY Meeting Date and ENVOY shall delay the ENVOY special meeting to provide 10 trading days if Quintiles so requests in writing;

        (5) by ENVOY, if (a) the ENVOY board of directors decides to effect an ENVOY Fiduciary Duty Termination and (b) ENVOY pays to Quintiles a termination fee of $50 million;

        (6) by ENVOY, if (a) there has been a breach of any of the representations or warranties, covenants or agreements of Quintiles or QELS set forth in the merger agreement, which is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by ENVOY to Quintiles, or
     (b) the Quintiles board of directors (x) fails to convene a meeting of Quintiles' shareholders to approve the issuance of shares of Quintiles common stock in the merger (as required by the applicable rules of The Nasdaq Stock Market) on or before 150 days following the date of the merger agreement (provided the Registration Statement has been declared effective within 120 days after the date of the merger agreement (the "Quintiles Meeting Date")), or postpones the date scheduled for the meeting of the shareholders of Quintiles to approve the merger agreement beyond the Quintiles Meeting Date, except with the written consent of ENVOY, (y) fails to recommend to Quintiles' shareholders the approval of issuing Quintiles common stock in the merger or (z) withdraws, amends or modifies in a manner adverse to ENVOY its recommendation or approval or fails to reconfirm such recommendation within two business days of a written request for such confirmation by ENVOY;

        (7) by Quintiles, if ENVOY or any of its officers, directors, employees, representatives or agents takes any actions that are proscribed by certain sections of the merger agreement described above in "-- Certain Covenants and Agreements -- No Solicitation"; or

        (8) by ENVOY, if the average closing price per share of Quintiles common stock on The Nasdaq Stock Market, for a specified 10 trading days immediately before the merger, is less than $40.00; or by Quintiles if such average closing price is greater than $71.50.

TERMINATION FEE

     ENVOY has agreed to pay Quintiles a fee of $50 million by wire transfer of immediately available funds upon the occurrence of any of the following events:

        (1) Quintiles terminates the merger agreement pursuant to subclause
     (2)(b) of the section entitled "Termination" above and either before such termination or within 12 months after the date of such termination ENVOY
     (a) consummates an Acquisition Transaction or (b) enters into a definitive agreement to do so;

        (2) Quintiles terminates the merger agreement pursuant to subclause
     (4)(b) of the section entitled "Termination" above;

        (3) ENVOY terminates the merger agreement pursuant to clause (5) of the section entitled "Termination" above;

        (4) Quintiles terminates the merger agreement pursuant to clause (7) of the section entitled "Termination" above and either before such termination or within 12 months after the date of such termination ENVOY (a) consummates an Acquisition Transaction or (b) enters into a definitive agreement to do so; or

        (5) Quintiles terminates the merger agreement pursuant to ENVOY's failure to use reasonable efforts to cause the merger to be accounted for as a pooling-of-interests and either before such termination or within 12 months after the date of such termination ENVOY (a) consummates an Acquisition Transaction or (b) enters into a definitive agreement to do so.

AMENDMENT

     At any time prior to the effective time of the merger, the parties may amend, modify or supplement any of the terms contained in the merger agreement only by written agreement (referring specifically to the merger agreement); provided, however, that after any approval by the shareholders of Quintiles or ENVOY in connection with the merger, no such amendment, modification or supplementation shall be made which, under applicable law, requires the approval of such shareholders, without the further approval of such shareholders.

WAIVER

     At any time prior to the effective time of the merger, Quintiles or ENVOY may, by a signed instrument in writing, (1) extend the time for the performance of any of the obligations or other acts of the other party, (2) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or any documents delivered in connection therewith and
(3) subject to limited exceptions and the following of certain procedures, waive compliance by the other party with any of the agreements or conditions contained in the merger agreement that may be legally waived.

EXPENSES

     Except as described under "-- Termination Fee" above, the parties to the merger agreement have agreed that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

EFFECT ON EMPLOYEE BENEFITS, STOCK PLANS AND STOCK OPTIONS

Benefit Plans

     For a period of one year following the effective time of the merger, Quintiles shall, or shall cause ENVOY to, provide benefits to continuing employees of ENVOY and its subsidiaries (the "Continuing Employees") that, in the aggregate, are no less favorable than the benefits provided in the aggregate to similarly situated employees of Quintiles. With respect to the benefits plans of Quintiles or any of its subsidiaries in which the Continuing Employees participate after the merger, Quintiles will use reasonable efforts to: (1) waive certain limitations as to pre-existing conditions, exclusions and waiting periods, (2) credit the Continuing Employees with certain co-payments or deductibles paid prior to the merger and (3) recognize the service of the Continuing Employees with ENVOY for all purposes (except to the extent such treatment would result in duplicative accrual of benefits for the same period of service).

Stock Options

     As a result of the merger, all options to purchase shares of ENVOY common stock granted under ENVOY's stock option plans that remain outstanding immediately prior to the effective time of the merger shall be assumed automatically by Quintiles and converted automatically to options entitling the holder thereof to acquire the number of shares of Quintiles common stock equal to the number of shares of ENVOY common stock subject to such option immediately prior to the merger multiplied by 1.166, on the same terms and conditions as applied under such option, except that the exercise price will be the exercise price of the ENVOY option divided by 1.166.

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

                           THE STOCK VOTING AGREEMENT

     The following is a summary of certain provisions of the stock voting agreement which is attached as Appendix B to this Joint Proxy
Statement/Prospectus and incorporated herein by reference. The following summary is qualified in its entirety by reference to the stock voting agreement. You are encouraged to read the stock voting agreement in its entirety.

     As a condition and inducement to Quintiles to enter into the merger agreement, ENVOY's directors and the holders of ENVOY Series B convertible preferred stock entered into a stock voting agreement with Quintiles on December 15, 1998. Pursuant to the stock voting agreement, ENVOY's directors and holders of ENVOY Series B convertible preferred stock agreed to vote their shares, including any shares subsequently acquired (including acquisitions which result from the exercise of an outstanding option to purchase ENVOY common stock) in favor of the merger and against any other proposal or transaction that could prevent or delay any transactions contemplated by the stock voting agreement or the merger agreement. In addition, each holder of ENVOY Series B convertible preferred stock irrevocably waived its right to dissent, notice of dissenter's rights and all other rights arising under Section 4-23-101 et seq. of the Tennessee Business Corporation Act (the "TBCA"). Those shareholders agreed to vote 15.8% of the outstanding shares of ENVOY common stock and Series B convertible preferred stock, voting as one class, as of February 15, 1999. The stock voting agreement will terminate on the earlier of the effective time of the merger or immediately upon the termination of the merger agreement in accordance with its terms.

                                ABOUT QUINTILES

GENERAL INFORMATION

     Quintiles is a market leader in providing full-service contract research, sales, marketing and healthcare policy consulting and health information management services to the global pharmaceutical, biotechnology, medical device and healthcare industries. Supported by its extensive information technology capabilities, Quintiles provides a broad range of contract services to help its clients reduce the length of time from the beginning of development to peak sales of a new drug or medical device. Quintiles' contract research services include a full range of development services focused on helping its clients through the development and regulatory approval of a new drug or medical device. Quintiles' contract sales services, including sales and specialized marketing support services, focus on helping its clients achieve commercial success for a new product or medical device. Quintiles also offers healthcare policy research and management consulting which emphasize improving the quality, availability and cost-effectiveness of healthcare.

     Quintiles' principal offices are located at 4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, North Carolina 27703-8411 and its telephone number at that location is (919) 998-2000.

RECENT EVENTS

     On January 5, 1999, Quintiles announced the completion of its previously announced acquisition of substantial assets of Hoechst Marion Roussel's Kansas City-based Drug Innovation and Approval facility and the opening of a Kansas City contract research facility.

     On December 14, 1998, Quintiles entered into a merger agreement with QTRN Acquisition Corp., a North Carolina corporation and a wholly owned subsidiary of Quintiles, and PMSI, a Delaware corporation, which provides for PMSI to merge with and into QTRN Acquisition Corp. After the PMSI transaction, PMSI would be a wholly owned subsidiary of Quintiles. We refer to the merger transaction between Quintiles and PMSI in this Joint Proxy Statement/Prospectus as the "PMSI Transaction."

     PMSI was formed in 1991 by carving out the pharmaceutical services business from Walsh International Inc. and consummating a public offering of PMSI common stock. Through its Scott-Levin subsidiary in the United States, PMSI provides a range of information and market research services to pharmaceutical and healthcare companies to enable them to optimize the performance of their sales and marketing activities. Prior to August 5, 1998, PMSI also provided information services for similar purposes in Europe and Japan. Most of PMSI's services are generated from its own proprietary databases containing unique managed care, healthcare market and medical prescriber data. PMSI's services are comprised of proprietary database services, syndicated market research audits, managed care and governmental information services and added value services, including strategic studies and surveys, consulting services and software solutions. Scott-Levin has implemented state-of-the-art data integration and implementation technology and internet capabilities for virtually all its services. PMSI common stock trades on The Nasdaq Stock Market under the symbol "PMRX."

     The PMSI merger agreement calls for the individual PMSI stockholders to exchange their PMSI common stock for Quintiles common stock either by exchanging all their shares at closing, or electing to exchange half of their shares at closing and defer receipt of the other half for 75 days. If the stockholder elects to defer, he or she will also receive a contingent value payment, a "CVP," for each share of Quintiles common stock received on the 75th day after closing. Payment under the CVPs, if any, will equal the amount by which the average closing price of Quintiles common stock for the 10 trading days ending on the day that is two days immediately preceding the closing, exceeds the average closing price of Quintiles common stock for 10 trading days selected at random out of the 20 trading days prior to the 75th day after closing. A PMSI stockholder who elects to defer receipt of Quintiles shares may choose to receive those shares at any time prior to the 75th day after closing of the PMSI Transaction but will forfeit the right to receive CVPs with respect to such shares. In addition, the right to receive a cash payment, if any, will terminate if at any time during the 20 trading days preceding the 75th day following the effective time of the PMSI Transaction either (1) a shareholder's "short position" in Quintiles common stock (determined in accordance with Rule 14e-4(a) of the Exchange Act, but without taking into account the right to receive a cash payment) exceeds such shareholder's "long position" in Quintiles common stock (determined in accordance with such rule) or (2) a shareholder takes any action to manipulate the price of Quintiles common stock which would violate Section 9 of the Exchange Act. The final exchange ratio for determining the number of Quintiles shares to be issued to PMSI stockholders will be determined by dividing $15.40 by the average closing price per share of Quintiles common stock over the 10 days ending on the day that is two days prior to closing.

     Consummation of the PMSI Transaction is subject to certain conditions, including the approval of the PMSI Transaction by the PMSI stockholders. The PMSI stockholders meeting is scheduled to occur on March 29, 1999. The merger will close as soon as practicable after the PMSI stockholders meeting, subject to the satisfaction of the closing conditions. Under certain circumstances the PMSI agreement may be terminated if Quintiles common stock is trading outside of the $41.55 to $62.32 range.

     In connection with the PMSI Transaction, Quintiles and PMSI also entered into a stock option agreement, whereby, under certain circumstances, Quintiles may exercise an option to purchase up to 19.9% of PMSI's shares at approximately $12 per share. See "Unaudited Pro Forma Combined Condensed Financial Data" at pages F-1 through F-21.

CERTAIN INFORMATION INCORPORATED BY REFERENCE

     Information relating to principal shareholders and security ownership of management, executive compensation, various benefit plans, relationships and related transactions and other related matters as to Quintiles is set forth in Quintiles' 1998 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference. Shareholders of ENVOY and Quintiles desiring a copy of such document may contact Quintiles by mail at 4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, North Carolina 27703-8411 Attention: Investor Relations or by telephone at (919) 998-2000 as indicated under "Where You Can Find More Information."

                                  ABOUT ENVOY

GENERAL INFORMATION

     ENVOY is a leading provider of EDI and transaction processing services to participants in the healthcare market, including pharmacies, physicians, hospitals, dentists, billing services, commercial insurance companies, managed care organizations, state and federal governmental agencies and others. ENVOY provides healthcare EDI services on a real-time and batch-processing basis by utilizing proprietary computer and telecommunications software and microprocessor technology. ENVOY is one of the largest processors of electronic real-time pharmacy and commercial third party payor batch transactions in the United States based upon annual transaction volume. In addition, ENVOY believes that it has the largest patient statement processing and printing services business in the United States, processing more than 160 million patient statements annually. ENVOY's transaction network, which processed approximately
1.2 billion transactions in 1998, consisted of approximately 200,000 physicians, 36,000 pharmacies, 42,000 dentists, 4,600 hospitals and 865 payors, including approximately 47 Blue Cross Blue Shield Plans, 59 Medicare Plans and 40 Medicaid Plans as of December 31, 1998.

     ENVOY's principal executive offices are located at Two Lakeview Place, 15 Century Boulevard, Suite 600, Nashville, Tennessee 37214, and its telephone number at that location is (615) 885-3700.

CERTAIN INFORMATION INCORPORATED BY REFERENCE

     Certain information relating to principal shareholders and security ownership of management, executive compensation, various benefit plans (including share option plans), certain relationships and related transactions and other related matters as to ENVOY is set forth in ENVOY's 1998 Proxy Statement for its annual meeting and Annual Report on Form 10-K/A for the year ended December 31, 1997, incorporated herein by reference. Shareholders of ENVOY and Quintiles desiring a copy of such document may contact ENVOY by mail at

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

Two Lakeview Place, 15 Century Boulevard, Suite 600, Nashville, Tennessee 37214
Attention: Investor Relations or by telephone at (615) 885-3700 as indicated under "Where You Can Find More Information."

                     COMPARISON OF THE RIGHTS OF HOLDERS OF
                QUINTILES CAPITAL STOCK AND ENVOY CAPITAL STOCK

     Upon consummation of the merger, the shareholders of ENVOY, a Tennessee corporation, will become shareholders of Quintiles, a North Carolina corporation. The rights of such shareholders will be governed by North Carolina law, including the North Carolina Business Corporation Act (the "NCBCA"), and by the articles of incorporation and bylaws of Quintiles. Tennessee law, including the TBCA, and the charter and bylaws of ENVOY will no longer apply to the rights of the holders of Quintiles common stock.

     It is not practical to compare all of the differences between applicable North Carolina and Tennessee laws and between the governing documents of Quintiles and ENVOY. Nevertheless, the following provides a summary of certain of those differences that may significantly affect the rights of ENVOY shareholders. ENVOY shareholders should consult with their own legal counsel with respect to specific differences and changes in their rights as shareholders which will result from the proposed merger.

AUTHORIZED CAPITAL STOCK; BLANK CHECK STOCK PROVISIONS

     Quintiles' articles of incorporation currently authorize 200,000,000 shares of Quintiles common stock, all of the same class of which 78,040,290 shares were outstanding as of January 21, 1999. If the Quintiles shareholders approve the Common Stock Amendment, the number of authorized shares of Quintiles common stock will be increased to 500,000,000. The articles of incorporation also authorize 25,000,000 shares of preferred stock, $0.01 par value, and grant broad authority to the Quintiles board of directors to determine the voting powers, designations, preferences and rights of classes or series of such preferred stock without shareholder approval. Quintiles has no preferred stock outstanding as of the date of this Joint Proxy Statement/Prospectus. Subject to the rights of any preferred stock issued in the future, as determined by the Quintiles board of directors or otherwise provided under North Carolina law, each holder of Quintiles common stock is entitled to such dividends, if any, as may be declared by the Quintiles board of directors. Each holder of Quintiles common stock has one vote per share on all matters on which holders of Quintiles common stock are entitled to vote. In the event of the liquidation, dissolution or winding up of Quintiles, holders of Quintiles common stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preference to holders of Quintiles preferred stock.

     The authorized preferred stock of Quintiles is available for issuance from time to time in one or more series at the discretion of the Quintiles board of directors without shareholder approval. The Quintiles board of directors has the authority to prescribe for each series of preferred stock (1) the number of shares in that series, (2) the voting rights (if any) to which such shares in that series are entitled, (3) the consideration for such shares in that series and (4) the designations, powers, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions of the shares in that series. Depending upon the rights of such preferred stock, the issuance of preferred stock could have an adverse effect on holders of common stock by delaying or preventing a change in

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

control of the company, making removal of the present management of the company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of its common stock.

     ENVOY's charter authorizes 48,000,000 shares of common stock, no par value, all of the same class, of which 21,590,361 shares were outstanding on February 23, 1999. The charter also authorizes the board of directors to issue 12,000,000 shares of preferred stock, no par value, of which 4,800,000 shares are designated as Series A preferred stock and 3,730,233 shares are designated as ENVOY Series B convertible preferred stock. Currently 2,800,000 shares of Series B convertible preferred stock are issued and outstanding. Moreover, the charter grants broad authority to the ENVOY board of directors to determine the number of shares, designations, powers, preferences, rights, qualifications, limitations and restrictions of such undesignated preferred stock without vote or action by the shareholders. Subject to the rights of the holders of the preferred stock, each holder of ENVOY common stock is entitled to such dividends, if any, as may be declared by ENVOY's board of directors. Each holder of ENVOY common stock has one vote per share on all matters on which holders of ENVOY common stock are entitled to vote. Each holder of ENVOY Series B convertible preferred stock has one vote per share on all matters on which holders of ENVOY Series B convertible preferred stock are entitled to vote. The holders of ENVOY Series B convertible preferred stock are entitled to vote with respect to the merger at the special meeting both as a separate voting class and as a group with the holders of ENVOY common stock. Upon the liquidation or dissolution of ENVOY, subject to preferences that may be applicable to any series of preferred stock, the holders of ENVOY common stock are entitled to share ratably in all assets available for distribution to shareholders. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of ENVOY common stock. All of the outstanding shares of ENVOY common stock are fully paid and nonassessable.

SIZE OF THE BOARD OF DIRECTORS

     Under North Carolina law, although changes in the number of directors in general must be approved by a majority of the outstanding shares, the board of directors may (1) increase or decrease the number of directors by not more than 30% during any 12-month period or (2) fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws. Quintiles' articles of incorporation set a range for board size from nine to 15 members, and the bylaws permit a majority of the directors to approve changes in board size within that range. The Quintiles board of directors currently consists of 13 directors.

     Pursuant to Tennessee law, a corporation's charter or bylaws may provide that the board of directors has the power to fix or change the number of directors, including increasing or decreasing the number of directors. Absent such a provision, generally only the shareholders may fix or change the number of directors. However, the charter or bylaws of a Tennessee corporation may establish a variable range for the size of the board of directors by fixing a minimum and a maximum number of directors. If a variable range is established, the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the shareholders or the board of directors. ENVOY's charter and bylaws provide that the aggregate number of directors of ENVOY must be not less than five (5) nor more than fifteen (15), with the precise number of directors determined from time to time by a majority of the ENVOY directors then in office, provided that the number of directors will

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

not be reduced so as to shorten the term of any director in office at the time. The ENVOY board of directors currently consists of eight (8) directors.

CLASSIFIED BOARD OF DIRECTORS

     A classified board of directors is one to which a certain number, but not all, of the directors are elected on a rotating basis each year. A North Carolina corporation may classify its board into two, three or four classes. Changing the board of directors, and thus control of a corporation, is lengthier and more difficult with a classified board. The Quintiles board of directors currently is divided into three classes, each serving three year terms.

     A Tennessee corporation may stagger the terms of directors by dividing the total number of directors into two (2) or three (3) groups, with each group containing one half ( 1/2) or one third ( 1/3) of the total, as near as may be. ENVOY's board of directors is divided into three classes, and directors are elected to serve staggered three-year terms. According to both the charter and bylaws of ENVOY, the total number of directors is to be divided among the three classes in as nearly equal numbers as is permitted by the then total number of directors constituting the entire board of directors.

CUMULATIVE VOTING

     Cumulative voting permits a shareholder to cumulate his total shareholder votes for a single candidate in an election of directors. Cumulative voting could increase the chances that a minority shareholder could designate a member to the board of directors. Under North Carolina law, the right to cumulative voting depends upon the date of incorporation and a corporation's status as a public or private company. Quintiles shareholders are not entitled to cumulate their votes. Under Tennessee law, shareholders do not have the right to cumulate their votes for directors unless the charter so provides. ENVOY's charter does not confer the right to cumulate votes upon its shareholders.

REMOVAL OF BOARD OF DIRECTORS; FILLING VACANCIES

     Pursuant to the Quintiles articles of incorporation, the shareholders can remove a director only with the approval of two-thirds of the voting power of all shares entitled to vote in the election of directors, except that where a director was elected by the holders of one class or series of stock, or a group of such class or series, only the members of that voting group may vote to remove him. Quintiles' articles of incorporation further specify that only the board of directors may fill vacancies on the board of directors.

     ENVOY's charter provides that ENVOY's directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting stock, considered for this purpose as one class, at a meeting of the shareholders called for that purpose (except that, whenever the holders of any one or more outstanding series of preferred stock have the right, voting separately as a class, to elect one or more directors who may be removed without cause, removal shall require the affirmative vote of the holders of a majority of the outstanding stock of that series rather than a majority of the outstanding voting stock of ENVOY as a whole). Any vacancies in the ENVOY board of directors for any reason and any directorships resulting from any increase in the number of directors may be filled by the ENVOY board of directors acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of directors (at which time such person may stand for election in a given class, if applicable) and until

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

their successors are elected and qualified (except that whenever the holders of any one or more outstanding series of preferred stock have the right, voting as a class, to elect one or more directors, the terms of such directors shall expire at the next succeeding annual shareholder meeting). The term "cause" is not defined either in ENVOY's charter or in the TBCA. Therefore, any question concerning the legal standard for "cause" would have to be judicially determined, and such a determination could be difficult, expensive and time consuming.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     Quintiles' articles of incorporation require the approval of at least two-thirds of the shareholders entitled to vote on an amendment to the articles of incorporation. If, however, the proposed amendment is approved by a majority of the disinterested members of Quintiles' board of directors, then the amendment will only require the majority approval of the shareholders, or such greater percentage as required under North Carolina law. A disinterested director is defined as a member of the Quintiles board of directors who (1) is not affiliated with a control person, was not nominated by a control person and was already on the Quintiles board of directors when a control person acquired its controlling interest or (2) is a successor to a disinterested director who is not affiliated with a control person, is not nominated by a control person and who is recommended by a majority of disinterested directors on the Quintiles board of directors.

     Quintiles' bylaws may be amended or repealed by two-thirds of the shares entitled to vote on an election of directors. The bylaws also permit the Quintiles board of directors to amend or repeal the bylaws, except that (1) a bylaw adopted, amended, or repealed by the shareholders may not be readopted, amended or repealed by the Quintiles board of directors unless they are authorized to do so by the articles of incorporation or a bylaw adopted by the shareholders; (2) a bylaw that fixes higher quorum or voting requirements for the Quintiles board of directors may not be adopted by less than the majority of the directors in office and may not later be amended by a vote or quorum less than that required by the applicable bylaw; and (3) if a bylaw fixing higher voting or quorum requirements was originally adopted by the shareholders, only the shareholders may amend it unless the bylaws otherwise permit its amendment or repeal by the Quintiles board of directors.

     Under the TBCA, amendments to a corporation's charter require the approval of the board of directors and shareholders holding a majority of the outstanding stock of such class entitled to vote on such amendment as a class, unless a different proportion is specified in the charter or in other provisions of the TBCA. ENVOY's charter provides that it cannot be amended, either directly or indirectly, or through merger or share exchange with another corporation, in any manner that would alter or change the powers, preferences or special rights of the Series A preferred stock so as to affect the holders thereof adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A preferred stock, voting separately as a class. In addition, ENVOY's charter provides that the affirmative vote of the holders of at least two-thirds ( 2/3) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, modify, or repeal the provisions of ENVOY's charter regarding the number, class, election and removal of ENVOY's directors.

     ENVOY's bylaws may be altered, amended, repealed or restated, and new bylaws may be adopted, at any meeting of the shareholders by the affirmative vote of a majority of the

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

shares represented at such meeting, or by the affirmative vote of a majority of the members of the board of directors who are present at any regular or special meeting.

POWER TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

     Quintiles' bylaws provide that a special meeting of the shareholders may be called solely by the board of directors, the Chairman of the Board, the President or the holders of 25% or more of the voting power of the outstanding shares of Quintiles stock.

     ENVOY's bylaws allow a special meeting of shareholders to be called for any purpose and at any time by the ENVOY board of directors (or by a duly designated committee of the board expressly authorized to do so in a board resolution), or by the holders of at least ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting (pursuant to certain conditions set forth in ENVOY's bylaws).

ADVANCE NOTICE OF MAKING NOMINATIONS AT MEETINGS OR FOR RAISING BUSINESS

     Quintiles' bylaws set forth a procedure for shareholder nominations of directors. A Quintiles shareholder entitled to vote generally in elections of directors may nominate a person for election as a director at a meeting of the shareholders only pursuant to a written notice sent to the Secretary of Quintiles (1) not less than 50 nor more than 90 days prior to any annual meeting of Quintiles shareholders or (2) not later than the 10th business day following the date the notice of a special meeting of shareholders called for the purpose of the election of directors is first distributed. Quintiles' bylaws require written notice of an annual or special meeting of shareholders to be given to each shareholder of record entitled to vote at the meeting no more than 60 days nor less than 10 days prior to the meeting. Only business within the stated purpose(s) described in the meeting notice may be conducted at a special meeting of Quintiles shareholders. The Quintiles bylaws require any shareholder who wishes to bring business before a meeting of Quintiles shareholders to provide written notice to Quintiles not more than 90 nor less than 50 days before the meeting.

     ENVOY's bylaws contain procedures that must be followed for a shareholder to either nominate individuals for election to ENVOY's board of directors or submit a proposal at ENVOY's annual meeting of shareholders. Nominations of persons for election to ENVOY's board of directors must be made by delivering written notice to the Secretary of ENVOY within a specified time period (one hundred twenty (120) days in advance of such annual meeting and, with respect to an election to be held at a special meeting, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders), which notice must set forth certain information about the shareholder and certain background information about the persons to be nominated. Similarly, no proposal for a shareholder vote may be submitted to the shareholders unless the submitting shareholder files with the Secretary of ENVOY within a specified time period (to be timely, a shareholder's notice must be delivered to ENVOY within the time limits specified by Rule 14a-8 of the Exchange Act) a written notice setting forth certain specified information, including a brief description of the business desired to be brought before the meeting, the reasons for conducting the business at the meeting, the name and address of the shareholder making the proposal, the class and number of shares of ENVOY capital stock beneficially owned by such shareholder, and any material interest of the shareholder in the business to be conducted.

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

SHAREHOLDER ACTION WITHOUT MEETING

     Under the NCBCA, shareholders may act without a meeting if a consent in writing to such action is signed by all shareholders entitled to vote. The TBCA provides that any action that may be taken at a shareholders meeting may be taken without a meeting only if a unanimous written consent setting forth the matter is signed by each shareholder entitled to vote on the matter. A unanimous written consent, however, is unattainable by a public company in most circumstances.

SHAREHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

     North Carolina has two primary anti-takeover statutes, the Shareholder Protection Act and the Control Share Acquisition Act, which govern the shareholder approval required for certain business combinations. As permitted by North Carolina law, Quintiles has opted-out of both these provisions. Instead, Quintiles' articles of incorporation provide that, in the absence of more restrictive requirements under applicable law, any business combination must be approved by either: (1) if at least two-thirds of the full Quintiles board of directors has approved the business combination, the affirmative vote of the shareholders holding at least a majority of the shares issued and outstanding and entitled to vote thereon, or (2) a supermajority of the shares, consisting of at least two-thirds of the shares entitled to vote thereon, and a majority of a quorum of the board of directors (but less than two-thirds of the full board of directors).

     A "fair price" provision in Quintiles' articles of incorporation complements this supermajority voting requirement. Under this provision, a business combination is approved by a supermajority of the shares and a majority of a quorum, but less than two-thirds, of the full Quintiles board of directors, shareholders who do not vote to approve the transaction can elect to sell their shares to the company for cash at a "fair price," as determined by a specified formula.

     Business combinations that trigger the supermajority voting requirements generally include mergers, dispositions of all or substantially all of the corporation's assets, and transactions involving control persons, including combinations with control persons, other combination transactions entered into at the behest of control persons or other transactions which would have the result of increasing a person's control of the corporation. A control person includes any person or entity which, together with its affiliates, owns or controls at least 10% of any class of Quintiles equity (or securities convertible into equity), excluding those persons who obtained that level of control prior to January 1, 1994.

     The TBCA provides that the approval of a corporation's board of directors and of a majority of the outstanding shares of common stock (and other classes or series, if applicable) entitled to vote thereon would generally be required to approve a merger, share exchange, or to sell, lease, exchange or otherwise dispose of substantially all of a corporation's assets. In accordance with the TBCA, submission of a proposal for any such action by a corporation's board of directors to its shareholders may be conditioned on any such basis, including, without limitation, conditions regarding a supermajority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights, if such rights are otherwise available.

     With respect to a merger or share exchange, the TBCA provides that no vote of the shareholders of a corporation would be required if the corporation were the surviving corporation and (i) the charter would remain unchanged after the transaction, subject to

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

certain exceptions; (ii) each shareholder of the corporation immediately before the transaction would hold an identical number of shares, with identical rights and preferences, after the transaction; (iii) the number of voting shares outstanding immediately after the transaction plus the number of voting shares issuable as a result of the transaction (either by conversion of securities issued pursuant to the transaction or the exercise of rights and warrants issued pursuant to the transaction), would not exceed by more than 20% the number of voting shares of the surviving corporation outstanding immediately before the transaction; and (iv) the number of participating shares outstanding immediately after the transaction, plus the number of participating shares issuable as a result of the transaction (either by conversion of securities issued pursuant to the transaction or the exercise of rights and warrants issued pursuant to the transaction), would not exceed by more than 20% the total number of participating shares outstanding immediately before the transaction.

     Approval of the merger requires the approval of a majority of the outstanding shares of ENVOY common stock and Series B convertible preferred stock (voting together as one class) entitled to vote at the ENVOY special meeting. In addition, approval is required by a majority of the outstanding shares of ENVOY Series B convertible preferred stock, voting as a separate voting class.

     The Tennessee Business Combination Act provides that a party owning ten percent (10%) or more of stock in a "resident domestic corporation" is an "interested shareholder" and cannot engage in a business combination with the resident domestic corporation unless the combination (1) takes place at least five years after the interested shareholder first acquired ten percent (10%) or more of the resident domestic corporation, and (2) either (A) is approved by at least two-thirds of the noninterested voting shares of the resident domestic corporation or (B) satisfies certain fairness conditions specified in the Tennessee Business Combination Act. These provisions apply unless (1) the business combination is approved by the target corporations' board of directors before that entity becomes an interested shareholder, or (2) the resident corporation enacts a charter amendment or bylaw to remove itself entirely from the Tennessee Business Combination Act. Such a charter amendment or bylaw must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote and it may not take effect for at least two years after the vote. ENVOY has not adopted a provision in its charter or bylaws removing it from coverage under the Tennessee Business Combination Act.

     The Tennessee Business Combination Act further provides an exemption from liability for officers and directors of resident domestic corporations who do not approve proposed business combinations or charter amendments and bylaws removing their corporations from the Tennessee Business Combination Acts coverage. As long as the officers and directors act in the "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates, and such factors are permitted to be considered by the board of directors under the charter, the officers and directors will be exempt from liability.

     The United States Court of Appeals for the Sixth Circuit has held that the Tennessee Business Combination Act is unconstitutional to the extent that it applies to target corporations organized under the laws of states other than Tennessee.

     The Tennessee Control Share Acquisition Act ("TCSAA") strips a purchaser's shares of voting rights any time an acquisition of shares in a covered Tennessee corporation brings the purchaser's voting power to one-fifth, one-third or a majority of all voting power. The purchaser's voting rights can be established only by a majority vote of the other shareholders.

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

The purchaser may demand a special meeting of shareholders to conduct such a vote. The purchaser can demand such a meeting before making a control share acquisition only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. A target corporation may or may not redeem the purchaser's shares if the shares are not granted voting rights. The TCSAA applies only to a corporation that has adopted a provision in its charter or bylaws expressly declaring that the TCSAA will apply. ENVOY has not adopted any provision in its charter or bylaws electing protection under the TCSAA.

     The United States Court of Appeals for the Sixth Circuit has held the TCSAA unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee.

     Tennessee's Investor Protection Act ("TIPA") applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. The TIPA requires an offeror making a tender offer for an offeree company to file with the Commissioner of Commerce and Insurance (the "Commissioner") a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information material to the takeover offer and may call for hearings. The TIPA does not apply to an offer that the board of directors of the offeree company recommends to shareholders.

     In addition to requiring the offeror to file a registration statement with the Commissioner, the TIPA requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The TIPA prohibits "fraudulent, deceptive, or manipulative acts or practices" by either side, and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company, or any of its respective affiliates has engaged in or is about to engage in a violation of the TIPA. Upon proper showing, the Chancery Court may grant injunctive relief. The TIPA further provides civil and criminal penalties for violations.

     The United States Court of Appeals for the Sixth Circuit has held that the TIPA is unconstitutional to the extent that it applies to target corporations organized under the laws of states other than Tennessee.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     North Carolina law permits a corporation to indemnify its directors, officer, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, because of the fact that such person was a director, officer, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with the proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(1) conducted himself in good faith,

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

(2) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (3) in the case or any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the corporation's board of directors, a committee of directors, special legal counsel or the shareholders in accordance with the statute. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and separate and apart from the indemnification described above under the statutory scheme, North Carolina law permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorneys' fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Quintiles' bylaws provide for indemnification to the fullest extent permitted under North Carolina law, provided, however, that Quintiles will indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors. Accordingly, Quintiles may indemnify its directors, officers, and employees in accordance with either the statutory or non-statutory standard.

     In addition, North Carolina law requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification.

     Finally, North Carolina law provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized under North Carolina law to indemnify such party. Quintiles currently maintains directors' and officers' insurance policies covering its directors and officers.

     As permitted by North Carolina law, Quintiles' articles of incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director, provided that, under North Carolina law, such limitation will not apply to (1) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with Quintiles' best interests,
(2) any liability for unlawful distributions under North Carolina law, (3) any transaction from which the director derived an improper personal benefit or (4) acts or omissions occurring prior to the date the provision became effective.

     The TBCA provides, in certain situations, for mandatory and permissive indemnification of directors and officers. The TBCA provides that statutory indemnification is not to be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled; provided, however that the TBCA states that no indemnification may be made if a final adjudication adverse to the director or officer establishes his or her liability (1) for any breach of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (3) for unlawful distributions. ENVOY's charter and bylaws contain provisions obligating ENVOY to indemnify its directors to the fullest extent permitted by the TBCA.

     In addition, the TBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee or agent, whether or not the corporation would have the power to indemnify, the individual against the same liability under the TBCA. ENVOY currently maintains directors' and officers' insurance polices covering its directors and officers.

     ENVOY'S charter and its bylaws provide that ENVOY shall indemnify against liability, and advance expenses to, any present or former director or officer of ENVOY to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule or regulation adopted in lieu thereof. Additionally, the charter provides that no director shall be personally liable to ENVOY or any of its shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (1) any breach of a director's duty of loyalty to ENVOY or its shareholders, (2) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (3) any unlawful distributions, or (4) receiving any improper personal benefit. ENVOY has entered into indemnification agreements with each of its directors and executive officers.

DIVIDENDS AND REPURCHASE OF SHARES

     North Carolina law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and similar terms.

     Under North Carolina law, a corporation may not make any distribution (including dividends, whether in cash or other property, and redemptions or repurchases of its shares) if it would result in either: (1) the corporation being unable to pay its debts when they become due or (2) the corporation's assets being less that the sum of its liabilities plus any preferential liquidation rights of shareholders. A director of a North Carolina corporation may be personally liable to the corporation to the extent that the amount of the distribution exceeds such permissible amounts if it is established that he did not perform his duties as a director in good faith with reasonable care in a manner which he believes to be in the best interests of the corporation. A director held liable for unlawful distributions is entitled to contribution from other directors voting in favor of the distribution and reimbursement from each shareholder of the amount which the shareholder accepted with knowledge the distribution was unlawful.

     The TBCA provides that a corporation generally may make dividends or other distributions to its shareholders unless after the distribution either (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of its preferred stock. A director of a Tennessee corporation may be personally liable to the corporation to the extent that the amount of the distribution exceeds such permissible amounts if it is established that he did not perform his duties as a director in good faith with reasonable care in a manner which he believes to be in the best interests of the corporation. A director held liable for unlawful distributions is entitled to contribution from other directors voting in favor of the distribution and reimbursement from each shareholder of the amount which the shareholder accepted with knowledge the distribution was unlawful. ENVOY has never declared or paid any cash dividends on the ENVOY common stock, and the merger agreement prohibits ENVOY from declaring or paying dividends before completion of the merger.

DISSENTERS' APPRAISAL RIGHTS

     Under North Carolina law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances be entitled to appraisal rights, pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. In North Carolina, appraisal rights are also available for certain amendments to a corporation's articles of incorporation.

     The TBCA generally provides dissenters' rights for mergers and share exchanges that would require shareholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales) and certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares. Dissenters' rights are not available as to any shares which are listed on an exchange registered under Section 6 of the Exchange Act or are "national market system" securities as defined in rules promulgated pursuant to the Exchange Act. The ENVOY common stock is listed on The Nasdaq Stock Market; consequently, dissenters' rights are not currently available to the holders of ENVOY common stock. In addition, pursuant to the stock voting agreement, each holder of ENVOY Series B convertible preferred stock irrevocably waived the right to dissent, notice of dissenters' rights and all other such rights arising under Tennessee law.

RIGHTS PLAN

     Quintiles does not have a shareholder rights plan. By contrast, ENVOY has a shareholder rights plan. In accordance with and pursuant to the ENVOY Rights Agreement, dated June 1, 1995, as amended (the "ENVOY Rights Agreement"), one stock purchase right (a "Right") is issued with each share of ENVOY common stock issued. Each Right, when it first becomes exercisable, entitles the holder to purchase from ENVOY one-tenth of one share of Series A preferred stock at an initial exercise price of $60.00 per tenth of a share (the "Exercise Price"), subject to adjustment.

     Initially, the Rights will not be exercisable or transferable apart from the shares of ENVOY common stock with respect to which they are or have been distributed, and will be evidenced only by the certificates representing such shares. The Rights will become exercisable and transferable apart from ENVOY common stock on a date (the "Exercisability Date") that is the earlier of (1) the tenth day following the Stock Acquisition Date, defined as the close of business on the day a public announcement has been made that a person or group of affiliated or associated persons has become an Acquiring Person (as defined below), or (2) the close of business on such date as a majority of the ENVOY board of directors shall determine, which date shall be any date following the commencement of a tender or exchange offer that, if consummated, would result in a person or group becoming an Acquiring Person. The Rights will be exercisable from the Exercisability Date until the

Expiration Date (which is the earliest of the consummation of the merger, the close of business on February 2, 2005 or the date on which the Rights are redeemed by ENVOY), at which time they will expire. With certain exceptions described in the ENVOY Rights Agreement, a person or group becomes an "Acquiring Person" when such person or group acquires or obtains the rights to acquire beneficial ownership of 20% or more of the then outstanding shares of ENVOY common stock (other than as a result of a Permitted Offer, as defined below), or 10% or more of such shares if (1) the ENVOY board of directors, after reasonable inquiry and investigation, determines to declare the acquiring person an "Adverse Person" under guidelines set forth in the ENVOY Rights Agreement or (2) such 10% ownership is acquired by a person or group during the pendency of, or prior to the expiration of 20 business days after the termination or expiration of, a tender or exchange offer for ENVOY common stock. A "Permitted Offer" is a tender or exchange offer for all outstanding shares of ENVOY common stock upon terms that a majority of the members of the ENVOY board of directors (who are not officers of ENVOY and who qualify as "Continuing Directors" under the ENVOY Rights Agreement) determine to be adequate and in the best interests of ENVOY and its shareholders. Prior to the Exercisability Date, the Rights will not be transferable apart from the shares of ENVOY common stock to which they are attached; hence, the surrender or transfer of any ENVOY common stock certificate prior to that date will also constitute the transfer of the Rights associated with the shares represented by such certificate. As soon as practicable after the Exercisability Date, separate certificates evidencing the Rights will be mailed to each record holder of shares of ENVOY common stock.

     Upon the occurrence of an Exercisability Date, each holder of a Right will thereafter have the right (the "Flip-In Right") to receive, upon exercise, the number of shares of Series A preferred stock (or in the discretion of the ENVOY board of directors, ENVOY common stock) having a market value immediately prior to the Exercisability Date equal to two times the then current Exercise Price of the Right; provided, however, that any Right that is (or, in certain circumstances specified in the ENVOY Rights Agreement, was) beneficially owned by an Acquiring Person (or any of its affiliates or associates) will become null and void upon the occurrence of an Exercisability Date. Cash will be paid in lieu of issuing fractional shares.

     If, at any time following a Stock Acquisition Date, either (1) ENVOY is acquired in a merger or other business combination transaction or (2) ENVOY sells or otherwise transfers more than 50% of its aggregate assets or earning power, each holder of a Right (except Rights previously voided as described above) will thereafter have the right (the "Flip-Over Right") to receive, upon exercise, shares of common stock of the acquiring person having a value equal to two times the then current Exercise Price of the Right. The Flip-Over Right shall be exercisable apart from, and regardless of the exercise or surrender of, the Flip-In Right.

     At any time prior to the earlier to occur of (1) the close of business on the tenth day (subject to extension by ENVOY's board of directors) following the Stock Acquisition Date, or (2) the Final Expiration Date, and in certain other circumstances, the ENVOY board of directors may redeem the Rights in whole but not in part at a redemption price of $.01 per Right.

     At any time prior to the Exercisability Date, the ENVOY board of directors may amend any provision of the ENVOY Rights Agreement in any manner. Thereafter, the ENVOY board of directors may amend the ENVOY Rights Agreement in certain respects, including generally (1) to shorten or lengthen any time period under the ENVOY Rights Agreement or (2) in any manner that the ENVOY board of directors deems necessary or desirable, so long as such amendment is consistent with and for the purpose of fulfilling the objectives of the ENVOY board of directors in originally adopting the ENVOY Rights Agreement. Certain amendments (including changes to the redemption price, Exercise Price, Expiration Date, or number of shares for which a Right is exercisable), whether prior to the Exercisability Date or thereafter, are permitted only upon approval by a majority of the members of the ENVOY board of directors.

     In connection with the proposed merger and pursuant to the ENVOY Rights Agreement, ENVOY and First Union National Bank executed Amendment No. 1 (the "Rights Amendment") to the ENVOY Rights Agreement, effective as of December 15, 1998. The Rights Amendment excludes the following actions or occurrences from triggering an Exercisability Date, a Stock Acquisition Date or the qualification of a Person as an Acquiring Person: (1) the public announcement, public disclosure, execution and delivery or amendment of the merger agreement or the stock voting agreement, (2) the performance by any party of its obligations under the merger agreement or the stock voting agreement, (3) the acquisition of beneficial ownership of ENVOY common stock by Quintiles or QELS pursuant to or in connection with the merger or the stock voting agreement or (4) the consummation of the other transactions contemplated by the merger agreement or the stock voting agreement. In addition, the Rights Amendment narrows the time frame during which the Rights will be exercisable and excludes transactions contemplated by the merger agreement or the stock voting agreement from the restrictions on consummating any share exchange, merger, sale or transfer with a party that does not have a sufficient number of authorized shares of common stock issued or reserved to permit the exercise in full of the Rights.

                                  PROPOSAL TWO

                             QUINTILES SHAREHOLDERS

                  AMENDMENT TO QUINTILES' AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                      TO INCREASE THE NUMBER OF SHARES OF
                            AUTHORIZED COMMON STOCK

     Under Quintiles' Amended and Restated Articles of Incorporation, Quintiles is authorized to issue up to 200,000,000 shares of Quintiles common stock. The Quintiles board of directors has approved an amendment to Quintiles' articles of incorporation that increases this maximum number of authorized shares of Quintiles common stock by 300,000,000 shares to a total of 500,000,000 shares and recommended approval by the Quintiles shareholders. If the Quintiles shareholders do not approve the Common Stock Amendment, then the number of authorized shares of Quintiles common stock will remain at 200,000,000.

     The purpose of the proposed Common Stock Amendment is to provide sufficient shares for corporate purposes, including possible future acquisitions, benefit plans, recapitalizations, stock splits and other corporate purposes, although no such use currently is planned. Once authorized, the additional shares of Quintiles common stock may be issued by the Quintiles board of directors without further action by the Quintiles shareholders, unless such action is required by law or applicable stock exchange requirements. Accordingly, this solicitation may be the only opportunity for the Quintiles shareholders to take action in connection with such acquisitions, benefit plans, recapitalizations and other corporate actions. As of January 21, 1999, 78,040,290 shares of Quintiles common stock were issued and outstanding, 3,474,250 shares were reserved for issuance upon conversion of Quintiles' 4.25% Convertible Subordinated Notes due 2000, approximately 10,634,763 shares were reserved for issuance under Quintiles' stock option plans, approximately 285,162 shares were reserved for issuance under Quintiles Employee Stock Purchase Plan, 5,122,623 shares are to be exchanged in the PMSI Transaction and 28,439,160 shares are to be exchanged in the merger for shares of ENVOY capital stock. Thus, of the 200,000,000 shares of Quintiles common stock currently authorized, approximately 74,003,752 shares would be unissued and unreserved if the Common Stock Amendment is not approved and the merger is completed.

     The resolution to be considered by the Quintiles shareholders at the special meeting reads as follows:

     "RESOLVED, that Article IV, Section 4.1, of the Amended and Restated Articles of Incorporation of Quintiles Transnational Corp. should be amended to read in full as follows:

        Section 4.1. Total Number of Shares of Stock. The total number of shares of capital stock of all classes that the Corporation shall have the authority to issue is 525,000,000 shares. The authorized capital stock is divided into 25,000,000 shares of preferred stock, having $.01 par value (the "Preferred Stock"), and 500,000,000 shares of common stock, having $.01 par value (the "Common Stock").

     FURTHER RESOLVED, that the proper officers of the Corporation are hereby authorized and directed, after shareholder approval of the proposed amendment, to prepare (or have prepared) and to execute Articles of Amendment to the Amended and Restated Articles of Incorporation, and deliver and to file such Articles of Amendment with the North Carolina Secretary of State and to take such additional actions as they or any of them may consider necessary or appropriate to enable the Corporation to carry out the intent and purposes of the foregoing resolutions."

     North Carolina law requires the Quintiles shareholders to approve this proposal. Unless authority has been withheld, the proxy agents intend to vote FOR approval of the Common Stock Amendment. Approval of the Common Stock Amendment requires the affirmative vote, either in person or by proxy, of at least a majority of all outstanding shares of Quintiles common stock entitled to vote at the special meeting. An abstention, withholding of authority to vote or broker non-vote will count for purposes of establishing a quorum with respect to this matter at the special meeting, will have the same legal effect as an "against" vote and will be counted in determining whether the proposal has received the required shareholder vote.

     THE QUINTILES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMMON STOCK AMENDMENT.

                          FUTURE SHAREHOLDER PROPOSALS

     If the merger is consummated, the ENVOY shareholders will become shareholders of Quintiles. Pursuant to Rule 14a-8 promulgated under the Exchange Act, Quintiles shareholders may present proposals for inclusion in the Quintiles proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to Quintiles in a timely manner. ENVOY shareholders who become shareholders of Quintiles may present proposals for inclusion in the Quintiles proxy statement for its 2000 annual meeting, as the date for inclusion in the proxy statement for the 1999 annual meeting has already passed. Any such proposal must comply with Rule 14a-8.

                                 LEGAL MATTERS

     Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., has issued a legal opinion concerning the legality of the shares of Quintiles to be issued to ENVOY shareholders. Smith Anderson lawyers own in the aggregate approximately 4,200 shares of Quintiles common stock. Certain of the tax consequences of the merger will be passed upon as of the effective time of the merger by Bass, Berry & Sims PLC, as counsel to ENVOY, and Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., as counsel to Quintiles.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Quintiles' consolidated financial statements included in its Current Report on Form 8-K dated January 27, 1999, as set forth in their report, which is incorporated by reference in this Joint Proxy Statement/ Prospectus. Quintiles' consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Representatives of Arthur Andersen LLP, Quintiles' current independent public accountants, are expected to be present at the Quintiles special meeting, will have the opportunity to make a statement at such meeting if they desire to do so and are expected to be available to respond to appropriate questions.

     Ernst & Young LLP, independent auditors, have audited ENVOY's consolidated financial statements included in Quintiles' Current Report on Form 8-K dated February 17, 1999, as set forth in their report, which is incorporated by reference in this Joint Proxy Statement/Prospectus. The financial statements of Professional Office Services, Inc. and XpiData, Inc. (both of which were acquired by ENVOY in February 1998 in business combinations accounted for as poolings-of-interests), incorporated by reference in this Joint Proxy Statement/Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. ENVOY's consolidated financial statements are incorporated by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     Representatives of Ernst & Young LLP, ENVOY's current independent auditors, are expected to be present at the ENVOY special meeting, will have the opportunity to make a statement at the special meeting if they desire to do so and are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

     Quintiles and ENVOY file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. You may read and copy any of these materials at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You also can find Quintiles' and ENVOY's SEC filings on the SEC's web site at http://www.sec.gov or from commercial document retrieval services. Reports, proxy statements and other information with respect to Quintiles and ENVOY are also available for inspection at the office of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows Quintiles and ENVOY to incorporate by reference into this Joint Proxy Statement/Prospectus the information each company files with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate by reference is considered part of this Joint Proxy Statement/Prospectus, and any information we later file with the SEC will automatically update and supersede the information in this Joint Proxy Statement/Prospectus.

     We incorporate by reference in this Joint Proxy Statement/Prospectus and refer you to the documents listed below:

     FOR QUINTILES (FILE NO. 000-23520):

        1. Quintiles' Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

        2. Quintiles' Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

        3. Quintiles' Current Reports on Form 8-K dated February 2, 1998, February 4, 1998, February 26, 1998, February 26, 1998 (as amended March 20, 1998 on Form 8-K/A), March 20, 1998, April 22, 1998, July 22, 1998,
     October 21, 1998, December 16, 1998, December 17, 1998, January 27, 1999
     (as amended on February 17 on Form 8-K/A), January 27, 1999 and February 17, 1999;

        4. The description of Quintiles common stock contained in its Registration Statement on Form 8-A, filed with the SEC on February 28, 1994 and amended on April 11, 1994; and

        5. All other documents Quintiles files with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and before the end of the Quintiles special meeting.

     You may request a copy of these filings, at no cost, by writing or telephoning Quintiles at the following:

     Investor Relations
     Attention: Greg Connors
     Quintiles Transnational Corp.
     4709 Creekstone Drive
     Riverbirch Building, Suite 200
     Durham, North Carolina 27703-8411
     (919) 998-2000

     If you request any incorporated documents from Quintiles, they will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

     FOR ENVOY (FILE NO. 000-25062):

        1. ENVOY's Annual Report on Form 10-K (as amended on November 20, 1998 on Form 10-K/A thereto) for the fiscal year ended December 31, 1997;

        2. ENVOY's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 (as amended November 20, 1998 on Form 10-Q/A thereto), June 30, 1998 (as amended November 20, 1998 on Form 10-Q/A thereto) and September 30, 1998;

        3. ENVOY's Current Reports on Form 8-K dated February 23, 1998, February 27, 1998 (as amended May 5, 1998 and November 16, 1998 on Forms 8-K/A thereto), July 2, 1998, December 17, 1998, December 22, 1998, February 9, 1999 and February 17, 1999;

        4. The description of ENVOY common stock contained in its registration statement on Form 10 filed on November 1, 1994, as amended through Post-Effective Amendment No. 4, filed on May 4, 1995; and

        5. All other documents ENVOY files with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/ Prospectus and before the end of the ENVOY special meeting.

     You may request a copy of these filings, at no cost, by writing or telephoning ENVOY at the following:

     Investor Relations
     Attention: Rhonda Holland
     ENVOY Corporation
     Two Lakeview Place
     15 Century Boulevard, Suite 600
     Nashville, Tennessee 37214
     (615) 885-3700

     If you request any incorporated documents from ENVOY, they will be mailed to you by first class mail or another equally prompt means, within one business day after your request is received.

     You should also note that the SEC considers this Joint Proxy
Statement/Prospectus to be part of a Registration Statement filed with the SEC (Registration No. 333-72495). Since this Joint Proxy Statement/Prospectus omits certain portions of the information provided in the Registration Statement, we also refer you to that document.

     Quintiles has supplied the information contained in this Joint Proxy Statement/ Prospectus relating to Quintiles, and ENVOY has supplied the information relating to ENVOY.

     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Joint Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                             LIST OF DEFINED TERMS

                                      PAGE
                                      ----
Acquiring Person....................   92
Acquisition Transaction.............   71
Affiliate Letters...................   66
Average Bonus.......................   60
Closing Date........................   62
Code................................   27
Commissioner........................   88
Common Stock Amendment..............   41
Continuing Directors................   92
Continuing Employees................   77
CVP.................................   79
EBIT................................   57
EBITDA..............................   52
EDI.................................    7
effective time of the merger........   62
Engagement Letter...................   59
ENVOY capital stock.................   62
ENVOY Comparable Companies..........   52
ENVOY Forecasts.....................   56
ENVOY Meeting Date..................   75
ENVOY Rights Agreement..............   91
ERISA...............................   69
Excess Parachute Payments...........   60
Exchange Act........................   65
Exchange Agent......................   63
Exercisability Date.................   91
Exercise Price......................   91
Flip-In Right.......................   92
Flip-Over Right.....................   92
FTC.................................   14

                                      PAGE
                                      ----
Goldman Sachs.......................   10
Healthcare Information Companies....   52
Healthcare Information Services
  Transactions......................   53
HSR Act.............................   14
IBES................................   52
IRS.................................   27
LTM EBITDA..........................   52
Maximum Amount......................   61
Morgan Stanley Opinion..............   50
NCBCA...............................   81
PMSI................................    8
PMSI Transaction....................   79
Permitted Offer.....................   92
QELS Corp...........................   62
Quintiles Meeting Date..............   76
Quintiles Comparable Companies......   52
Registration Statement..............   73
Right...............................   91
Securities Act......................   66
Selected Companies..................   57
Selected Transactions...............   57
Stock Acquisition Date..............   91
Superior Proposal...................   72
Synergies...........................   56
Tax Opinions........................   64
TBCA................................   78
TCSAA...............................   87
TIPA................................   88

         INDEX TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

                                                              PAGE
                                                              ----
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA OF
QUINTILES, PMSI AND ENVOY
  Introduction to Unaudited Pro Forma Combined Condensed
     Financial Data.........................................   F-2
  Unaudited Pro Forma Combined Condensed Balance Sheet as of
     September 30, 1998.....................................   F-4
  Notes to Unaudited Pro Forma Combined Condensed Balance
     Sheet as of September 30, 1998.........................   F-5
  Unaudited Pro Forma Combined Condensed Statement of
     Operations for the nine months ended September 30,
     1998...................................................   F-9
  Notes to Unaudited Pro Forma Combined Condensed Statement
     of Operations for the nine months ended September 30,
     1998...................................................  F-10
  Unaudited Pro Forma Combined Condensed Statement of
     Operations for the year ended December 31, 1997........  F-12
  Notes to Unaudited Pro Forma Combined Condensed Statement
     of Operations for the year ended December 31, 1997.....  F-13
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA OF
  QUINTILES AND ENVOY
  Introduction to Unaudited Pro Forma Combined Condensed
     Financial Data.........................................  F-15
  Unaudited Pro Forma Combined Condensed Balance Sheet as of
     September 30, 1998.....................................  F-16
  Unaudited Pro Forma Combined Condensed Statement of
     Operations for the nine months ended September 30,
     1998...................................................  F-17
  Unaudited Pro Forma Combined Condensed Statement of
     Operations for the nine months ended September 30,
     1997...................................................  F-18
  Unaudited Pro Forma Combined Condensed Statement of
     Operations for the year ended December 31, 1997........  F-19
  Unaudited Pro Forma Combined Condensed Statement of
     Operations for the year ended December 31, 1996........  F-20
  Unaudited Pro Forma Combined Condensed Statement of
     Operations for the year ended December 31, 1995........  F-21

                           QUINTILES, PMSI AND ENVOY

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following unaudited pro forma combined condensed financial data and explanatory notes are presented to show the impact on the historical financial position and results of operations of Quintiles assuming the proposed business combinations of Quintiles and PMSI, which is to be accounted for using the purchase method of accounting, and Quintiles and ENVOY, which is to be accounted for using the pooling of interests method of accounting, had occurred as discussed below. PMSI prepares its financial statements on the basis of a fiscal year ending on June 30. ENVOY's year end is December 31. Quintiles' year end is December 31. To reflect PMSI results on a calendar year basis consistent with Quintiles, PMSI's historical operating results for the year ended December 31, 1997 are based on PMSI's last two fiscal quarters of its fiscal year ended June 30, 1997, combined with the results of the six months ended December 31, 1997. PMSI's operating results for the nine months ended September 30, 1998 are based on PMSI's last two fiscal quarters of its fiscal year ended June 30, 1998 and the three-month period ended September 30, 1998.

     In the PMSI business combination, each share and share option of PMSI common stock outstanding at the consummation of the purchase will be converted into the right to receive a fraction of a share of Quintiles common stock that is equal to $15.40 divided by the average closing price of the Quintiles common stock during the 10 trading days ending on the day that is two days prior to the consummation of the PMSI purchase (the "Average Trading Price"). Quintiles will pay cash in lieu of fractional shares. Since the number of shares to be issued in the PMSI business combination will not be known until the last business day prior to its completion, the unaudited pro forma combined condensed financial data assumes a hypothetical PMSI exchange ratio of 0.308, which is based on a hypothetical Quintiles common stock Average Trading Price of $50.00.

     In the ENVOY business combination, each outstanding share of ENVOY common stock and ENVOY Series B convertible preferred stock will be exchanged for 1.166 shares of Quintiles common stock. Based on a total of approximately 24,374,000 shares of ENVOY common stock and preferred stock outstanding on December 14, 1998, Quintiles would issue approximately 28,421,000 shares of Quintiles common stock in the merger. Quintiles will pay cash in lieu of fractional shares. Quintiles will also convert any remaining unexercised ENVOY stock options into Quintiles stock options at the ENVOY exchange ratio.

     The unaudited pro forma combined condensed balance sheet reflects the combined historical balance sheets of Quintiles, PMSI and ENVOY at September 30, 1998. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1997 and for the nine months ended September 30, 1998 reflect the combined historical operating results of Quintiles, PMSI (prepared as discussed in paragraph one above) and ENVOY for such periods.

     The pro forma adjustments related to the unaudited pro forma combined condensed balance sheet have been computed assuming the transactions were consummated at the end of the most recent period for which a balance sheet is presented. The pro forma adjustments related to the unaudited pro forma combined condensed statements of operations have been computed assuming the transactions were consummated at the beginning of the most recent fiscal period presented.

     As applicable, the unaudited pro forma combined condensed financial data reflect preliminary purchase price allocations related to the PMSI business combination. Estimates relating to the fair value of certain assets and liabilities have been made as more fully described in the notes to the unaudited pro forma combined condensed financial data. The final purchase price allocation will be made on the basis of appraisals and evaluations once the purchase is consummated and, therefore, the actual purchase price allocation is likely to differ from that reflected in the unaudited pro forma combined condensed financial data.

     The unaudited pro forma combined condensed operating results presented do not reflect any incremental direct costs, potential cost savings or revenue enhancements which may result from the consolidation of certain operations of Quintiles and PMSI, Quintiles and ENVOY, or Quintiles, PMSI and ENVOY. Therefore, the unaudited pro forma combined condensed statements of operations may not be indicative of the results of past or future operations. No assurances can be given with respect to the ultimate level of cost savings and/or revenue enhancements which may be realized following consummation of the proposed transactions.

     The historical financial data of PMSI shown in the unaudited pro forma combined condensed financial data and explanatory notes reflect the impact on the historical results of operations of certain operations sold by PMSI prior to the consummation of the purchase. The pro forma portfolio changes reflect the elimination of the results of operations of these disposed businesses. PMSI's disposals of (i) its non-US operating assets, sold on December 3, 1998 and August 5, 1998; (ii) IMR S.A. ("IMR"), its French point of sale marketing business sold on March 31, 1998; (iii) its interest in a joint venture in the U.S. with Source Informatics Inc. ("Source," and the joint venture "Source US") and its over-the-counter businesses (the "OTC Business"), sold on December 15, 1997; (iv) and Bugamor Publishing, sold on July 30, 1997, are collectively referred to as "Other Dispositions."

     The Other Dispositions are reflected in the September 30, 1998 unaudited PMSI historical balance sheet, except for the December 3, 1998 disposal, which disposal is not material to the September 30, 1998 unaudited PMSI historical balance sheet. The unaudited pro forma combined condensed statements of operations exclude the results of operations of the Other Dispositions for the year ended December 31, 1997 and the nine months ended September 30, 1998 as if the Other Dispositions had occurred at the beginning of the period presented.

     The unaudited pro forma combined condensed financial data are not necessarily indicative of the results that would have been obtained had the business combinations occurred on the date indicated. The unaudited pro forma combined condensed financial data should be read in conjunction with the related historical financial statements and notes thereto of Quintiles, PMSI and ENVOY incorporated by reference or included in this Joint Proxy Statement/Prospectus.

                           QUINTILES, PMSI AND ENVOY

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                                                                                    QUINTILES,
                                                                          QUINTILES                                  PMSI AND
                                                                           AND PMSI                                   ENVOY
                                     HISTORICAL         PRO FORMA            PRO       HISTORICAL    PRO FORMA         PRO
                                QUINTILES     PMSI     ADJUSTMENTS          FORMA        ENVOY      ADJUSTMENTS       FORMA
                                ---------   --------   -----------        ----------   ----------   -----------     ----------
ASSETS
Current assets:
 Cash and cash equivalents....  $ 88,499    $ 42,330    $ 23,550(2),(4)  $  154,379     $ 22,095     $     --       $  176,474
 Accounts receivable and
   unbilled services..........   295,425       5,388          --            300,813       44,429           --          345,242
 Investments..................    44,448      97,306          --            141,754           --           --          141,754
 Prepaid expenses.............    26,931          --          --             26,931        1,471           --           28,402
 Other current assets.........    10,738       1,806          --             12,544        4,751           --           17,295
                                --------    --------    --------         -----------    --------     --------       ----------
   Total current assets.......   466,041     146,830      23,550            636,421       72,746           --          709,167
Property and equipment........   353,095       3,992          --            357,087       45,785           --          402,872
Less accumulated
 depreciation.................   113,939       2,290          --            116,229       26,887           --          143,116
                                --------    --------    --------         -----------    --------     --------       ----------
                                 239,156       1,702          --            240,858       18,898           --          259,756
Intangibles and other assets:
 Intangibles..................    71,369       9,214     103,880(1)         184,463       82,416           --          266,879
 Investments..................    59,514      20,435          --             79,949          268           --           80,217
 Deferred income taxes........    68,683         162          --             68,845           --           --           68,845
 Deposits and other assets....    33,189       5,590        (700)(2)         38,079        4,722           --           42,801
                                --------    --------    --------         -----------    --------     --------       ----------
                                 232,755      35,401     103,180            371,336       87,406           --          458,742
                                --------    --------    --------         -----------    --------     --------       ----------
   Total assets...............  $937,952    $183,933    $126,730         $1,248,615     $179,050     $     --       $1,427,665
                                ========    ========    ========         ===========    ========     ========       ==========

LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities:
 Lines of credit..............  $    366    $     --    $     --         $      366     $     --     $     --       $      366
 Accounts payable and accrued
   expenses...................   118,819      16,290      12,510(1)         147,619       26,702       20,000(6)       194,321
 Credit arrangements,
   current....................    13,519          20          --             13,539           84           --           13,623
 Unearned income..............   120,827       7,781          --            128,608        1,596           --          130,204
 Income taxes and other
   current liabilities........    14,843          --      73,000(4)          87,843       11,143           --           98,986
                                --------    --------    --------         -----------    --------     --------       ----------
   Total current
     liabilities..............   268,374      24,091      85,510            377,975       39,525       20,000          437,500
Long-term liabilities:
 Credit arrangements, less
   current portion............   153,879          15          --            153,894          561           --          154,455
 Long-term obligations........    24,172      49,325     (49,325)(2)         24,172           --           --           24,172
 Deferred income taxes and
   other liabilities..........    26,580          40       2,657(1)          29,277        9,131           --           38,408
                                --------    --------    --------         -----------    --------     --------       ----------
                                 204,631      49,380     (46,668)           207,343        9,692           --          217,035
                                --------    --------    --------         -----------    --------     --------       ----------
   Total liabilities..........   473,005      73,471      38,842            585,318       49,217       20,000          654,535
Shareholders' equity:
 Preferred stock..............        --          --          --                 --       41,300      (41,300)(5)           --
 Common stock and additional
   paid-in-capital............   356,059      79,997     118,353(1)         554,409      135,258       41,300(5)       730,967
 Retained earnings
   (deficit)..................   112,379      29,398     (29,398)(1)        112,379      (46,725)     (20,000)(6)       45,654
 Other equity.................    (3,491)      1,067      (1,067)(1)         (3,491)          --           --           (3,491)
                                --------    --------    --------         -----------    --------     --------       ----------
   Total shareholders'
     equity...................   464,947     110,462      87,888            663,297 (3)  129,833      (20,000)         773,130
                                --------    --------    --------         -----------    --------     --------       ----------
   Total liabilities and
     shareholders' equity.....  $937,952    $183,933    $126,730         $1,248,615     $179,050     $     --       $1,427,665
                                ========    ========    ========         ===========    ========     ========       ==========

                           QUINTILES, PMSI AND ENVOY
         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

     The unaudited pro forma combined condensed balance sheet is based on the following adjustments and related assumptions.

     The PMSI business combination will be accounted for as a purchase, and as such, the final purchase price allocations will be made on the basis of appraisals and evaluations once the purchase is consummated and, therefore, the actual purchase price allocation is likely to differ from that reflected in the unaudited pro forma combined condensed balance sheet.

     The ENVOY business combination will be accounted for as a pooling of interests.

NOTE 1

     The pro forma preliminary purchase allocation to record the PMSI business combination is summarized below:

Shares of PMSI common stock outstanding....................   12,407,121(a)
Exchange ratio.............................................        0.308(b)
                                                             -----------
Shares of Quintiles common stock assumed issued............    3,821,393
                                                             ===========
Share options of PMSI common stock outstanding.............    1,439,700(a)
Exchange Ratio.............................................        0.308(b)
                                                             -----------
Share options of Quintiles common stock assumed issued.....      443,428
                                                             ===========
Consideration paid to PMSI shareholders for:
  Quintiles common stock...................................  $   191,070(c)
  Quintiles common stock options...........................        7,280(d)
                                                             -----------
     Subtotal..............................................      198,350
Non-recurring transaction costs............................       12,510(e)
                                                             -----------
Aggregate purchase price...................................      210,860
Less: historical net assets acquired.......................     (110,462)
                                                             -----------
Premium to allocate........................................  $   100,398
                                                             ===========
Adjustments to fair value of net assets acquired:
  Elimination of PMSI historical goodwill..................  $    (9,214)(f)
  Intangible asset acquired -- software....................        6,900(g)
  Goodwill.................................................      106,194(g)
                                                             -----------
     Total Intangibles.....................................      103,880
  Elimination of PMSI original debt issuance costs.........         (700)Note 2
  Non-recurring costs incurred.............................         (125)Note 2
  Deferred tax liability...................................       (2,657)(h)
                                                             -----------
                                                             $   100,398
                                                             ===========

-------------------------

(a)  Outstanding on September 30, 1998.
(b) Using a hypothetical exchange ratio, based on an assumed Quintiles common stock Average Trading Price of $50.00, each share and share option of PMSI common stock outstanding at the consummation of the purchase will be converted into the right to

                           QUINTILES, PMSI AND ENVOY

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                          BALANCE SHEET -- (CONTINUED)

     receive 0.308 of a share of Quintiles common stock. In addition, all vested and unvested options to purchase PMSI common stock will become options to acquire Quintiles common stock based on the same exchange ratio. Under the terms of the PMSI business combination, PMSI shareholders (and option holders if options are exercised) may elect to defer receipt of half of the Quintiles common stock to which they are entitled. If this election is made, as more fully disclosed in the Proxy Statement/Prospectus, the shareholder will also be entitled to receive a contingent value payment related to the deferred shares under specified conditions. Such payment would relate to a decline in price of Quintiles common stock for 75 days subsequent to closing of the combination, as defined. Any payments made would be charged to shareholders' equity.
(c)  Based upon assumed Quintiles common stock Average Trading Price of $50.00.
(d) The estimated fair value using a Black-Scholes option pricing model based on the following assumptions:
         Expected dividend yield                                 0%
         Risk-free interest rate                              4.53%
         Expected volatility                                    40%
         Expected life (in years from vest)                       1
(e) Non-recurring transaction costs (as currently estimated by management) consisting of severance (approximately $2.9 million), direct transactions costs (approximately $4.8 million), consideration for the affirmation and revision of a preacquisition contingency of PMSI (approximately $4.5 million) and other costs related to the integration of the PMSI business (approximately $.3 million).
(f) Elimination of the unamortized goodwill of $9,214 recorded by PMSI in conjunction with its acquisition of Scott-Levin.
(g) The final determination of adjustments to assets and liabilities will be made based upon the fair values as of the consummation of the purchase and after appraisals and evaluations are complete. The final amounts are likely to differ from the estimates provided herein.
(h) Deferred income taxes are based on the intangible software asset acquired($6,900) using a 38.5% tax rate.

     The excess of the purchase price over the historical value of the net assets acquired was allocated first to identifiable intangible assets with the remainder recorded as goodwill. Quintiles' Executive Management along with its outside advisors and the management of PMSI and Scott-Levin performed a review to identify intangible assets and determine the value, if any, of such assets. This review resulted in the identification of proprietary software and proprietary databases (collectively, "software") as intangible assets that would provide future benefit to the combined companies. The value of the proprietary software was determined to be incidental and related totally to the proprietary software's purpose, which was to facilitate the utilization of the proprietary databases. Based upon the estimated replacement cost, the value of the proprietary software was estimated to be $6.9 million of the excess of the purchase price. The value of the proprietary databases was determined to be dependent on the data with which they are populated. The value of the data is limited to the period in which it relates. Once more recent data are available, the value of the prior data is minimal. Based on the age of the data contained in the proprietary databases, no additional value was ascribed to the identified intangible asset, software. With software as the only

                           QUINTILES, PMSI AND ENVOY

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                          BALANCE SHEET -- (CONTINUED)

identified intangible asset, the remainder of the excess of the purchase price was allocated to goodwill.

     Quintiles' Executive Management and Board of Directors view this acquisition as highly strategic, acknowledge the strong value of goodwill and believe 30 years is an appropriate life for the goodwill. In reaching this conclusion regarding the goodwill life, Executive Management and the Board of Directors considered a number of factors. First, Scott-Levin provides healthcare-related market research services, an industry that has evolved over the past 35 years and which serves a stable client base, pharmaceutical companies. Second, Scott-Levin bears a highly respected brand name and operates in a specialized market with few competitors and significant barriers to entry. Third, Scott-Levin will form the foundation for Quintiles to expand into the healthcare informatics industry, an area that management believes will add value to the Company's existing services and provide opportunities for future growth.

NOTE 2

     As a condition to closing of the PMSI purchase, on February 1, 1999 PMSI completed the redemption of all its outstanding 6.25% Convertible Subordinated Debentures ($49,325 at September 30, 1998). Management estimates $125 in non-recurring costs will be incurred in connection with the redemption. In addition, original debt issuance costs of approximately $700 will be written-off.

NOTE 3

     Reconciliation of change in Shareholders' equity:

Beginning balance -- Quintiles..............................  $464,947
  Add: Common stock and additional paid-in-capital..........   198,350
                                                              --------
Ending Balance -- Pro Forma Quintiles and PMSI..............  $663,297
                                                              ========

NOTE 4

     On October 14, 1998, PMSI entered into a forward sale arrangement with CIBC Oppenheimer ("CIBC") pursuant to which PMSI transfers all of the IMS Health Incorporated ("IMS") common stock received in its transaction with IMS Health, receives aggregate proceeds of $73.0 million and places the 1,197,963 shares of IMS Health common stock with CIBC as collateral against PMSI's delivery obligation on August 12, 1999. Accordingly, cash and other current liabilities have been increased $73.0 million on a pro forma basis.

NOTE 5

     To reflect that each outstanding share of ENVOY common stock and ENVOY Series B convertible preferred stock will be exchanged for 1.166 shares of Quintiles common stock. Based on a total of approximately 24,374,000 shares of ENVOY common stock and Series B

                           QUINTILES, PMSI AND ENVOY

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                          BALANCE SHEET -- (CONTINUED)

convertible preferred stock outstanding on December 14, 1998, Quintiles would issue approximately 28,421,000 shares of Quintiles common stock in the merger. Quintiles will pay cash in lieu of fractional shares.

NOTE 6

     To accrue non-recurring transaction costs (as currently estimated by management), consisting of financial advisor fees (approximately $17.0 million), accounting and legal fees (approximately $1.5 million) and other direct transaction costs, such as filing fees, proxy solicitation and proxy printing and distribution (approximately $1.5 million) which are anticipated to be incurred in connection with the ENVOY transaction.

                           QUINTILES, PMSI AND ENVOY
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                           QUINTILES
                                                                                                              AND
                                                  PRO FORMA                                                  PMSI
                                     HISTORICAL   PORTFOLIO      PMSI      HISTORICAL    PRO FORMA            PRO      HISTORICAL
                                        PMSI      CHANGES(1)   PRO FORMA   QUINTILES    ADJUSTMENTS          FORMA       ENVOY
                                     ----------   ----------   ---------   ----------   -----------        ---------   ----------
Net revenue........................   $47,170      $(26,786)    $20,384     $848,379      $    --          $868,763     $132,763
Costs and expenses:
  Direct...........................    25,373       (17,549)      7,824      444,369           --           452,193       58,875
  General and administrative.......    29,065       (17,468)     11,597      274,925         (386)(2)       286,136       29,728
  Depreciation and amortization....     1,182          (651)        531       40,431        3,545(2)         44,507       26,948
  Transaction costs................     1,151        (1,151)         --                        --                --           --
  Research and development.........        --            --          --           --           --                --        1,963
  Other............................        93           (93)         --           --           --                --           --
                                      -------      --------     -------     --------      -------          --------     --------
                                       56,864       (36,912)     19,952      759,725        3,159           782,836      117,514
                                      -------      --------     -------     --------      -------          --------     --------
Income (loss) from operations......    (9,694)       10,126         432       88,654       (3,159)           85,927       15,249
Other income (expense), net........     8,165           (48)      8,117       (1,917)      (7,252)(3)(4)     (1,052)        (637)
Gain on sale of operations, net....    50,711       (50,711)         --           --           --                --           --
                                      -------      --------     -------     --------      -------          --------     --------
                                       58,876       (50,759)      8,117       (1,917)      (7,252)           (1,052)        (637)
                                      -------      --------     -------     --------      -------          --------     --------
Income (loss) before income
  taxes............................    49,182       (40,633)      8,549       86,737      (10,411)           84,875       14,612
Income taxes.......................     3,573           (67)      3,506       27,823       (3,381)(4)(5)     27,948       11,653
                                      -------      --------     -------     --------      -------          --------     --------
Income before extraordinary
  gain(3)..........................   $45,609      $(40,566)    $ 5,043     $ 58,914      $(7,030)         $ 56,927     $  2,959
                                      =======      ========     =======     ========      =======          ========     ========
Basic income before extraordinary
  gain per share...................                                         $   0.77                       $   0.71
                                                                            ========                       ========
Diluted income before extraordinary
  gain per share...................                                         $   0.76                       $   0.70
                                                                            ========                       ========
Shares used in computing income
  before extraordinary gain per
  share:
  Basic............................                                           76,476                         80,291
  Diluted..........................                                           77,987                         81,864


                                                        QUINTILES
                                                         PMSI AND
                                       PRO FORMA          ENVOY
                                     ADJUSTMENTS(6)     PRO FORMA
                                     --------------     ----------
Net revenue........................     $    --         $1,001,526
Costs and expenses:
  Direct...........................          --            511,068
  General and administrative.......      (1,783)(7)        314,081
  Depreciation and amortization....          --             71,455
  Transaction costs................          --                 --
  Research and development.........          --              1,963
  Other............................          --                 --
                                        -------         ----------
                                         (1,783)           898,567
                                        -------         ----------
Income (loss) from operations......       1,783            102,959
Other income (expense), net........      (1,783)(7)         (3,472)
Gain on sale of operations, net....          --                 --
                                        -------         ----------
                                         (1,783)            (3,472)
                                        -------         ----------
Income (loss) before income
  taxes............................          --             99,487
Income taxes.......................          --             39,601
                                        -------         ----------
Income before extraordinary
  gain(3)..........................     $    --         $   59,886
                                        =======         ==========
Basic income before extraordinary
  gain per share...................                     $     0.57
                                                        ==========
Diluted income before extraordinary
  gain per share...................                     $     0.54
                                                        ==========
Shares used in computing income
  before extraordinary gain per
  share:
  Basic............................                        104,833
  Diluted..........................                        111,048

                           QUINTILES, PMSI AND ENVOY

                          NOTES TO UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
           (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS ACTUAL)

NOTE 1

     Pro forma portfolio changes are intended to adjust the PMSI portfolio of businesses, removing results of operations of Other Dispositions to reflect the ongoing businesses being acquired by Quintiles. Accordingly, these adjustments to the results of operations for the nine months ended September 30, 1998, principally affect:

        a. the elimination of the operating results of PMSI's non-US operating assets, which were sold on December 3, 1998 and August 5, 1998;

        b. the elimination of the loss from assets held for sale of IMR, which was sold on March 31, 1998;

        c. the elimination of the net gain on the sale of IMR and PMSI's remaining non-US operating assets;

        d. the elimination of non-recurring transaction costs associated with the sale of IMR and PMSI's remaining non-US operating assets.

NOTE 2

     The pro forma purchase accounting adjustments related to the PMSI business combination are summarized as follows:

Depreciation and amortization expense:
  To eliminate PMSI historical goodwill amortization........  $ (531)
  Amortization of incremental intangible assets.............   3,690
                                                              ------
                                                              $3,159
                                                              ======

     The identifiable intangible asset (software) is being amortized on a straight-line basis over five years and goodwill is being amortized on a straight-line basis over 30 years.

     PMSI historical depreciation expense ($386) has been reclassified to be consistent with the classification used by Quintiles.

                           QUINTILES, PMSI AND ENVOY

                          NOTES TO UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 -- (CONTINUED)

NOTE 3

     The pro forma presentation assumes PMSI's $69.0 million 6.25% Convertible Subordinated Debentures due 2003, 100% outstanding at January 1, 1998, would have been redeemed for cash at January 1, 1998. The pro forma interest income is calculated assuming $69.0 million invested at the average interest rate earned by Quintiles during the period (approximately 5.3%). The pro forma impact is as follows:

Eliminate interest income on cash used for redemption.......  $(2,760)
Eliminate interest expense..................................    3,132
                                                              -------
                                                              $   372
                                                              =======

     In its historical statements of operations, PMSI reported an extraordinary gain of $1,154 from the repurchase of the Subordinated Debentures which is not reflected in the pro forma combined condensed statement of operations.

NOTE 4

     To eliminate the gain of $7,624 (and resulting income tax expense of $3,126) recorded related to the sale of shares of National Data Corporation.

NOTE 5

     Unless otherwise disclosed, income tax expense on pro forma adjustments (excluding goodwill amortization expense) is reflected using a 38.5% tax rate.

NOTE 6

     Non-recurring transaction costs of approximately $20 million (as currently estimated by management), consisting of financial advisor fees (approximately $17.0 million), accounting and legal fees (approximately $1.5 million) and other direct transaction costs such as filing fees, proxy solicitation, and proxy printing and distribution (approximately $1.5 million), are anticipated to be incurred in connection with the ENVOY transaction. Such costs will be expensed by Quintiles upon closing of the combination. Such costs have not been reflected in the unaudited pro forma combined condensed statement of operations.

NOTE 7

     For the nine months ended September 30, 1998, ENVOY historical transaction related costs ($1,783) have been reclassified as other income (expense) to be consistent with the classification used by Quintiles.

                           QUINTILES, PMSI AND ENVOY

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  PRO FORMA                                             QUINTILES
                                     HISTORICAL   PORTFOLIO      PMSI      HISTORICAL    PRO FORMA      AND PMSI    HISTORICAL
                                        PMSI      CHANGES(1)   PRO FORMA   QUINTILES    ADJUSTMENTS     PRO FORMA     ENVOY
                                     ----------   ----------   ---------   ----------   -----------     ---------   ----------
Net revenue........................   $ 91,677     $(68,186)    $23,491     $852,900      $    --       $876,391     $137,605
Costs and expenses:
  Direct...........................     49,640      (38,768)     10,872      448,920           --        459,792       64,247
  General and administrative.......     32,923      (20,996)     11,927      277,238         (362)(2)    288,803       32,734
  Depreciation and amortization....      1,566         (858)        708       37,930        4,574(2)      43,212       34,432
  In-process R&D writeoff..........     12,046      (12,046)         --           --           --             --        6,600
  Impairment of assets held for
    sale...........................     15,333      (15,333)         --           --           --             --           --
  Income from assets held for
    sale...........................       (486)         486          --           --           --             --           --
  Research and development.........         --           --          --           --           --             --        2,192
                                      --------     --------     -------     --------      -------       --------     --------
                                       111,022      (87,515)     23,507      764,088        4,212        791,807      140,205
                                      --------     --------     -------     --------      -------       --------     --------
Income (loss) from operations......    (19,345)      19,329         (16)      88,812       (4,212)        84,584       (2,600)
Other income (expense):
  Interest income..................      3,849           --       3,849        8,472       (3,588)(3)      8,733        1,312
  Interest expense.................     (4,283)         129      (4,154)      (8,764)       4,154(3)      (8,764)      (1,577)
  Other............................         --           --          --       (1,985)          --         (1,985)          --
  Gain on sale of operations, net
    of loss........................     36,239      (36,239)         --           --           --             --           --
                                      --------     --------     -------     --------      -------       --------     --------
                                        35,805      (36,110)       (305)      (2,277)         566         (2,016)        (265)
                                      --------     --------     -------     --------      -------       --------     --------
Income (loss) before income taxes
  and minority interest............     16,460      (16,781)       (321)      86,535       (3,646)        82,568       (2,865)
Minority interest..................        (29)          29          --           --           --             --           --
Income taxes.......................     10,848      (10,366)        482       30,852         (313)(4)     31,021        6,333
                                      --------     --------     -------     --------      -------       --------     --------
Income (loss) from continuing
  operations(1)....................   $  5,641     $ (6,444)    $  (803)    $ 55,683      $(3,333)      $ 51,547     $ (9,198)
                                      ========     ========     =======     ========      =======       ========     ========
Basic income from continuing
  operations per share.............                                         $   0.76                    $   0.66
Diluted income from continuing
  operations per share.............                                         $   0.74                    $   0.65
Shares used in computing income
  from continuing operations per
  share:
  Basic............................                                           73,739                      77,799
  Diluted..........................                                           75,275                      79,375

                                                      QUINTILES
                                                       PMSI AND
                                       PRO FORMA        ENVOY
                                     ADJUSTMENTS(5)   PRO FORMA
                                     --------------   ----------
Net revenue........................     $     --      $1,013,996
Costs and expenses:
  Direct...........................           --         524,039
  General and administrative.......           --         321,537
  Depreciation and amortization....           --          77,644
  In-process R&D writeoff..........           --           6,600
  Impairment of assets held for
    sale...........................           --              --
  Income from assets held for
    sale...........................           --              --
  Research and development.........           --           2,192
                                        --------      ----------
                                              --         932,012
                                        --------      ----------
Income (loss) from operations......           --          81,984
Other income (expense):
  Interest income..................           --          10,045
  Interest expense.................           --         (10,341)
  Other............................           --          (1,985)
  Gain on sale of operations, net
    of loss........................           --              --
                                        --------      ----------
                                              --          (2,281)
                                        --------      ----------
Income (loss) before income taxes
  and minority interest............           --          79,703
Minority interest..................           --              --
Income taxes.......................           --          37,354
                                        --------      ----------
Income (loss) from continuing
  operations(1)....................     $     --      $   42,349
                                        ========      ==========
Basic income from continuing
  operations per share.............                   $     0.42
Diluted income from continuing
  operations per share.............                   $     0.39
Shares used in computing income
  from continuing operations per
  share:
  Basic............................                      100,753
  Diluted..........................                      107,980

                           QUINTILES, PMSI AND ENVOY

                          NOTES TO UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
           (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS ACTUAL)

NOTE 1

     Pro forma portfolio changes are intended to adjust the PMSI portfolio of businesses, removing results of operations of Other Dispositions to reflect the ongoing businesses being acquired by Quintiles. Accordingly, these adjustments to the results of operations for the year ended December 31, 1997, principally affect:

        a. the elimination of non-recurring charges associated with the write-off of in-process research and development related to the acquisition of Source's interest in a joint venture in Europe ("Source Europe"), which was acquired on December 15, 1997, and subsequently sold on December 3, 1998.

        b. the elimination of the operating results of PMSI's non-US operating assets, which were sold on December 3, 1998 and August 5, 1998;

        c. the elimination of the impairment of assets held for sale associated with PMSI's decision to dispose of IMR, which was sold on March 31, 1998;

        d. the elimination of operating results of Source US and the OTC Business, which were sold on December 15, 1997;

        e. the elimination of the operating results of Bugamor Publishing, which was sold on July 30, 1997;

        f. the elimination of the gain on the sale of Source US, the OTC Business and Bugamor Publishing.

     In its historical statement of operations, PMSI reported a loss from discontinued operations of $9.9 million which is not reflected in the pro forma combined condensed statement of operations.

NOTE 2

     The pro forma purchase accounting adjustments related to the PMSI business combination are summarized as follows:

Depreciation and amortization expense:
  To eliminate PMSI historical goodwill amortization........  $ (708)
  Amortization of incremental intangible asset..............   4,920
                                                              ------
                                                              $4,212
                                                              ======

     The identifiable intangible asset (software) is being amortized on a straight-line basis over five years and goodwill is being amortized on a straight-line basis over 30 years.

     PMSI historical depreciation expense ($362) has been reclassified to be consistent with the classification used by Quintiles.

                           QUINTILES, PMSI AND ENVOY

                          NOTES TO UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED DECEMBER 31, 1997 -- (CONTINUED)

NOTE 3

     The pro forma presentation assumes PMSI's $69.0 million 6.25% Convertible Subordinated Debentures due 2003, 100% outstanding at January 1, 1997, would have been redeemed for cash at January 1, 1997. The pro forma interest income is calculated assuming $69.0 million invested at the average interest rate earned by Quintiles during this period (approximately 5.2%). The pro forma impact is as follows:

Eliminate interest income on cash used for redemption.......  $(3,588)
Eliminate interest expense incurred by continuing
  operations................................................    4,154
                                                              -------
                                                              $   566
                                                              =======

NOTE 4

     Income tax expense on pro forma adjustments (excluding goodwill amortization expense) is reflected using a 38.5% tax rate.

NOTE 5

     Non-recurring transaction costs of approximately $20 million (as currently estimated by management), consisting of financial advisor fees (approximately $17.0 million), accounting and legal fees (approximately $1.5 million) and other direct transaction costs such as filing fees, proxy solicitation and proxy printing and distribution (approximately $1.5 million), are anticipated to be incurred in connection with the ENVOY transaction. Such costs will be expensed by Quintiles upon closing of the combination. Such costs have not been reflected in the unaudited pro forma combined condensed statement of operations.

                              QUINTILES AND ENVOY
             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following unaudited pro forma combined condensed financial data and explanatory notes are presented to show the impact on the historical financial position and results of operations of Quintiles assuming the proposed business combination of Quintiles and ENVOY, which is to be accounted for using the pooling of interests method of accounting, had occurred. ENVOY's year end is December 31. Quintiles' year end is December 31.

     In the ENVOY business combination, each outstanding share of ENVOY common stock and ENVOY Series B convertible preferred stock will be exchanged for 1.166 shares of Quintiles common stock. Based on a total of approximately 24,374,000 shares of ENVOY common stock and preferred stock outstanding on December 14, 1998, Quintiles would issue approximately 28,421,000 shares of Quintiles common stock. Quintiles will pay cash in lieu of fractional shares. Quintiles also will convert any remaining unexercised ENVOY stock options into Quintiles stock options at the exchange ratio.

     The unaudited pro forma combined condensed balance sheet reflects the combined historical balance sheets of Quintiles and ENVOY at September 30, 1998. The unaudited pro forma combined condensed statements of operations for the years ended December 31, 1997, 1996 and 1995 and for the nine months ended September 30, 1998 and 1997 reflect the combined historical operating results of Quintiles and ENVOY for such periods.

     The unaudited pro forma combined condensed results presented do not reflect any incremental direct costs, potential cost savings or revenue enhancements which may result from the consolidation of certain operations of Quintiles and ENVOY. Therefore, the unaudited pro forma combined condensed statements of operations may not be indicative of the results of past or future operations. No assurances can be given with respect to the ultimate level of cost savings and/or revenue enhancements which may be realized following consummation of the proposed transaction.

     The unaudited pro forma combined condensed financial data are not necessarily indicative of the results that would have been obtained had the business combination occurred on the dates indicated. The unaudited pro forma combined condensed financial data should be read in conjunction with the related historical financial statements and notes thereto of Quintiles and ENVOY incorporated by reference in this Joint Proxy Statement/Prospectus.

                              QUINTILES AND ENVOY
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                 HISTORICAL                        QUINTILES
                                            --------------------    PRO FORMA      AND ENVOY
                                            QUINTILES    ENVOY     ADJUSTMENTS     PRO FORMA
                                            ---------   --------   -----------     ----------
ASSETS
Current assets:
  Cash and cash equivalents...............  $ 88,499    $ 22,095   $        --     $  110,594
  Accounts receivable and unbilled
    services..............................   295,425      44,429            --        339,854
  Investments.............................    44,448          --            --         44,448
  Prepaid expenses........................    26,931       1,471            --         28,402
  Other current assets....................    10,738       4,751            --         15,489
                                            --------    --------   -----------     ----------
    Total current assets..................   466,041      72,746            --        538,787
Property and equipment....................   353,095      45,785            --        398,880
Less accumulated depreciation.............   113,939      26,887            --        140,826
                                            --------    --------   -----------     ----------
                                             239,156      18,898            --        258,054
Intangibles and other assets
  Intangibles.............................    71,369      82,416            --        153,785
  Investments.............................    59,514         268            --         59,782
  Deferred income taxes...................    68,683          --            --         68,683
  Deposits and other assets...............    33,189       4,722            --         37,911
                                            --------    --------   -----------     ----------
                                             232,755      87,406            --        320,161
                                            --------    --------   -----------     ----------
    Total assets..........................  $937,952    $179,050   $        --     $1,117,002
                                            ========    ========   ===========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Lines of credit.........................  $    366    $     --   $        --     $      366
  Accounts payable and accrued expenses...   118,819      26,702        20,000(1)     165,521
  Credit arrangements, current............    13,519          84            --         13,603
  Unearned income.........................   120,827       1,596            --        122,423
  Income taxes and other current
    liabilities...........................    14,843      11,143            --         25,986
                                            --------    --------   -----------     ----------
    Total current liabilities.............   268,374      39,525        20,000        327,899
Long-term liabilities:
  Credit arrangements, less current
    portion...............................   153,879         561            --        154,440
  Long-term obligations...................    24,172          --            --         24,172
  Deferred income taxes and other
    liabilities...........................    26,580       9,131            --         35,711
                                            --------    --------   -----------     ----------
                                             204,631       9,692            --        214,323
                                            --------    --------   -----------     ----------
    Total liabilities.....................   473,005      49,217        20,000        542,222
Shareholders' equity:
  Preferred stock.........................        --      41,300       (41,300)(2)         --
  Common stock and additional
    paid-in-capital.......................   356,059     135,258        41,300(2)     532,617
  Retained earnings (deficit).............   112,379     (46,725)      (20,000)(1)     45,654
  Other equity............................    (3,491)         --            --         (3,491)
                                            --------    --------   -----------     ----------
    Total shareholders' equity............   464,947     129,833       (20,000)       574,780
                                            --------    --------   -----------     ----------
    Total liabilities and shareholders'
      equity..............................  $937,952    $179,050   $        --     $1,117,002
                                            ========    ========   ===========     ==========

-------------------------
(1) To accrue non-recurring transaction costs (as currently estimated by management), consisting of financial advisor fees (approximately $17.0 million), accounting and legal fees (approximately $1.5 million) and other direct transaction costs such as filing fees, proxy solicitation and proxy printing and distribution (approximately $1.5 million), which are anticipated to be incurred in connection with the ENVOY transaction.

(2) To reflect that each outstanding share of ENVOY common stock and ENVOY Series B convertible preferred stock will be exchanged for 1.166 shares of Quintiles common stock. Based on a total of approximately 24,375,000 shares of the ENVOY common stock and preferred stock outstanding on December 14, 1998, Quintiles would issue approximately 28,421,000 shares of Quintiles common stock in the merger. Quintiles will pay cash in lieu of fractional shares.

                              QUINTILES AND ENVOY
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      HISTORICAL                           QUINTILES
                                 --------------------     PRO FORMA        AND ENVOY
                                 QUINTILES    ENVOY     ADJUSTMENTS(1)     PRO FORMA
                                 ---------   --------   --------------     ---------
Net revenue....................  $848,379    $132,763      $     --        $981,142
Costs and expenses:
  Direct.......................   444,369      58,875            --         503,244
  General and administrative...   274,925      29,728        (1,783)(2)     302,870
  Depreciation and
     amortization..............    40,431      26,948            --          67,379
  Research and development.....        --       1,963            --           1,963
                                 --------    --------      --------        --------
                                  759,725     117,514        (1,783)        875,456
                                 --------    --------      --------        --------
Income from operations.........    88,654      15,249         1,783         105,686
Other expense, net.............    (1,917)       (637)       (1,783)(2)      (4,337)
                                 --------    --------      --------        --------
Income before income taxes.....    86,737      14,612            --         101,349
Income taxes...................    27,823      11,653            --          39,476
                                 --------    --------      --------        --------
Net income.....................  $ 58,914    $  2,959      $     --        $ 61,873
                                 ========    ========      ========        ========
Basic net income per share.....  $   0.77                                  $   0.61
                                 ========                                  ========
Diluted net income per share...  $   0.76                                  $   0.58
                                 ========                                  ========
Shares used in computing net
  income per share:
  Basic........................    76,476                                   101,018
  Diluted......................    77,987                                   107,171

-------------------------

(1) Non-recurring transaction costs of approximately $20 million (as currently estimated by management), consisting of financial advisor fees (approximately $17.0 million), accounting and legal fees (approximately $1.5 million) and other direct transaction costs such as filing fees, proxy solicitation and proxy printing and distribution (approximately $1.5 million), are anticipated to be incurred in connection with the ENVOY transaction. Such costs will be expensed by Quintiles upon closing of the business combination with ENVOY. Such costs have not been reflected in the unaudited pro forma combined condensed statement of operations.
(2) For the nine months ended September 30, 1998, ENVOY historical transaction related costs have been reclassified as other income (expense) to be consistent with the classification used by Quintiles.

                              QUINTILES AND ENVOY
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            HISTORICAL                      QUINTILES
                                       --------------------    PRO FORMA    AND ENVOY
                                       QUINTILES    ENVOY     ADJUSTMENTS   PRO FORMA
                                       ---------   --------   -----------   ---------
Net revenue..........................  $608,436    $ 97,625       $--       $706,061
Costs and expenses:
  Direct.............................   321,376      45,852        --        367,228
  General and administrative.........   196,922      23,175        --        220,097
  In-process R&D writeoff............        --       6,600        --          6,600
  Depreciation and amortization......    26,751      25,013        --         51,764
  Research and development...........        --       1,689        --          1,689
                                       --------    --------       ---       --------
                                        545,049     102,329        --        647,378
                                       --------    --------       ---       --------
Income (loss) from operations........    63,387      (4,704)       --         58,683
Other (expense) income, net..........    (2,000)        143        --         (1,857)
                                       --------    --------       ---       --------
Income (loss) before income taxes....    61,387      (4,561)       --         56,826
Income taxes.........................    22,525       3,327        --         25,852
                                       --------    --------       ---       --------
Net income (loss)....................  $ 38,862    $ (7,888)      $--       $ 30,974
                                       ========    ========       ===       ========
Basic net income per share...........  $   0.53                             $   0.32
                                       ========                             ========
Diluted net income per share.........  $   0.52                             $   0.30
                                       ========                             ========
Shares used in computing net income
  per share:
  Basic..............................    73,283                               96,085
  Diluted............................    74,967                              103,956

                              QUINTILES AND ENVOY
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            HISTORICAL                      QUINTILES
                                       --------------------    PRO FORMA    AND ENVOY
                                       QUINTILES    ENVOY     ADJUSTMENTS   PRO FORMA
                                       ---------   --------   -----------   ---------
Net revenue..........................  $852,900    $137,605       $--       $990,505
Costs and expenses:
  Direct.............................   448,920      64,247        --        513,167
  General and administrative.........   277,238      32,734        --        309,972
  Depreciation and amortization......    37,930      34,432        --         72,362
  In-process R&D writeoff............        --       6,600        --          6,600
  Research and development...........        --       2,192        --          2,192
                                       --------    --------       ---       --------
                                        764,088     140,205        --        904,293
                                       --------    --------       ---       --------
Income (loss) from operations........    88,812      (2,600)       --         86,212
Other income (expense):
  Interest income....................     8,472       1,312        --          9,784
  Interest expense...................    (8,764)     (1,577)       --        (10,341)
  Other..............................    (1,985)         --        --         (1,985)
                                       --------    --------       ---       --------
                                         (2,277)       (265)       --         (2,542)
                                       --------    --------       ---       --------
Income (loss) before income taxes....    86,535      (2,865)       --         83,670
Income taxes.........................    30,852       6,333        --         37,185
                                       --------    --------       ---       --------
Net income (loss) available for
  common shareholders................  $ 55,683    $ (9,198)      $--       $ 46,485
                                       ========    ========       ===       ========
Basic net income per share...........  $   0.76                             $   0.48
Diluted net income per share.........  $   0.74                             $   0.45
Shares used in computing net income
  per share:
  Basic..............................    73,739                               96,693
  Diluted............................    75,275                              103,881

                              QUINTILES AND ENVOY
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         HISTORICAL                        QUINTILES
                                    --------------------    PRO FORMA      AND ENVOY
                                    QUINTILES    ENVOY     ADJUSTMENTS     PRO FORMA
                                    ---------   --------   -----------     ---------
Net revenue.......................  $600,100    $ 90,572     $    --       $690,672
Costs and expenses:
  Direct..........................   308,886      43,500          --        352,386
  General and administrative......   206,251      24,631          --        230,882
  Depreciation and amortization...    25,681      25,497          --         51,178
  Non-recurring costs.............    15,431          --       4,664(1)      20,095
  In-process R&D writeoff.........        --       8,700          --          8,700
  Merger and facility integration
     costs........................        --       4,664      (4,664)(1)         --
  EMC losses......................        --         540          --            540
  Research and development........        --       1,779          --          1,779
                                    --------    --------     -------       --------
                                     556,249     109,311          --        665,560
                                    --------    --------     -------       --------
Income (loss) from operations.....    43,851     (18,739)         --         25,112
Other income (expense):
  Interest income.................     7,206       1,032          --          8,238
  Interest expense................    (9,716)     (2,872)         --        (12,588)
  Non-recurring transaction
     costs........................   (17,118)         --          --        (17,118)
  Other...........................        18          --          --             18
                                    --------    --------     -------       --------
                                     (19,610)     (1,840)         --        (21,450)
                                    --------    --------     -------       --------
Income (loss) before income
  taxes...........................    24,241     (20,579)         --          3,662
Income taxes......................    14,808       1,717          --         16,525
                                    --------    --------     -------       --------
Net income (loss).................     9,433     (22,296)         --        (12,863)
Non-equity dividend...............    (1,785)    (14,921)         --        (16,706)
                                    --------    --------     -------       --------
Net income (loss) available for
  common shareholders.............  $  7,648    $(37,217)    $    --       $(29,569)
                                    ========    ========     =======       ========
Basic net income (loss) per
  share...........................  $   0.11                               $  (0.33)
Diluted net income (loss) per
  share...........................  $   0.11                               $  (0.33)
Shares used in computing net
  income (loss) per share:
  Basic...........................    69,148                                 88,409
  Diluted.........................    71,785                                 88,409

-------------------------

(1) For the twelve months ended December 31, 1996, ENVOY historical merger and facility integration costs represent one-time acquisition costs, and as such, have been reclassified as non-recurring costs to be consistent with the classification used by Quintiles.

                              QUINTILES AND ENVOY
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            HISTORICAL                      QUINTILES
                                        -------------------    PRO FORMA    AND ENVOY
                                        QUINTILES    ENVOY    ADJUSTMENTS   PRO FORMA
                                        ---------   -------   -----------   ---------
Net revenue...........................  $368,056    $34,197    $     --     $402,253
Costs and expenses:
  Direct..............................   192,899     18,967          --      211,866
  General and administrative..........   126,969     11,156          --      138,125
  Depreciation and amortization.......    17,586      2,725          --       20,311
  Non-recurring costs.................     4,702         --          --        4,702
  Research and development............        --      1,466          --        1,466
                                        --------    -------    --------     --------
                                         342,156     34,314          --      376,470
                                        --------    -------    --------     --------
Income (loss) from operations.........    25,900       (117)         --       25,783
Other income (expense):
  Interest income.....................     2,562        380          --        2,942
  Interest expense....................    (3,846)      (659)         --       (4,505)
  Other...............................        39         --          --           39
                                        --------    -------    --------     --------
                                          (1,245)      (279)         --       (1,524)
                                        --------    -------    --------     --------
Income (loss) before income taxes.....    24,655       (396)         --       24,259
Loss in investee......................        --      1,776          --        1,776
Income taxes..........................     9,310        (50)         --        9,260
                                        --------    -------    --------     --------
Income (loss) from continuing
  operations..........................    15,345     (2,122)         --       13,223
Non-equity dividend...................      (719)        --          --         (719)
                                        --------    -------    --------     --------
Income (loss) from continuing
  operations available for common
  shareholders(1).....................  $ 14,626    $(2,122)   $     --     $ 12,504
                                        ========    =======    ========     ========
Basic income from continuing
  operations per share................  $   0.23                            $   0.16
                                        ========                            ========
Diluted income from continuing
  operations per share................  $   0.23                            $   0.15
                                        ========                            ========
Shares used in computing income from
  continuing operations per share:
  Basic...............................    63,171                              80,357
  Diluted.............................    64,946                              82,717

-------------------------
(1) In its historical statement of operations, ENVOY reported a loss from discontinued operations of $2.4 million which is not reflected in the pro forma combined condensed statement of operations.

                                   APPENDIX A

                     AMENDED AND RESTATED MERGER AGREEMENT

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         QUINTILES TRANSNATIONAL CORP.,

                                   QELS CORP.

                                      AND

                               ENVOY CORPORATION

                         DATED AS OF DECEMBER 15, 1998

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and dated as of December 15, 1998 by and among Quintiles Transnational Corp., a North Carolina corporation ("PARENT"), QELS Corp., a Tennessee corporation and newly formed, wholly owned subsidiary of Parent ("MERGER SUB"), and Envoy Corporation, a Tennessee corporation (the "COMPANY"), and replaces and supersedes the Merger Agreement dated as of December 15, 1998 by and among Parent, Merger Sub and the Company. Capitalized terms used in this Agreement and not otherwise defined are defined in Section 9.1 below. Except as otherwise specifically stated, references in this Agreement to exhibits are references to the documents attached as exhibits to this Agreement, all of which form a part hereof.

                                   BACKGROUND

     (a) The respective Boards of Directors of Parent, Merger Sub and the Company have approved and deem it advisable and in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

     (b) The parties intend that the acquisition be accomplished by a merger of the Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the "MERGER");

     (c) The respective Boards of Directors of Parent and the Company have determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and in furtherance of, their respective business strategies and goals;

     (d) The parties intend that the Merger will qualify as a nontaxable reorganization under Section 368(a) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code;

     (e) The parties intend that the transactions contemplated herein qualify for treatment as a pooling of interests pursuant to APB Opinion No. 16; and

     (f) As a condition and an inducement to Parent and Merger Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Stock Voting Agreement with certain shareholders of the Company in the form of Exhibit A hereto (the "STOCK VOTING AGREEMENT" and, together with this Agreement, the "TRANSACTION AGREEMENTS").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions contained in this Agreement, and in accordance with the TBCA, at the Effective Time (as defined in

Section 1.3 below), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation (sometimes referred to in this Agreement as the "SURVIVING CORPORATION") and shall continue its corporate existence under the laws of the State of Tennessee; and in accordance with
Section 48-21-108 of the TBCA, all of the rights, privileges, powers, immunities, purposes and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     SECTION 1.2 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina 27602, at 10:00 a.m., local time, as promptly as practicable (but not later than the second business day) after all of the conditions set forth in Article VII are satisfied or waived, or on such other date and at such other time and place as Parent and the Company shall agree in writing (the date on which the Closing actually occurs being referred to in this Agreement as the "CLOSING DATE").

     SECTION 1.3 EFFECTIVE TIME. The Merger shall become effective at the time of filing of, or at such later time as is specified in, properly executed articles of merger (the "ARTICLES OF MERGER"), in the form required by and executed in accordance with the TBCA, filed with the Secretary of State of the State of Tennessee in accordance with the TBCA. Such filing shall be made contemporaneously with, or immediately after, the Closing. When used in this Agreement, the term "EFFECTIVE TIME" shall mean the date and time at which the Merger shall become effective.

     SECTION 1.4 CHARTER AND BYLAWS. The Charter of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time so that Article 5 of such Charter reads in its entirety as follows: "The total number of all classes of stock which the corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.", and so that
Article 7 of such Charter shall be deleted in its entirety; and as so amended, such Charter shall be the Charter of the Surviving Corporation until thereafter amended in accordance with applicable Law. From and after the Effective Time, the Bylaws of the Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

     SECTION 1.5 DIRECTORS AND OFFICERS. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Charter or Bylaws of the Surviving Corporation or as otherwise provided by applicable Law. From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Charter or Bylaws of the Surviving Corporation or as otherwise provided by applicable Law.

                                   ARTICLE II

                              CONVERSION OF SHARES

     SECTION 2.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Company Common Stock (as defined below) or any shares of capital stock of Merger Sub:

        (a) Each share of Common Stock of the Company, no par value per share ("COMPANY COMMON STOCK"), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled pursuant to Section 2.1(d) hereof) shall be converted into the right to receive 1.166 validly issued, fully paid and nonassessable shares of Common Stock of Parent, par value $0.01 per share ("PARENT COMMON STOCK").

        (b) Each share of Series B Convertible Preferred Stock, liquidation preference $10.75 per share ("COMPANY SERIES B PREFERRED STOCK," and together with the Company Common Stock and the Company's Series A Convertible Preferred Stock, no par value per share, the "COMPANY CAPITAL STOCK"), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series B Preferred Stock to be canceled pursuant to Section 2.1(d) hereof) shall be converted into the right to receive 1.166 validly issued, fully paid and nonassessable shares of Parent Common Stock (together with the consideration per share of Company Common Stock specified in Section 2.1(a) above, the "MERGER CONSIDERATION," and as applied to any single share of Company Capital Stock on the basis and in the amount specified in Section 2.1(a) above and this Section 2.1(b), as the case requires, the "PER SHARE MERGER CONSIDERATION").

        (c) Each share of Common Stock of Merger Sub, no par value per share ("MERGER SUB COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall be converted into one duly issued, validly authorized, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation.

        (d) All shares of Company Capital Stock that are owned by the Company as treasury stock and any shares of Company Capital Stock that are owned by Parent or Merger Sub shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

        (e) Shares of Company Capital Stock converted pursuant to Section 2.1(a) or Section 2.1(b) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented such outstanding shares (the "CERTIFICATES") shall cease to have any rights as shareholders of the Company, except the right to receive the corresponding Per Share Merger Consideration specified therein for each such share.

        (f) If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or similar transaction, or if Parent pays an extraordinary dividend or distribution, the number of shares of Parent Common Stock to be issued in the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, or similar transaction or extraordinary dividend or distribution.

     SECTION 2.2  EXCHANGE PROCEDURES.

     (a) Parent shall designate a bank or trust company to act as exchange agent hereunder (the "EXCHANGE AGENT"). From time to time as necessary after the Effective Time, Parent shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this
Article II through the Exchange Agent, certificates evidencing the shares of Parent Common Stock issuable pursuant to Sections 2.1(a) and 2.1(b) above in exchange for outstanding Certificates.

     (b) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Certificates (i) a form of letter of transmittal (in customary form) specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for the corresponding Per Share Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) that number of shares of Parent Common Stock equal to the product of the corresponding Per Share Merger Consideration multiplied by the number of shares of Company Common Stock or Company Series B Preferred Stock (as the case requires) represented by the surrendered Certificate, and (B) any amounts to which the holder is entitled pursuant to Section 2.3 hereof after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.2(b), each Certificate (other than certificates representing shares to be canceled pursuant to Section 2.1(d) above) shall be deemed from and after the Effective Time to represent only the right to receive the corresponding Per Share Merger Consideration upon such surrender. In no event will the holder of any such surrendered Certificate be entitled to receive interest on any cash to be received in the Merger. Neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue the corresponding Per Share Merger Consideration in exchange for such lost, stolen or destroyed Certificate.

     SECTION 2.3 DIVIDENDS; TRANSFER TAXES; WITHHOLDING. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof who became such on or after the Effective Time, shall be paid to any Person entitled by reason of the Merger to receive certificates representing shares of Parent Common Stock, until such Person shall have surrendered its Certificate(s) as provided in Section 2.2 above. Subject to applicable Law, there shall be paid to each Person receiving a certificate representing such shares of Parent Common Stock, at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such Certificate and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender. In no event shall the Person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate representing shares of Parent Common Stock and the distribution of such cash payment in a name other than that of the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local or foreign tax law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

     SECTION 2.4  FRACTIONAL SHARES.

     (a) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates; no dividend or distribution with respect to shares shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.

     (b) In lieu of any such fractional shares, each holder of record of Company Capital Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Sections 2.1(a) or 2.1(b) (or would be entitled but for this Section 2.4) and (ii) the average of the closing sale prices for the Parent Common Stock on the Nasdaq National Market, as reported in The Wall Street Journal, Northeast edition, for each of the ten consecutive trading days ending on the fifth complete trading day prior to the Closing Date (not counting the Closing Date).

     (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Capital Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Capital Stock entitled to receive such cash.

     SECTION 2.5 UNDISTRIBUTED PARENT COMMON STOCK. Any portion of the certificates representing shares of Parent Common Stock issuable upon conversion of Company Capital Stock pursuant to Section 2.1(a) or 2.1(b) hereof, together with any dividends or distributions payable in respect thereof pursuant to
Section 2.3 hereof, which remains undistributed to the former holders of Company Capital Stock for six months after the Effective Time shall be delivered to Parent, upon its request, and any such former holders who have not theretofore surrendered their Certificates to the Exchange Agent in compliance with this
Article II shall thereafter look only to Parent for payment of their claims for such shares of Parent Common Stock and any dividends or distributions with respect to such shares of Parent Common Stock (in each case, without interest thereon).

     SECTION 2.6  OPTIONS.

     (a) As soon as practicable following the date of this Agreement, the Company's Board of Directors (or, if appropriate, any committee administering the Option Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following: (i) cause all options to purchase shares of Company Common Stock (collectively "OPTIONS") granted by the Company under the Company's stock option plans listed in Section 2.6 of the Company Disclosure Schedule (collectively, the "OPTION PLANS") that remain outstanding immediately prior to the Effective Time to be assumed automatically by Parent and converted automatically to entitle the holder thereof to subscribe to, purchase or acquire from Parent, on the same terms and conditions as applied under such Option immediately prior to the Effective Time (subject to the acceleration of vesting to the extent provided under the corresponding Option Agreements and/or employment agreements), the number of shares of Parent Common Stock which equals the product of the corresponding Per Share Merger Consideration times the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time (rounded to the nearest whole share), at an exercise price per share of Parent Common Stock equal to the exercise price per share of Company Common Stock then specified with respect to such Option divided by the corresponding Per Share Merger Consideration (rounded to the nearest whole cent); provided, however, in the event of any Option which is an incentive stock option as defined in Section 422 of the Code, the aggregate adjusted exercise price of such Option and the number of shares to which such Option is exercisable shall be computed in compliance in all respects with the requirements of Section 424(a) of the Code, including the requirements that such adjustments not confer on the holder of any Option any additional benefits not currently provided under the corresponding Option Plan; (ii) make such other changes to the Option Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld); (iii) ensure that no action is taken to cash out or redeem Options prior to the Effective Time; and (iv) ensure that, after the Effective Time, no Options may be granted under any Option Plan. As promptly as practicable after the Effective Time, Parent shall issue to each holder of an Option a written instrument evidencing its assumption by Parent.

     (b) Parent and the Company shall take all corporate action necessary to effectuate the assumption of the Options as set forth in Section 2.6(a) above, and Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery thereunder. Promptly (and in no event later than 20 calendar days) after the Effective Time, Parent shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act with respect to all shares of Parent Common Stock subject to Options that may be registered on a Form S-8.

     SECTION 2.7 NO FURTHER RIGHTS; CLOSING OF TRANSFER BOOKS. All shares of Parent Common Stock issued pursuant to this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the corresponding shares of Company Capital Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Capital Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Capital Stock shall thereafter be made. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration (or dividends or distributions in respect thereof pursuant to Section 2.3 hereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.3 in respect of such Certificate would otherwise escheat to or become the property of any Government Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     SECTION 2.8 FURTHER ASSURANCES. If, at any time after the Effective Time, Parent shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub as follows, subject to the exceptions and qualifications set forth in the Company Disclosure Schedule dated as of the date of this Agreement and delivered as a separate document (the "COMPANY DISCLOSURE SCHEDULE"), each section of which qualifies only the corresponding numbered representation(s) and warranty(ies) and no others:

     SECTION 3.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.2 CHARTER AND BYLAWS. True, correct and complete copies of the Charter, Bylaws and equivalent Organizational Documents, all as amended to date, of the Company and each of its Subsidiaries have been made available to Parent. The Charter, Bylaws and equivalent Organizational Documents of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any provision of its Organizational Documents.

     SECTION 3.3  CAPITALIZATION.

     (a) The authorized capital stock of the Company consists of 48,000,000 shares of Company Common Stock and 12,000,000 shares of Preferred Stock, no par value (the

"COMPANY PREFERRED STOCK"). As of December 14, 1998, (i) 21,574,795 shares of Company Common Stock were issued and outstanding and no shares were held in the treasury of the Company, (ii) 2,800,000 shares of Company Series B Preferred Stock were issued and outstanding, (iii) 4,800,000 shares of Series A Preferred Stock were reserved for issuance in connection with the rights (the "COMPANY RIGHTS") issued pursuant to the Rights Agreement dated as of June 1, 1995 (as amended from time to time, the "COMPANY RIGHTS AGREEMENT"), and (iv) 3,524,776 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options. All of the issued and outstanding shares of Company Capital Stock have been validly issued and are fully paid and nonassessable, and none are subject to preemptive rights.

     (b) Except as described in Section 3.3(a): (i) no shares of capital stock or other equity securities of the Company are authorized, issued or outstanding, or reserved for issuance, and there are no options, warrants or other rights (including registration rights) or Contracts to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, requiring the Company or any of its Subsidiaries to grant, issue or sell any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries by sale, lease, license or otherwise; (ii) neither the Company nor any of its Subsidiaries has any obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company or its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests, of any Person which would be material in value to the Company; and (iv) there are no voting trusts, proxies or other agreements or understandings to or by which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

     SECTION 3.4 COMPANY SUBSIDIARIES. Section 3.4 of the Company Disclosure Schedule sets forth a list of each Subsidiary of the Company. Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of the Company has the corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests in each of the Company's Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned by the Company or another Subsidiary of the Company free and clear of all Encumbrances, and none are subject to preemptive rights. Neither the Company nor any of its Subsidiaries has any equity or similar interest in any other Person (other than the Company's investments in its Subsidiaries).

     SECTION 3.5  CORPORATE AUTHORITY.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of the Merger by the Company's shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its Board of Directors and, subject to the approval of the Merger by the Company's shareholders, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms. The preparation and filing of the Proxy Statement (as defined in Section 3.16 below) to be filed with the SEC has been duly authorized by the Board of Directors of the Company. The Board of Directors of the Company has approved and adopted this Agreement and the Stock Voting Agreement and the transactions contemplated hereby and thereby pursuant to the TBCA, and recommended approval thereof by the Company's shareholders.

     (b) The affirmative vote of the holders of a majority of the shares of Company Common Stock and Company Series B Preferred Stock outstanding on the record date for the Company Shareholder Meeting, voting together as a class, and the affirmative vote of a majority of the shares of Company Series B Preferred Stock outstanding on the record date for the Company Shareholder Meeting, voting separately as a class, are the only votes of the holders of any class or series of the Company's Capital Stock necessary to approve the Merger. No vote of the holders of any class or series of the Company's Capital Stock is necessary to approve this Agreement or consummate any transaction contemplated hereby other than the Merger. The Company has taken all steps necessary to exempt the transactions contemplated by the Transaction Agreements irrevocably from any applicable "fair price," "moratorium," "control share acquisition," "interested shareholder" or other anti-takeover Law (however styled), including without limitation the Tennessee Investor Protection Act, the Tennessee Business Combination Act, the Tennessee Control Share Acquisition Act and the Tennessee Authorized Corporate Protection Act, and from any applicable Organizational Document or Contract to which the Company is a party containing any change of control, "anti-takeover" or similar provision.

     (c) The Company and the Board of Directors of the Company have taken all action necessary to amend, and have amended, the Rights Plan in the form attached as Exhibit B.

     SECTION 3.6 COMPLIANCE WITH APPLICABLE LAW. (i) Each of the Company and its Subsidiaries holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of their respective businesses as currently conducted ("COMPANY PERMITS"), except for failures to hold or to comply with such Company Permits which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) with respect to the Company Permits, no action or proceeding is pending or, to the knowledge of the Company, threatened in writing, and no fact exists or event has occurred that is expected, individually or in the aggregate, to have a Company Material Adverse Effect; (iii) the business of the Company and its Subsidiaries has been and is being conducted in compliance with all applicable Laws, including without limitation all Laws concerning privacy and/or data protection, except for violations or failures to so comply that could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;
(iv) no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the knowledge of the Company, threatened in writing, other than, in each case, those which could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect; and (v) neither the Company nor any of its Subsidiaries have received any written communication in the past two years from a

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Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with any applicable Law.

     SECTION 3.7 NON-CONTRAVENTION. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any Contract binding upon the Company or any of its Subsidiaries, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Organizational Documents of the Company or any of its Subsidiaries, or (iii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and
(iii), any such violation, conflict, default, right, loss or Encumbrance that if occurring, or any such notice or consent if not given or obtained, could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     SECTION 3.8 GOVERNMENT APPROVALS; REQUIRED CONSENTS. No filing or registration with, or authorization, consent or approval of, any Governmental Entity or any other third party is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) approval of this Agreement by the Company's shareholders pursuant to the TBCA, (ii) the filing with the SEC of the Proxy Statement (as defined in Section 3.16 below) and such reports under the Exchange Act and any applicable state securities or "blue sky" Laws as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of a notification under the HSR Act, (iv) the filing of Articles of Merger with the Secretary of State of the State of Tennessee, (v) the consents, approvals, authorizations, permits, filings and notifications listed in Section 3.8 of the Company Disclosure Schedule and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     SECTION 3.9 SEC DOCUMENTS AND OTHER REPORTS. The Company has filed various reports, schedules, forms, statements and other documents (which are publicly available) with the SEC pursuant to applicable federal securities Laws from January 1, 1997 to the date of this Agreement (the "COMPANY SEC DOCUMENTS"), and the Company SEC Documents constitute all of the documents required to have been filed by the Company pursuant to such Laws for such period. As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents complied, and all documents required to be filed by the Company with the SEC after the date hereof and prior to the Effective Time (the "SUBSEQUENT COMPANY SEC DOCUMENTS") will comply, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents contained when filed, and the Subsequent Company SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. Except to the extent information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents (including any and all financial statements included therein) contains any

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untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents when filed fairly presented, and those included in the Subsequent Company SEC Documents when filed will fairly present, and the Company's unaudited consolidated financial statements for the eleven (11) month period ended November 30, 1998 (the "COMPANY INTERIM BALANCE SHEET DATE") which are included in the Company Disclosure Schedule (the "COMPANY INTERIM FINANCIAL STATEMENTS") fairly present, the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein) and have been prepared in conformity with GAAP (except, in the case of unaudited statements, (i) as permitted by Form 10-Q of the SEC, and (ii) with respect to those for October and November 1998, as specified in Section 3.9 of the Company Disclosure Schedule) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 1997, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as have been required by GAAP.

     SECTION 3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Company SEC Documents, from December 31, 1997 (the "COMPANY BALANCE SHEET DATE") to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary and usual course consistent with past practice, except for such business and operations as have not resulted and could not reasonably be expected to result in a Company Material Adverse Effect, and there has not occurred (i) any event, condition or occurrence having or that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) having or which reasonably could be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or distribution of any kind by the Company on any class of its capital stock or any repurchase for value by the Company of any of its capital stock (except upon the cashless exercise of Options); (iv) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock; (v) any material increase in the compensation payable or to become payable by the Company or any Subsidiary to any of its directors, officers or key employees or the creation of or any material increase in any bonus, insurance, pension, severance or other employee benefit plan, payment or arrangement made to, for or with any such director, officer or key employee, other than in the ordinary course of business consistent with past practice; (vi) any labor dispute, other than routine matters none of which has had, or reasonably could be expected to have, a Company Material Adverse Effect; (vii) any entry by the Company or any of its Subsidiaries into any commitment or transaction (including, without limitation, any borrowing or capital expenditure) material (individually or in the aggregate) to the Company or its Subsidiaries other than in the ordinary course of business; (viii) any material elections with respect to Taxes by the Company or any of its Subsidiaries or settlement or compromise by the Company or any of its Subsidiaries of any material Tax liability or refund; (ix) any change by the Company or its Subsidiaries in accounting methods, principles or practices except as required by concurrent changes in GAAP; (x) any Contract to take any action described in this Section 3.10; or (xi) any event during the period from the Company Balance Sheet Date through the date of

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

this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 hereof.

     SECTION 3.11 ACTIONS AND PROCEEDINGS. Except as set forth in the Company SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers (during the period served as such) or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, as such. Except as set forth in the Company SEC Documents, there are no material (individually or in the aggregate) actions, suits or legal, administrative, regulatory or arbitration proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, as such; nor is there any reasonable basis for any such action, suit or proceeding that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.12 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities or obligations which are accrued or reserved against on the balance sheet (or reflected in the notes thereto) included in the Company Interim Financial Statements, neither the Company nor any of its Subsidiaries has any material (individually or in the aggregate) liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than liabilities or obligations incurred in the ordinary course of business since the Company Interim Balance Sheet Date or liabilities under this Agreement.

     SECTION 3.13 CERTAIN CONTRACTS AND ARRANGEMENTS. Except for agreements listed as exhibits to any Company SEC Document deposited for filing and filed with the SEC in 1998, none of the Company or any of its Subsidiaries is a party to any: (a) employment agreement; (b) collective bargaining agreement; (c) Contract relating to the borrowing of money in excess of $5,000,000 by the Company or any Subsidiary or the guaranty of any obligation for the borrowing of money by the Company or any Subsidiary; (d) Contract which purports to limit in any material respect the manner in which, or the localities in which, the Company or any of its Subsidiaries is entitled to conduct all or any material portion of the business of the Company or any of its Subsidiaries; or (e) Contract of any sort, other than in the ordinary course of business, which (i) is not terminable by the Company or a Subsidiary, as applicable, on ninety (90) or fewer days' notice at any time without penalty and contemplates the receipt or payment by the Company or a subsidiary of more than $1,000,000, (ii) contemplates any joint venture, partnership or similar arrangement extending beyond six (6) months or involving equity or investments of more than $500,000, or (iii) is otherwise material to the Company and its Subsidiaries taken as a whole. There is not, under any of the aforesaid obligations, any default or event of default by the Company or other event which (with or without notice, lapse of time or both) would constitute a default or event of default by the Company or any of its Subsidiaries except for defaults or other events which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.14 TAXES. (i) The Company and each of its Subsidiaries has filed all federal, and all material state, local, foreign and provincial tax returns, declarations, statements, reports, schedules, bonus and information returns and any amendments to any of the preceding ("TAX RETURNS") required to have been filed on or prior to the date hereof, or

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

appropriate extensions therefor have been properly obtained, and such Tax Returns are in all material respects true, correct and complete; (ii) all federal, state, local, foreign and provincial taxes of any kind and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto ("TAXES") shown to be due on such Tax Returns either (x) have been timely paid or (y) extensions for payment have been properly obtained or such Taxes are being timely and properly contested and, in either case, adequate reserves pursuant to GAAP have been established on the Company's consolidated financial statements with respect thereto; (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes or Tax Returns; (v) any Tax Returns of the Company and its Subsidiaries covering periods through the Company's fiscal year ended December 31, 1994 relating to federal income Taxes have been examined by the Internal Revenue Service ("IRS"), and Section 3.14 of the Company Disclosure Schedule sets forth all pending audits, examinations or claims by any taxing authority of any Tax Returns; (vi) except as have been advanced in pending audits or examinations listed in Section 3.14 of the Company Disclosure Schedule, no claims that have been communicated in writing to the Company by a taxing authority in connection with the examination of any federal or material state Tax Returns of the Company and its Subsidiaries are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested and proper accruals pursuant to GAAP have been established on the Company's consolidated financial statements with respect thereto; (viii) except for the potential liability for Taxes of the affiliated groups listed in Section
3.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person other than the Company and its Subsidiaries (a) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), (b) as a transferee or successor, or (c) by virtue of any express or implied agreement or otherwise; (ix) neither the Company nor any of its Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code other than the affiliated group of which the Company is the common parent corporation; (x) none of the property owned or used by the Company or its Subsidiaries is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Act of 1981;
(xi) none of the property owned by the Company or its Subsidiaries is "tax exempt use property" within the meaning of Section 168(h) of the Code; (xii) none of the Company or its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstances could obligate any of the Company or its Subsidiaries to make any payments that will not be deductible under either Section 162(m) or Section 280G of the Code (or cause the Company or any of its Subsidiaries to incur a payment to reimburse a person for a tax imposed under Code Section 4999); (xiii) none of the Company or its Subsidiaries is a party to any Tax allocation agreement, any Tax sharing agreement, or any Tax indemnity agreement; and (xiv) the Company has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

     SECTION 3.15  INTELLECTUAL PROPERTY.

     (a) The Company or one of its Subsidiaries owns or has the right to use all Intellectual Property (as defined in Section 3.15(f) below) material to the operation of the business of the Company and its Subsidiaries as currently conducted or to products or services currently under development by the Company or any of its Subsidiaries (collectively, "MATERIAL INTELLECTUAL PROPERTY"), and has the right to use, license, sublicense or assign the same without material liability to, or any requirement of consent from, any other person or party. All Material Intellectual Property is either owned by the Company or its Subsidiaries free and clear of all Encumbrances or is used pursuant to a license agreement; each such license agreement is valid and enforceable and in full force and effect; neither the Company nor any of its Subsidiaries is in material default thereunder; and to the knowledge of the Company, no corresponding licensor is in material default thereunder. None of the Material Intellectual Property infringes or otherwise conflicts with any Intellectual Property or other right of any Person; there is no pending or, to the knowledge of the Company, threatened (in writing) litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Material Intellectual Property; there is no outstanding judgment, order, writ, injunction or decree relating to any Material Intellectual Property; to the knowledge of the Company, there is currently no infringement by any Person of any Material Intellectual Property; and the Material Intellectual Property owned, used or possessed by the Company or its Subsidiaries is sufficient and adequate to conduct the business of the Company and its Subsidiaries to the full extent as such business is currently conducted.

     (b) The Company and each of its Subsidiaries has taken reasonable steps to protect, maintain and safeguard its respective Material Intellectual Property, including any Material Intellectual Property for which improper or unauthorized disclosure would impair its value or validity materially, and has executed and required appropriate nondisclosure agreements and made appropriate filings and registrations in connection with the foregoing.

     (c) The Company or one of its Subsidiaries is the sole and exclusive owner of all Owned Software (as defined in Section 3.15(f) below) that is required to conduct the businesses of the Company and its Subsidiaries to the extent such businesses are currently conducted, including, without limitation, the products and services currently under development by the Company or any of it Subsidiaries. Set forth in Section 3.15(c) of the Company Disclosure Schedule is a true and complete list of all material Owned Software of the Company or any of its Subsidiaries. All of the Owned Software of the Company and any of its Subsidiaries is Year 2000 Compliant (as defined in Section 3.15(f) below). Set forth in Section 3.15(c) of the Company Disclosure Schedule is a true and complete list of all material Third Party Software (as defined in Section 3.15(f) below) used by the Company or any of its Subsidiaries. To the Company's knowledge, all material Third Party Software currently used by the Company or any of its Subsidiaries is Year 2000 Compliant.

     (d) The Company or one of its Subsidiaries is the sole and exclusive owner of all Owned Databases (as defined in Section 3.15(f) below) that are required to conduct the businesses of the Company and its Subsidiaries to the extent such businesses are currently conducted, including, without limitation, the products and services currently under development by the Company or any of its Subsidiaries. Set forth in Section 3.15(d) of the Company Disclosure Schedule is a true and complete list of all material Owned Databases of the Company or any of its Subsidiaries. All of the Owned Databases of the Company or any of its Subsidiaries are Year 2000 Compliant. Set forth in Section 3.15(d) of the Company Disclosure Schedule is a true and complete list of all material Third Party Databases (as defined in Section 3.15(f) below) used by the Company or any of its Subsidiaries. To the Company's knowledge, all material Third Party Databases currently used by the Company or any of its Subsidiaries are Year 2000 Compliant.

     (e) No material confidential or trade secret information of the Company or any of its Subsidiaries has been provided to any Person except subject to written confidentiality agreements, except for any such disclosure which has not resulted and could not reasonably be expected to result in a Company Material Adverse Effect.

     (f) As used in this Section 3.15:

        (i) "Databases" means and includes all compilations of data and all related documentation and written narratives of all procedures used in connection with the collection, processing and distribution of data contained therein, together with information that describes the attributes of certain data and such data's relationship to other data, including, without limitation, (A) whether the data must be numerical, alphabetic, or alphanumeric, (B) range or type limitations of the data, (C) one-to-one, one-to-many, or many-to-many relationships with other data, (D) file layouts, and (E) data formats.

        (ii) "Intellectual Property" means all rights, privileges and priorities provided under applicable Law relating to intellectual property, whether registered or unregistered, including without limitation all (i) (a) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, mask works, and confidential information, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (b) copyrights and copyrightable works, including computer applications, programs, Software, Databases and related items; (c) trademarks, service marks, trade names, brand names, product names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (d) trade secrets, data and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing;

        (iii) "Owned Databases" means all Databases other than Third Party Databases.

        (iv) "Owned Software" means all Software other than Third Party
     Software.

        (v) "Software" means and includes all computer programs, whether in source code, object code or other form (including without limitation any embedded in or otherwise constituting part of a computer hardware device), algorithms, edit controls, methodologies, applications, flow charts and any and all systems documentation (including, but not limited to, data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, and file layouts and written narratives of all procedures used in the coding or maintenance of the foregoing.

        (vi) "Third Party Databases" means Databases licensed or leased to the Company or any of its Subsidiaries by third parties.

        (vii) "Third Party Software" means Software licensed or leased to the Company or its Subsidiaries by third parties, including commonly available "shrink wrap" software copyrighted by third parties.

        (viii) "Year 2000 Compliant" means, when used with respect to any Software or Database, that such Software or Database will accept, receive, input, calculate, compare, sort, store, extract, sequence, and otherwise process data inputs and date values, and return and display date values, in a correct and accurate manner, without interruption or abnormal end of process, regardless of the dates used, whether before, on, or after January 1, 2000, for any date value or values in the twentieth or twenty-first centuries.

     SECTION 3.16 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information supplied or to be supplied by the Company for inclusion in (i) the Registration Statement on Form S-4 to be filed with the SEC under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (the "REGISTRATION STATEMENT") or (ii) the joint proxy statement/prospectus to be distributed in connection with the Company's meeting of shareholders to vote upon this Agreement and the Parent's meeting of shareholders to vote upon the issuance of shares of Parent Common Stock in the Merger (pursuant to the applicable rules of the Nasdaq Stock Market) (the "PROXY STATEMENT") will, in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of each of the Company Shareholder Meeting and the Parent Shareholder Meeting (as defined in Section 6.5 below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. As of the date of its initial mailing and as of the date of each of the Company Shareholder Meeting and the Parent Shareholder Meeting, the Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made or incorporated by reference in the Proxy Statement based upon information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

     SECTION 3.17  EMPLOYEE BENEFIT PLANS; ERISA.

     (a) Section 3.17 of the Company Disclosure Schedule sets forth the name of each Company Plan (as defined below) and of each bonus, deferred compensation (together with a list of participants therein), incentive compensation, profit sharing, salary continuation (together with a list of participants therein), employee benefit, fringe benefit, stock purchase, stock option, employment, severance, termination, golden parachute, consulting or supplemental retirement plan or agreement (collectively, the "BENEFIT PLANS"), true copies of which have heretofore been made available to Parent. The Company has also delivered to Parent true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the IRS with respect to each Benefit Plan (if any such report was required by applicable Law), (3) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable Law or was otherwise provided to plan participants or beneficiaries and (4) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Benefit Plan. Each Company Plan and Benefit Plan has been administered in all material respects in accordance with its terms and complies in all material respects with ERISA, the Code and all other applicable Laws. All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Effective Time that are not yet, but will be, required to be made, will be properly accrued and reflected in the balance sheet included in the Company Interim Financial Statements. No "reportable event" (within the meaning of Section 4043 of

ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived (other than with respect to the transactions contemplated by this Agreement); neither the Company nor any of its ERISA Affiliates has withdrawn from any Company Plan under Section 4063 of ERISA or Company Multiemployer Plan (as defined below) under Section 4203 or 4205 of ERISA or has taken, or is currently considering taking, any action to do so; and no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. As of the most recent valuation date for each Company Plan that is a "defined benefit plan" (as defined in Section 3(35) of ERISA (hereinafter a "DEFINED BENEFIT PLAN")), there was not any amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such Defined Benefit Plan, and the Company is not aware of any facts or circumstances that would materially change the funded status of any such Defined Benefit Plan. The Company has furnished to Parent the most recent actuarial report or valuation with respect to each Defined Benefit Plan. The information supplied to the plan actuary by the Company and any ERISA Affiliate (as defined below) for use in preparing those reports or valuations was complete and accurate in all material respects and the Company has no reason to believe that the conclusions expressed in those reports or valuations are incorrect. Neither the Company nor any ERISA Affiliate has (a) engaged in a transaction described in Section 4069 of ERISA that could subject the Company to liability at any time after the date hereof or (b) acted in a manner that could, or failed to act so as to, result in material fines, penalties, taxes or related charges under (x) Section 502(c)(i)(1) of ERISA, (y) Section 4071 of ERISA or
(z) Chapter 43 of the Code. There are no material (individually or in the aggregate) actions, suits or claims pending or, to the knowledge of the Company, threatened in writing (other than routine claims for benefits) with respect to any Company Plan or Benefit Plan. Neither the Company nor any of its ERISA Affiliates has incurred or could reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA that has not been satisfied in full. To the knowledge of the Company, no material non-exempt prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred. All Company Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which could be expected to cause the loss of any such qualification, and the Company is not aware of any reason why any Company Plan and Benefit Plan is not so qualified in operation. The Company has delivered to Parent (i) a copy of the most recent determination letter received with respect to each Company Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter and (ii) a list of all Company Plan amendments as to which a favorable determination letter has not yet been received. None of the Company, any of its ERISA Affiliates or, to the knowledge of the Company, any trustee, administrator or other fiduciary of any Benefit Plan or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject the Company, any such ERISA Affiliate or any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable law. Neither the Company nor any of its ERISA Affiliates knows or has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. As used herein: (i) "COMPANY PLAN" means (x) a "pension plan" (as defined in Section 3(2) of ERISA, other than a Company Multiemployer Plan) or a "welfare plan" (as defined in

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Section 3(l) of ERISA) established or maintained by the Company or any Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, an "ERISA AFFILIATE") or to which the Company or any of its ERISA Affiliates has contributed in the last six years or otherwise may have any liability; and (ii) "COMPANY MULTIEMPLOYER PLAN" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

     (b) The consummation of the transactions contemplated by the Transaction Agreements will not, either alone or in combination with any other event that is reasonably likely to occur, (A) entitle any current or former director, officer or employee of the Company or any of its ERISA Affiliates to severance pay, golden parachute payments, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer or employee.

     (c) The list of welfare plans in Section 3.17 of the Company Disclosure Schedule discloses whether each welfare plan is (i) unfunded, (ii) funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such welfare plan may be amended or terminated without material liability to the Company at any time after the Effective Time. The Company and its ERISA Affiliates comply in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

     SECTION 3.18  ENVIRONMENTAL MATTERS.

     (a) No Person (including any Governmental Entity) has asserted against the Company or any of its Subsidiaries any written requests, claims or demands for damages, costs, expenses or causes of action arising out of (i) the emission, disposal, discharge or other release or threatened release of any hazardous substance, pollutant or contaminant (in each case, as defined in or governed by any applicable Law) or any other substance the release, disposal, treatment or storage of which is regulated under applicable Law (all of the foregoing, collectively, "HAZARDOUS SUBSTANCES") in connection with or related to any past or present facilities, properties or assets owned, leased or operated by the Company or any of its Subsidiaries currently or in the past (collectively, the "COMPANY FACILITIES"), or (ii) any actual or alleged injury to human health or the environment by reason of the current condition or operation of the Company Facilities, or past conditions and operations or activities on the Company Facilities.

     (b) Neither the Company nor any Subsidiary is subject to any pending, or to the knowledge of the Company, threatened (in writing) actions for damages, costs or expenses or to any demands, claims, losses, administrative proceedings, enforcement actions, or investigations in any case relating to or arising from the generation, emission, disposal, discharge, release or threatened release, treatment, or storage of any Hazardous Substance associated with the Company Facilities or the Company's or any of its Subsidiaries' operations.

     (c) The Company and its Subsidiaries hold, and are in material compliance with, all permits and approvals of Government Entities required under applicable Law to operate all Company Facilities, except when the failure to hold such permits and approvals would not result in a Company Material Adverse Effect.

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

     (d) There is no environmental condition, situation or incident on, at or concerning any Company Facility or the Company's or any of its Subsidiaries' operations that has resulted in or could reasonably be expected to result in a Material Adverse Effect on the Company.

     SECTION 3.19 AFFILIATE TRANSACTIONS. Except as set forth in the Company SEC Documents, there are no material Contracts or other material transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or of any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

     SECTION 3.20 OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Morgan Stanley & Co. Incorporated ("MORGAN STANLEY") to the effect that the consideration to be received in the Merger by the holders of Company Capital Stock is fair to such holders from a financial point of view. A true, correct and complete copy of the written opinion delivered by Morgan Stanley, which opinion shall be included in the Proxy Statement, as well as a true and correct copy of the Company's engagement of Morgan Stanley, have been delivered to Parent by the Company.

     SECTION 3.21 BROKERS. Other than Morgan Stanley, no broker, finder or financial advisor retained by the Company is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the transactions contemplated by this Agreement.

     SECTION 3.22 POOLING. The Company does not know of any reason why the Merger will not qualify as a pooling of interests transaction under APB Opinion No. 16. Neither the Company nor any of its Subsidiaries nor, to its knowledge, any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests transaction under APB 16.

     SECTION 3.23 ACCOUNTS RECEIVABLE. All accounts receivable of the Company and its Subsidiaries, whether or not reflected in the Company's consolidated financial statements, represent in all material respects sales made in the ordinary course of business, and the reserves shown on the Company's consolidated financial statements have been established in accordance with GAAP, consistently applied, and are considered by management of the Company to be adequate.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to the Company as follows, subject to the exceptions and qualifications set forth in the Parent Disclosure Schedule dated as of the date of this Agreement and delivered as a separate document (the "PARENT DISCLOSURE SCHEDULE"), each section of which qualifies only the corresponding numbered representation(s) and warranty(ies) and no others:

     SECTION 4.1 ORGANIZATION AND GOOD STANDING. (i) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, (ii) Merger Sub is a corporation duly organized, validly existing and in good standing under

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

the laws of the State of Tennessee, and (iii) each of Parent and Merger Sub has the corporate power and authority to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate a Parent Material Adverse Effect.

     SECTION 4.2 ARTICLES OF INCORPORATION AND BYLAWS. True, correct and complete copies of the Articles of Incorporation and Charter, respectively, and Bylaws, each as amended to date, of Parent and Merger Sub have been made available to the Company. The Articles of Incorporation and Charter, respectively, and Bylaws of Parent and Merger Sub are in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its Organizational Documents.

     SECTION 4.3  CAPITALIZATION.

     (a) The authorized capital stock of Parent consists of (i) 200,000,000 shares of Common Stock, par value $0.01 per share, and (ii) 25,000,000 shares of Preferred Stock, $0.01 par value per share ("PARENT PREFERRED STOCK"). As of the date of this Agreement, (w) 77,952,919 shares of Parent Common Stock were issued and outstanding, (x) no shares of Parent Preferred Stock were issued or outstanding, (y) 5,006,106 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding stock options, and (z) 3,474,250 shares of Parent Common Stock issuable upon conversion of Parent's outstanding
4 1/4% Convertible Subordinated Notes due May 31, 2000. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, no par value per share. As of the date of this Agreement, 100 shares of Merger Sub Common Stock were issued and outstanding, all of which are owned by Parent. All of the issued and outstanding shares of Parent Common Stock and Merger Sub Common Stock have been validly issued and are fully paid and nonassessable, and none are subject to preemptive rights. The shares of Parent Common Stock to be issued in connection with the Merger have been duly authorized and, when so issued, will be fully paid and nonassessable, and will not be subject to preemptive rights.

     (b) Except as described in subsection (a) above, as of the date of this
Agreement: (i) no shares of capital stock or other equity securities of Parent or Merger Sub are authorized, issued or outstanding, or reserved for issuance, and there are no options, warrants or other Contracts to which Parent is a party requiring Parent to grant, issue or sell any shares of the capital stock or other equity interests of Parent by sale, lease, license or otherwise; and (ii) Parent has no obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of Parent.

     SECTION 4.4  CORPORATE AUTHORITY.

     (a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by their respective Boards of Directors, and no other corporate action on the part of Parent or Merger Sub (other than the approval of the issuance of shares of Parent Common Stock in the Merger by the holders of not less than a majority of Parent's Common Stock voted in accordance with the Nasdaq Stock Market rules) is necessary to authorize the

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

execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, constitutes a valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms. The preparation and filing of the Registration Statement to be filed with the SEC has been duly authorized by the Board of Directors of Parent. The respective Boards of Directors of Parent and Merger Sub have approved and adopted this Agreement and the transactions contemplated hereby pursuant to the North Carolina Business Corporations Act and the TBCA, respectively, and the Board of Directors of Merger Sub recommended approval thereof by its sole shareholder.

     (b) Prior to execution and delivery of this Agreement, the Board of Directors of Parent (at a meeting duly called and held) determined to recommend to the Company's shareholders that they approve the issuance of shares of Parent Common Stock in the Merger, as required by the applicable rules of the Nasdaq Stock Market. Such approval is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the Merger or the transactions contemplated by this Agreement.

     SECTION 4.5 NON-CONTRAVENTION. The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any Contract binding upon Parent or Merger Sub, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or Merger Sub, (ii) conflict with or result in any violation of any provision of the Organizational Documents of Parent or Merger Sub, or (iii) conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Encumbrance that if occurring, or any such notice or consent that if not given or obtained, could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

     SECTION 4.6 GOVERNMENT APPROVALS; REQUIRED CONSENTS. No filing or registration with, or authorization, consent or approval of, any Governmental Entity or any other third party is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) approval by Parent's shareholders pursuant to the applicable rules of the Nasdaq Stock Market, (ii) the filing with the SEC of the Registration Statement and such reports under the Exchange Act, and any applicable state securities or "blue sky" Laws as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of a notification under the HSR Act, (iv) the filing of Articles of Merger with the Secretary of State of the State of Tennessee, (v) the consents, approvals, authorizations, permits, filings and notifications listed in Section 4.6 of the Parent Disclosure Schedule and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

     SECTION 4.7 SEC DOCUMENTS AND OTHER REPORTS. Parent has filed various reports, schedules, forms, statements and other documents (which are publicly available) with the SEC pursuant to applicable federal securities Laws from January 1, 1997 to the date of this Agreement (the "PARENT SEC DOCUMENTS"), and the Parent SEC Documents constitute all

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

of the documents required to have been filed by Parent pursuant to such Laws for such period. As of their respective dates, or if amended, as of the date of the last such amendment, the Parent SEC Documents complied, and all documents required to be filed by Parent with the SEC after the date hereof and prior to the Effective Time ("SUBSEQUENT PARENT SEC DOCUMENTS") will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent SEC Documents contained when filed, and the Subsequent Parent SEC Documents will not contain when filed, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. Except to the extent information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents (including any and all financial statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents when filed fairly presented, and those included in the Subsequent Parent SEC Documents when filed will fairly present, the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein) and have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 1997, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as have been required by GAAP.

     SECTION 4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Parent SEC Documents, since December 31, 1997, Parent has conducted its business and operations in the ordinary and usual course consistent with past practice, and there has not occurred (i) any event, condition or occurrence having or that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or (ii) any declaration, setting aside or payment of any dividend or distribution of any kind by Parent or Merger Sub on any class of its capital stock.

     SECTION 4.9 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in (i) the Registration Statement or (ii) the Proxy Statement will, in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of each of the Company Shareholder Meeting and the Parent Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as of its effective date, will comply as to form in all material respects with the requirements of the Securities Act. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any statement made or incorporated by reference in the Registration Statement based upon information supplied by or in behalf of the Company for inclusion or incorporation by reference therein.

     SECTION 4.10 INTERIM OPERATIONS OF THE MERGER SUBSIDIARY. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     SECTION 4.11 COMPLIANCE WITH LAWS. The business of Parent and Merger Sub has been and is being conducted in compliance with all applicable Laws, except for violations or failures to so comply that could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect; and no investigation or review by any Governmental Entity with respect to Parent or Merger Sub is pending or, to the knowledge of Parent, threatened in writing, other than, in each case, those which could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

     SECTION 4.12 ACTIONS AND PROCEEDINGS. Except as set forth in the Parent SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Government Entity against Parent or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of Parent, any of Parent's or its Subsidiaries' current or former directors or officers (during the period served as such) or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, as such. Except as set forth in the Parent SEC Documents, there are no material (individually or in the aggregate) actions, suits or legal, administrative, regulatory or arbitration proceedings pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of Parent, any of Parent's or its Subsidiaries' current or former directors or officers or any other person whom Parent or any of its Subsidiaries has agreed to indemnify, as such; nor is there any reasonable basis for any such action, suit or proceeding that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.13 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities or obligations which are accrued or reserved against on the most recent balance sheet (or reflected in the notes thereto) included in the Parent SEC Documents, neither Parent nor any of its Subsidiaries has any material (individually or in the aggregate) liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than liabilities or obligations incurred in the ordinary course of business since the date of such balance sheet or liabilities under this Agreement.

     SECTION 4.14 BROKERS. Other than Goldman, Sachs & Co. ("GOLDMAN"), the fees and expenses of which will be paid by Parent, no broker, finder or financial advisor retained by the Parent is entitled to any brokerage, finder's or other fee or commission from Parent in connection with the transactions contemplated by this Agreement. A true and correct copy of Parent's engagement letter with Goldman has been delivered to the Company by Parent.

     SECTION 4.15 POOLING. Parent does not know of any reason why the Merger will not qualify as a pooling of interests transaction under APB Opinion No. 16. Neither Parent nor any of its Subsidiaries nor, to its knowledge, any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests transaction under APB 16.

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

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. From the date of this Agreement to the Effective Time, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), or as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, the Company shall conduct, and shall cause each of its Subsidiaries to conduct, its business only in the ordinary and usual course consistent with past practice, and the Company shall use, and shall cause each of its Subsidiaries to use, reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve its existing relationships with customers, suppliers, licensors, licensees, distributors and other having business dealings with them. In addition, without limiting the generality of the foregoing, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), as set forth in
Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time the Company shall not, nor shall it permit any of its Subsidiaries to:

        (a) (i) amend its Organizational Documents, (ii) split, combine or reclassify any shares of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property on any class of its capital stock, or (iv) directly or indirectly redeem or otherwise acquire (except for deemed acquisitions upon cashless exercises of Options) any shares of its capital stock, including without limitation the Series B Preferred Stock, or shares of the capital stock of any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (b) authorize for issuance, issue (except upon (i) the exercise of stock options or warrants outstanding on the date of this Agreement and in accordance with their present terms, or (ii) conversion of shares of Company Series B Preferred Stock outstanding on the date of this Agreement and in accordance with the Company's Charter, as amended), deliver, grant or sell or agree to issue or sell any shares of, or rights to acquire or convertible into any shares of, its capital stock or shares of the capital stock of any of its Subsidiaries (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise);

        (c) (i) merge, combine or consolidate with another Person, (ii) acquire or purchase an equity interest in or a substantial portion of the assets of another Person or otherwise acquire any material assets outside the ordinary course of business and consistent with past practice or otherwise enter into any material Contract, commitment or transaction outside the ordinary course of business and consistent with past practice or (iii) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its material assets outside the ordinary course of business consistent with past practice;

        (d) (i) other than in connection with existing credit facilities or replacements thereof, incur, assume or prepay any indebtedness, obligations or liabilities in excess of $500,000 (individually or in the aggregate) other than in each case in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or

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

     otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than a Subsidiary of the Company, in each case other than in the ordinary course of business consistent with past practice, (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to any Subsidiary of the Company, or (iv) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

        (e) except as set forth in Section 5.1(e) of the Company Disclosure Schedule, pay, satisfy, discharge or settle any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business consistent with past practice or pursuant to mandatory terms of any Company Contract in effect on the date hereof;

        (f) modify or amend, or waive any benefit of, any non-competition agreement to which the Company or any of its Subsidiaries is a party;

        (g) authorize or make capital expenditures in excess of $200,000 individually, or in excess of $1,000,000 in the aggregate except for those projects set forth in Section 5.1 of the Company Disclosure Schedule;

        (h) permit any insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be cancelled (other than due to circumstances beyond the Company's control) or terminated other than in the ordinary course of business;

        (i) (i) adopt, enter into, terminate or amend (except as may be required by applicable Law) any employee plan, Contract or other Company Plan for the current or future benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries, (ii) except in the ordinary course of business consistent with past practice, increase in any manner the compensation, fringe benefits, severance or termination pay of, or pay any bonus to, any director, officer or employee of the Company or any of its Subsidiaries; or (iii) other than pursuant to Section 2.6 hereof, take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan;

        (j) make any material change in its accounting or tax policies or procedures, except as required by applicable Law or to comply with GAAP;

        (k) take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests;

        (l) amend the Company Rights Agreement, redeem the Company Rights or take any action with respect to, or make any determination under, the Company Rights Agreement; or

        (m) enter into any Contract with respect to any of the foregoing or authorize any of, or commit or agree to take any of, the foregoing actions.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1 ACCESS AND INFORMATION. Each party hereto shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to the other party and to such other party's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives (except to the extent not permitted under applicable Law as advised by counsel) reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records and its properties, plants and personnel and, during such period, shall furnish promptly to the other party a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities Laws and all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by applicable Law, each party hereto agrees that it shall, and it shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to, hold in confidence all non-public information so acquired and to use such information solely for purposes of effecting the transactions contemplated by this Agreement as set forth in the Confidentiality Agreement executed by Parent and Company dated December 1998 (the "CONFIDENTIALITY AGREEMENT"). Without limiting the generality of the foregoing, the Company shall, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Section 48-26-102 of the TBCA (assuming such holder met the requirements of such section).

     SECTION 6.2  NO SOLICITATION.

     (a) Prior to the Effective Time, the Company agrees that it shall not, nor shall it authorize and permit its Subsidiaries or affiliates to, nor shall it authorize or permit any director, officer, employee or agent of, or any investment banker, attorney or other advisor or, representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or the acquisition of all or any significant part of the assets or capital stock of the Company or any Subsidiary of the Company (an "ACQUISITION TRANSACTION") or (ii) negotiate, explore or otherwise engage in discussions with any Person (other than Parent and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction or enter into any Contract or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that prior to receipt of the approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company, the Company may, to the extent required by the fiduciary obligations of the Company's Board of Directors, as determined in good faith by it based on the advice of outside counsel, in response to any such proposal for an Acquisition Transaction that was not solicited by the Company and that did not otherwise result from a breach or a deemed breach of this Section 6.2(a), and subject to compliance with Section 6.2(c), (x) furnish information with respect to the Company to the Person making such proposal pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in negotiations regarding such proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its Subsidiaries or any affiliate, director or investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 6.2(a) by the Company.

     (b) Neither the Company's Board of Directors nor any committee thereof shall (i) withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company's Board of Directors or any such committee of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Transaction or (iii) approve or recommend any Acquisition Transaction; provided, however, that the Company's Board of Directors may take any action specified in (i), (ii) or (iii) in the event that prior to the approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company, (x) the Company's Board of Directors determines in good faith, after it has received a Superior Proposal as defined below and after it has received advice from outside counsel that the failure to do so would result in a reasonable possibility that the Company's Board of Directors would breach its fiduciary duty under applicable law, (y) the Company has notified the Parent in writing of the determination set forth in clause (x) above, and (z) at least five calendar days following receipt by Parent of any notice referred to in clause (y) such Superior Proposal remains a Superior Proposal and the Company's Board of Directors has again made the determination in clause (x) above; and further provided that neither the Company, its Board of Directors, nor any committee thereof shall take any action specified in clause (i), (ii) or
(iii) above without first terminating this Agreement pursuant to Section 8.1(e). As used herein, "SUPERIOR PROPOSAL" means a bona fide, written and unsolicited proposal or offer (including a new or unsolicited proposal received by the Company after the execution of this Agreement from a Person whose initial contact with the Company may have been solicited by the Company or its representatives prior to the execution of this Agreement) made by any Person or group (other than Parent or any of its Subsidiaries) with respect to an Acquisition Transaction on terms which the Board of Directors of the Company determines in good faith, and in the exercise of reasonable judgement (based on the advice of independent financial advisors and outside legal counsel), to be reasonably capable of being consummated and to be superior from a financial point of view to the holders of Company Common Stock than the transactions contemplated hereby, taking into consideration all elements of the transactions contemplated hereby including, without limitation, the non-taxable element of said transactions (based on the written opinion, with only customary qualifications, of the Company's financial advisor).

     (c) The Company agrees that, as of the date hereof, it, its Subsidiaries and affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any Person (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. The Company agrees to advise Parent promptly orally and in writing of any inquiries or proposals received by, any such information requested from, and any requests for negotiations or discussions sought to be initiated or continued with, the Company, its Subsidiaries or affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a Person (other than Parent and its representatives) with respect to an Acquisition Transaction or that reasonably could be expected to lead to any Acquisition Transaction, and the identity of the Person making such proposal for an Acquisition Transaction or inquiry. The Company shall keep Parent reasonably informed of the status including any change to the material terms of any such proposal for an Acquisition Transaction or inquiry.

     SECTION 6.3 THIRD-PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party.

     SECTION 6.4  REGISTRATION STATEMENT AND PROXY STATEMENT.

     (a) As promptly as practicable, Parent and the Company shall in consultation with each other prepare and file with the SEC the joint Proxy Statement and Registration Statement in preliminary form. Each of the Company and Parent shall use reasonable efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective as soon as practicable. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action Parent may reasonably request in connection with the Registration Statement and the issuance of shares of Parent Common Stock in connection with the Merger. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, any Subsidiary of the Company, Parent or any Subsidiary of Parent, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party promptly shall inform the other thereof and take appropriate action in respect thereof.

     (b) The Company shall use reasonable efforts to cause to be delivered to Parent a letter from Ernst & Young LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective (and thereafter brought down to a date within two business days of the Closing Date) and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (c) Parent shall use reasonable efforts to cause to be delivered to the Company a letter from Arthur Andersen LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective (and thereafter brought down to a date within two business days of the Closing Date) and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     SECTION 6.5  SHAREHOLDER APPROVAL.

     (a) Subject to Section 6.2, the Company, acting through its Board of Directors, shall (i) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of the holders of Company Common Stock for the purpose of voting to approve this Agreement and the transactions contemplated hereby (the "COMPANY SHAREHOLDER MEETING"), and, (ii) recommend approval and adoption of this Agreement and the transactions contemplated hereby to the shareholders of the Company and include in the Proxy Statement such recommendation and (iii) take all reasonable action to solicit and obtain such approval.

     (b) Parent, acting through its Board of Directors, shall promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the

Registration Statement becomes effective a meeting of the holders of Parent Common Stock for the purpose of voting to approve the issuance of shares of Parent Common Stock in the Merger, as required by the applicable rules of the Nasdaq Stock Market (the "PARENT SHAREHOLDER MEETING"), and recommend approval for that purpose, include such recommendation in the Proxy Statement, and take all reasonable action to solicit and obtain such approval.

     (c) Each of Parent and the Company shall cause the definitive Proxy Statement to be mailed to its respective shareholders as soon as practicable following the date on which the Proxy Statement is cleared by the SEC and the Registration Statement is declared effective; provided, however, that all mailings to either party's shareholders in connection with the Merger, including without limitation the Proxy Statement, shall be subject to the prior review, comment and written approval of the other party, which such other party shall not withheld or delay unreasonably.

     SECTION 6.6 AFFILIATES. Prior to the mailing date of the Proxy Statement, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying each Person who, at the time of the Company Shareholder Meeting, may be deemed to be an "affiliate" of the Company, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "COMPANY RULE 145 AFFILIATES"). The Company shall use reasonable efforts to cause each Person who is identified as a Company Rule 145 Affiliate in such list to deliver to Parent as soon as possible, and not later than the mailing date for the Proxy Statement, a written agreement, substantially in the form of Exhibit C hereto.

     SECTION 6.7 COMBINED COMPANY FINANCIAL STATEMENTS. Parent shall use reasonable efforts to file a Form 8-K with the SEC within thirty (30) days after the end of the first full calendar month after the Effective Time to publish financial results covering at least thirty (30) days of combined operations of Parent and the Surviving Corporation.

     SECTION 6.8  REASONABLE EFFORTS.

     (a) Upon the terms and subject to the conditions herein provided and applicable legal requirements, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable Laws to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the transactions contemplated by this Agreement; provided, however, that the Company shall not, without Parent's prior written consent, and Parent shall not be required to, divest or hold separate or otherwise take or commit to take any other similar action with respect to any assets, businesses or product lines of Parent, the Company or any of their respective Subsidiaries.

     (b) Subject to the proviso to Section 6.8(a) hereof, each of the parties shall use reasonable efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of, or registration or filing with or notification to (any of the foregoing being a "CONSENT"), of any Governmental Entity or any other Person required in connection with, and waivers of any violations, defaults or breaches that may be caused by, the consummation of the transactions contemplated by the Transaction Agreements. In connection with and without limiting the foregoing, the Company and the Company's Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any Transaction Agreement or any transaction contemplated thereby and (ii) if state takeover statute or similar Law becomes applicable to any Transaction Agreement or any transaction contemplated thereby, take all action necessary to ensure that the Merger and such other transaction may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements.

     (c) Each party hereto shall inform the other promptly of any material communication from the SEC, the United States Federal Trade Commission, the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by the Transaction Agreements. If any party hereto or any affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by the Transaction Agreements, then such party shall use reasonable efforts to cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

     (d) Without limiting the generality of the foregoing and subject to the proviso to Section 6.8(a) hereof, Parent and the Company will use their respective reasonable efforts to obtain all authorizations or waivers required under the HSR Act to consummate the transactions contemplated by the Transaction Agreements, including, without limitation, making all filings with the Antitrust Division of the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") required in connection therewith (the initial filing to occur no later than ten business days following the execution and delivery of this Agreement) and responding as promptly as practicable to all inquiries received from the DOJ or FTC for additional information or documentation. Each of Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ.

     (e) The parties hereto intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each of the parties hereto shall, and shall cause its respective Subsidiaries to, and shall use reasonable efforts to cause its respective affiliates to, use its and their respective reasonable efforts to cause the Merger to so qualify. No party hereto nor any affiliate thereof shall take any action prior to or after the Effective Time that would cause the Merger not to qualify under these Sections of the Code, and the parties hereto shall take the position for all purposes that the Merger qualifies as a reorganization under such Sections of the Code.

     SECTION 6.9 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press releases or making any public statement with respect to the transactions contemplated by the Transaction Agreements and shall not issue any such press release or such public statement prior to such consultation and without the approval of the other (which approval shall not unreasonably be withheld), except as may be required by applicable law or obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 6.10  DIRECTORS' AND OFFICERS' INDEMNIFICATION; INSURANCE.

     (a) Parent and the Company agree that all rights to indemnification and exculpation now existing in favor of any employee, agent, director or officer of the Company and its Subsidiaries (the "INDEMNIFIED PARTIES"), as provided in their respective Charters or Bylaws and their respective Indemnification Agreements, shall survive the Merger and shall continue in full force and effect for a period of four (4) years after the Effective Time; provided that in the event any claim or claims are asserted or made within such four (4) year period, all rights to indemnification in respect of any such claim shall continue until final disposition of such claim. Parent hereby agrees, effective as of the Effective Time, to guarantee the Company's indemnification and exculpation obligations existing in favor of the Indemnified Parties, as provided in the Company's and its Subsidiaries' respective applicable Charters or Bylaws and their respective Indemnification Agreements, for the period of time set forth under this Section 6.10(a).

     (b) Parent agrees that from and after the Effective Time, the Surviving Corporation shall cause the policies of director and officer liability insurance maintained by the Company on the date hereof and listed in Section 6.10 of the Company Disclosure Schedule to be maintained in effect for the period of time directors and officers are entitled to indemnification under Section 6.10(a) above; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 150% of the last annual premium paid by the Company prior to the date hereof (the "MAXIMUM AMOUNT") (which premium is set forth in Section 6.10 of the Company Disclosure Schedule), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.10 for the Maximum Amount, it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

     (c) In the event Parent merges or is acquired in a transaction in which it is not the surviving corporation, or if Parent sells substantially all of its assets, Parent will cause proper provision to be made in such transaction so that Parent's successor or acquiror will assume the obligations set forth in Sections 6.10(a) and (b) above. The parties agree that the Company's directors and officers are the third party beneficiaries of, and entitled to enforce, the provisions of this Section 6.10.

     SECTION 6.11 EXPENSES. Except as otherwise set forth in Sections 8.2(b) and 8.2(c), each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

     SECTION 6.12 LISTING APPLICATION. Parent shall use reasonable efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement in the Merger to be listed for trading on the Nasdaq National Market.

     SECTION 6.13 SUPPLEMENTAL DISCLOSURE. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and
(ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VII of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

     SECTION 6.14 POOLING OF INTERESTS. Each of the Company and Parent will use reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of the Company's and Parent's independent public accountants, and by the SEC, respectively, and each of the Company and Parent agrees that it will not voluntarily take any action that would cause such accounting treatment not to be obtained.

     SECTION 6.15 TRANSFER TAXES. All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such Taxes) ("TRANSFER TAXES") incurred in connection with the transactions contemplated by this Agreement shall be paid by the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any returns with respect to such Transfer Taxes.

     SECTION 6.16 BOARD OF DIRECTORS. As soon as practicable after the Effective Time, Parent shall cause Fred C. Goad, Jim D. Kever and William F. Ford to be designated as members of Parent's Board of Directors, such designations to be effective as of the first meeting of Parent's Board of Directors subsequent to the Effective Time. Parent also shall cause Fred C. Goad, Jim D. Kever and William F. Ford to be nominated for positions on Parent's Board of Directors at the first meeting of Parent's shareholders subsequent to the Effective Time, with at least one such nomination to be for a three-year term and at least one for a two-year term. Parent shall take any and all action necessary to cause seats to be available on its Board of Directors to enable Parent to satisfy its commitments under this Section 6.16.

     SECTION 6.17  CONTINUING EMPLOYEES.

     (a) For a period of one (1) year following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide benefits to continuing employees of the Company and its Subsidiaries ("CONTINUING EMPLOYEES") that, in the aggregate, are no less favorable than the benefits provided, in the aggregate, to similarly situated employees of Parent. Notwithstanding the foregoing, nothing in this Section 6.17 shall require (i) the continuation of any benefit plan of any variety or prevent the amendment or termination thereof (subject to the provision, in the aggregate, of the benefits as provided in the preceding sentence) or (ii) Parent or the Surviving Corporation to continue or maintain the employment of any Continuing Employee.

     (b) With respect to any benefits plans of Parent or its Subsidiaries in which the Continuing Employees participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, use reasonable efforts to:
(i) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time (provided, however, that no such waiver shall apply to a pre-existing condition of any Continuing Employee who was, as of the Effective Time, excluded from participation in a Company benefit plan by nature of such pre-existing condition), (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time during the year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time, and (iii) recognize all service of the Continuing Employees with the Company for all purposes (including without limitation purposes of eligibility to participate, vesting credit, entitlement for benefits, and benefit accrual) in any benefit plan in which such employees may be eligible to participate after the Effective Time, except to the extent such treatment would result in duplicative accrual of benefits for the same period of service. For one (1) year from the Effective Time, Parent either shall (i) cause the Company's health and dental insurance plan to remain in effect in substantially its form as of the Effective Time (which maintenance shall be deemed to satisfy Parent's obligation pursuant to the preceding sentence with respect to benefits of the character covered by such plan) or (ii) hold each Continuing Employee covered by such plan as of the Effective Time harmless against any increase in standard monthly premium expenses for family, dependent or employee coverage (as applicable immediately prior to the Effective Time) incurred by such Continuing Employee on account of Parent's substitution of a different plan providing benefits of substantially the same character.

     SECTION 6.18 RESIGNATIONS. The Company has caused each officer and director of the Company or any of its Subsidiaries requested by Parent to do so to resign from each such position on or prior, and effective not later than, the Effective Time.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

        (a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by (i) the requisite vote (as described in Section 3.5(b)) of the shareholders of the Company in accordance with applicable Law, and (ii) the requisite vote of the shareholders of Parent in accordance with the applicable rules of the Nasdaq Stock Market.

        (b) Government Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Government Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Parent or the Surviving Corporation or would materially impair the operations of the Surviving Corporation, assuming the Merger had taken place, shall have been obtained, shall have been made or shall have occurred.

        (c) HSR Act. The waiting period under the HSR Act shall have expired or been terminated.

        (d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated by the SEC.

        (e) Pooling of Interests. Parent and the Company shall have received letters from each of Arthur Andersen LLP and Ernst & Young LLP, each dated the date of the Closing Date and addressed to Parent and the Company, stating that the Merger should be treated as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

        (f) No Injunction. No Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced, entered, or initiated proceedings to secure any Law (whether temporary, preliminary or permanent, (collectively, "RESTRAINTS")) which has or reasonably could be expected to have the effect of making any of the Transaction Agreements illegal or otherwise prohibiting or impairing consummation of the Merger materially; provided, however, that each of the parties hereto shall have used its respective reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

        (g) NASDAQ. The Parent Company Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

     SECTION 7.2 CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Parent:

        (a) Representations and Warranties. The representations and warranties of the Company that are qualified with reference to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

        (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

        (c) Material Adverse Change. Since the date of this Agreement, there shall have been no event or occurrence which has had or reasonably could be expected to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

        (d) Company Affiliate Agreements. Parent shall have received the written agreements, substantially in the form of Exhibit C hereto, from the Company Rule 145 Affiliates described in Section 6.6 above.

        (e) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person (other than the Governmental Entities referred to in Section 7.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Contract, as reflected (or required to be reflected) in Section 3.7 of the Company Disclosure Schedule, except where the failure to obtain the same would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect or Company Material Adverse Effect (as the Surviving Corporation).

        (f) Tax Opinion. Parent shall have received an opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. ("SMITH ANDERSON"), counsel to Parent, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of Parent and Merger Sub, the Company and certain shareholders of the Company, in each case, in form and substance reasonably satisfactory to Smith Anderson. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

        (g) Employment Agreements. Each of Jim D. Kever and N. Stephen Ober shall have executed and delivered to Parent an amendment to his respective employment agreement with the Company as in effect on the date of this Agreement to reflect and embody the changes described on Exhibits D-1 and D-2, respectively, in a mutually satisfactory form.

        (h) Resignations. Each officer and director of the Company or any of its Subsidiaries requested by Parent to do so shall have resigned from each such position on or prior to, and effective not later than, the Effective Time.

        (i) Amendment to Employment Agreements. Each employee of the Company listed in Section 7.2(i) of the Parent Disclosure Schedule shall have executed and delivered to Parent an amendment to his or her respective employment agreement with the Company as in effect on the date of this Agreement such that (i) such employee shall be entitled from the date of such amendment until the Effective Time, at his election, to terminate such employment agreement and his employment thereunder by written notice to the Company, and thereupon to receive all benefits to which he would have been entitled had he been terminated by the Company without cause immediately following a "Change of Control" (as defined therein), and (ii) his entire right to receive compensation, benefits or other value in connection with a Change of Control (as so defined) shall be terminated and eliminated as of the Effective Time, unless exercised before the Effective Time pursuant to clause (i) above. Notwithstanding the above, in no event is this paragraph
     (i) intended in any manner to adversely impact the employee's right, title and interest in the accelerated vesting of such Employee's stock options.

        (j) 401(K) Plan. If requested by Parent to do so, the Company shall have taken all action necessary to cause the termination of the Company's 401(k) plan and to direct (i) the distribution of such plan's assets in lump sum form to the plan's participants, or (ii) the plan administrator to effect a direct roll over of the plan's assets.

     SECTION 7.3  CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
MERGER. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Company:

        (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub that are qualified with reference to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made on and as of the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Financial Officer of Parent to such effect.

        (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Financial Officer of Parent to such effect.

        (c) Material Adverse Change. Since the date of this Agreement, there shall have been no event or occurrence which has had or reasonably could be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by the Chief Financial Officer of Parent to such effect.

        (d) Tax Opinion. The Company shall have received an opinion of Bass, Berry & Sims PLC ("BB&S"), counsel to the Company, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of Parent and Merger Sub, the Company and certain shareholders of the Company, in each case, in form and substance reasonably satisfactory to BB&S. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

        (e) Parent Affiliate Agreements. The Company shall have received the written agreement, in advance of the date as of which the risk sharing provisions pursuant to pooling of interests accounting shall apply, substantially in the form of the third paragraph of the letter attached as Exhibit C hereto (as applied to shares of Parent Common Stock owned thereby), from Parent's Rule 145 Affiliates (as defined in Section 6.6 above as to the Company).

        (f) Disposition of Significant Assets. Parent shall not have disposed of or entered into a Contract to dispose of a significant amount of its assets (within the meaning of Instruction 4 to Item 2 of SEC Form 8-K) other than (i) in the ordinary course of business or (ii) with the Company's prior written consent (which shall not be unreasonably withheld or delayed).

        (g) Actions Other Than in Ordinary Course. Parent shall not have taken without the Company's prior written consent (which shall not be unreasonably withheld or delayed) any extraordinary action which (i) is outside the ordinary course of Parent's business and (ii) requires the Company to postpone the Company Shareholder Meeting for more than forty-five (45) days.

                                  ARTICLE VIII

                                  TERMINATION

     SECTION 8.1 TERMINATION. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval by the shareholders of Parent or the Company:

        (a) by mutual written consent of Parent and the Company;

        (b) by either Parent or the Company, if (i) the Merger shall not have been consummated on or before June 30, 1999, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; (ii) subsequent to any public disclosure of a proposal for or interest in an Acquisition Transaction, the shareholders of the Company do not approve this Agreement and the Merger by the requisite vote at a meeting duly convened therefor or any adjournment thereof, or (iii) the shareholders of the Parent do not approve the issuance of shares of Parent Common Stock in the Merger by the requisite vote at a meeting duly convened therefor or any adjournment thereof;

        (c) by either Parent or the Company, if any permanent injunction, order, decree or ruling by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable; provided, however, subject to the proviso to Section 6.8(a) hereof, that the party seeking to terminate this Agreement pursuant to this
     Section 8.1(c) shall have used reasonable efforts to remove such injunction or overturn such action;

        (d) by Parent, if (i) there has been a material breach of any of the representations or warranties, covenants or agreements of the Company set forth in this Agreement, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Parent to the Company, or (ii) the Board of Directors of the Company or any committee thereof (x) fails to convene a meeting of the Company's shareholders to approve the Merger on or before 150 days following the date hereof (provided the Registration Statement has been declared effective within 120 days after the date hereof) (the "MEETING DATE"), or postpones the date scheduled for the meeting of the shareholders of the Company to approve this Agreement beyond the Meeting Date, except with the written consent of Parent, (y) fails to recommend the approval of this Agreement and the Merger to the Company's shareholders in accordance with Section 6.5(a) hereof or withdraws or amends or modifies in a manner adverse to Parent its recommendation or approval in respect of this Agreement or the Merger or takes any other action specified in clause (i), (ii) or (iii) of
     Section 6.2(b) hereof or (z) fails, upon the written request of Parent (which request may be made at any time following public disclosure of a proposal for an Acquisition Transaction) to reaffirm publicly and unconditionally its recommendation to the Company's shareholders that they give the approval of this Agreement and the Merger, which public reaffirmation must also include the unconditional rejection of such proposal for an Acquisition Transaction. Such reaffirmation shall be made at least ten (10) trading days prior to the Company Shareholder Meeting, and Company shall delay the Company Shareholder Meeting to provide ten (10) trading days if the Parent so requests in writing (in which case Parent shall be deemed to have consented for purposes of clause (x) above if such delay extends the Meeting Date beyond the period specified therein);

        (e) by the Company, if (1) the Board of Directors of the Company shall, after the compliance with the provisions of Section 6.2(b), take one of the actions specified in subsections (b)(i), (ii) or (iii) thereof and (2) the Company pays the fee due under Section 8.2(b) as a condition precedent to such termination;

        (f) by the Company, if (i) there has been a breach of any of the representations or warranties, covenants or agreements of Parent or Merger Sub set forth in this Agreement, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent, or (ii) the Board of Directors of Parent
     (x) fails to convene a meeting of Parent's shareholders to approve the issuance of shares of Parent Common Stock in the Merger (as required by the applicable rules of the Nasdaq Stock Market) on or before 150 days following the date hereof (provided the Registration Statement has been declared effective within 120 days after the date hereof) (the "PARENT MEETING DATE"), or postpones the date scheduled for the meeting of the shareholders of Parent for such purpose beyond the Parent Meeting Date, except with the written consent of the Company, (y) fails to recommend approval to Parent's shareholders in accordance with Section 6.5(b) hereof, or (z) withdraws or amends or modifies in a manner adverse to Company its recommendation or approval or fails to reconfirm such recommendation within two business days of a written request for such confirmation by Parent;

        (g) by Parent, if the Company or any of its officers, directors, employees, representatives or agents takes any of the actions that would be proscribed by Section 6.2(a); and

        (h) by the Company, if the average closing price per share of Parent Common Stock on the Nasdaq National Market, as reported by the Wall Street Journal, Northeast edition, for the ten (10) trading days immediately preceding the day one full trading day before the Closing Date (the "PARENT AVERAGE TRADING PRICE") is less than Forty Dollars ($40.00); or by Parent if the Parent Average Trading Price is greater than Seventy-One Dollars and Fifty Cents ($71.50).

SECTION 8.2  EFFECT OF TERMINATION.

     (a) In the event of termination of this Agreement as provided in Section 8.1, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, except that the penultimate sentence of Section 6.1, Section 6.9,
Section 6.11, this Section 8.2 and Article IX shall survive any termination of this Agreement; provided, however, that, except as otherwise provided in this
Section 8.2, nothing in this Agreement shall relieve any party from liability for any breach of this Agreement.

     (b) If (A) Parent shall have terminated this Agreement pursuant to Section 8.1(d)(ii), or (B) the Company shall have terminated this Agreement pursuant to
Section 8.1(e), then, in any such case, the Company shall pay Parent on or before such termination (or as otherwise provided in Section 8.1(e)), a termination fee of $50,000,000, payable by wire transfer of immediately available funds to an account designated by Parent.

     (c) If Parent shall have terminated this Agreement pursuant to Section 8.1(b)(ii) or if Parent shall have terminated this Agreement pursuant to Section 8.1(g), or as a result of the Company's breach of Section 6.14 and either before such termination or within twelve (12) months after the date of such termination the Company (i) consummates an Acquisition Transaction, or (ii) enters into a definitive agreement to do so, then, in any such case, the Company shall pay Parent, within one (1) business day following consummation of such

Acquisition Transaction or entry into such definitive agreement, a termination fee of $50,000,000 payable by wire transfer of immediately available funds to an account designated by Parent.

                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.1  DEFINITIONS OF CERTAIN TERMS.

     (a) As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below:

        (1) "Code" means the United States Internal Revenue Code of 1986 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

        (2) "Contract" means any contract, agreement, indenture, instrument or other binding commitment or arrangement of any kind.

        (3) "Encumbrance" means any pledge, claim, option, lease, lien, security interest, mortgage, restriction under any Contract, encumbrance or other charge or restriction of any kind or nature whatsoever.

        (4) "ERISA" means the United States Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

        (5) "Exchange Act" means the United States Securities Exchange Act of 1934 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

        (6) "GAAP" means United States generally accepted accounting principles, consistently applied throughout the period(s) indicated.

        (7) "Government Entity" means any federal, state, local, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission.

        (8) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

        (9) "Knowledge" (whether or not capitalized) means, with respect to the Company or Parent, the knowledge of the directors, executive officers and senior management of the Company or Parent, respectively, and of their respective material Subsidiaries and material divisions.

        (10) "Law" means any national, federal, state, local, foreign or multinational law, rule, regulation, statute, ordinance, order, judgment, decree, permit, franchise, license or other governmental restriction or requirement of any kind.

        (11) "Material Adverse Effect" means, with respect to the Company or Parent, any material adverse effect on the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company or Parent, respectively, and its respective Subsidiaries, taken as a whole, including without limitation any effect which prevents or impairs materially such party's performance of its obligations under, this Agreement or the consummation of the transactions contemplated hereby.

        (12) "Organizational Document" means any charter, certificate or articles of incorporation, bylaw, board of directors' or shareholders' resolution, or other corporate document or action comparable to any of the foregoing currently in effect.

        (13) "Person" means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government (or subdivision thereof) or other entity.

        (14) "SEC" means the United States Securities and Exchange Commission.

        (15) "Securities Act" means the United States Securities Act of 1933 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

        (16) "Subsidiary" means, as to any Person, another Person owned directly or indirectly by such Person by reason of such Person owning or controlling an amount of its voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, 50% or more of its equity interests.

        (17) "TBCA" means the Tennessee Business Corporation Act, as amended.

     (b) For purposes of this Agreement, the following additional capitalized terms shall have the respective meanings set forth in the corresponding sections of this Agreement indicated below:

DEFINED TERM                                                      SECTION
------------                                                      -------
Acquisition Transaction..................................                   6.2(a)
Agreement................................................  Introductory Paragraph
Articles of Merger.......................................                     1.3
BB&S.....................................................                   7.3(d)
Benefit Plans............................................                  3.17(a)
Certificates.............................................                   2.1(e)
Closing..................................................                     1.2
Closing Date.............................................                     1.2
Company..................................................  Introductory Paragraph
Company Balance Sheet Date...............................                    3.10
Company Capital Stock....................................                   2.1(b)
Company Common Stock.....................................                   2.1(a)
Company Disclosure Schedule..............................             Article III
Company Facilities.......................................                  3.18(a)
Company Interim Balance Sheet Date.......................                     3.9
Company Interim Financial Statements.....................                     3.9
Company Multiemployer Plan...............................                  3.17(a)
Company Permits..........................................                     3.6
Company Plan.............................................                  3.17(a)
Company Preferred Stock..................................                   3.3(a)
Company Rights...........................................                   3.3(a)
Company Rights Agreement.................................                   3.3(a)

DEFINED TERM                                                              SECTION
------------                                                              -------
Company Rule 145 Affiliates..............................                     6.6
Company SEC Documents....................................                     3.9
Company Series B Preferred Stock.........................                   2.1(b)
Company Shareholder Meeting..............................                   6.5(a)
Confidentiality Agreement................................                     6.1
Continuing Employees.....................................                  6.17(a)
Consent..................................................                   6.8(b)
DOJ......................................................                   6.8(d)
Databases................................................                  3.15(f)(i)
Defined Benefit Plan.....................................                  3.17(a)
Effective Time...........................................                     1.3
ERISA Affiliate..........................................                  3.17(a)
Exchange Agent...........................................                   2.2(a)
FTC......................................................                   6.8(d)
Goldman..................................................                    4.14
Hazardous Substances.....................................                  3.18(a)
IRS......................................................                    3.14
Indemnified Parties......................................                  6.10(a)
Intellectual Property....................................                  3.15(f)(ii)
Material Intellectual Property...........................                  3.15(a)
Maximum Amount...........................................                  6.10(b)
Meeting Date.............................................                   8.1(d)
Merger...................................................           Background (b)
Merger Consideration.....................................                   2.1(b)
Merger Sub...............................................  Introductory Paragraph
Merger Sub Common Stock..................................                   2.1(c)
Morgan Stanley...........................................                    3.20
Options..................................................                   2.6(a)
Option Plans.............................................                   2.6(a)
Owned Databases..........................................                  3.15(f)(iii)
Owned Software...........................................                  3.15(f)(iv)
Parent...................................................  Introductory Paragraph
Parent Average Trading Price.............................                   8.1(h)
Parent Common Stock......................................                   2.1(a)
Parent Disclosure Schedule...............................              Article IV
Parent Meeting Date......................................                   8.1(f)
Parent Preferred Stock...................................                   4.3(a)
Parent Shareholder Meeting...............................                   6.5(b)
Parent SEC Documents.....................................                     4.7
Per Share Merger Consideration...........................                   2.1(b)
Proxy Statement..........................................                    3.16
Registration Statement...................................                    3.16
Restraints...............................................                   7.1(f)
Smith Anderson...........................................                   7.2(f)
Software.................................................                  3.15(f)(v)
Stock Voting Agreement...................................           Background (f)
Subsequent Company SEC Documents.........................                     3.9
Subsequent Parent SEC Documents..........................                     4.7
Superior Proposal........................................                   6.2(b)

DEFINED TERM                                                              SECTION
------------                                                              -------
Surviving Corporation....................................                     1.1
Tax Returns..............................................                    3.14
Taxes....................................................                    3.14
Third Party Databases....................................                  3.15(f)(vi)
Third Party Software.....................................                  3.15(f)(vii)
Transaction Agreements...................................           Background (f)
Transfer Taxes...........................................                    6.15
Year 2000 Compliant......................................                  3.15(f)(viii)

     SECTION 9.2 AMENDMENT AND MODIFICATION. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent and the Company with respect to any of the terms contained herein; provided, however, that after any approval and adoption of this Agreement by the shareholders of Parent or the Company, no such amendment, modification or supplementation shall be made which under applicable Law requires the approval of such shareholders, without the further approval of such shareholders.

     SECTION 9.3 WAIVER. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) subject to the provisions of Section 9.2, waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 9.4 SURVIVABILITY; INVESTIGATIONS. The respective representations and warranties of Parent and Merger Sub, on the one hand, and the Company, on the other hand, contained herein or in any certificates or other documents delivered prior to or as of the Effective Time (i) shall not be deemed waived or otherwise affected by any investigation made by any party hereto and (ii) shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time, without limitation (except for those which, by their terms, contemplate a shorter survival period).

     SECTION 9.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

     If to Parent or Merger Sub, to:

        Quintiles Transnational Corp.
        4709 Creekstone Drive, Suite 200
        Durham, North Carolina 27703-8411
        Attention: John S. Russell, Esq.
        Telephone: 919-998-2418
        Facsimile: 919-998-2759

     with copies to:

        Smith, Anderson, Blount,
        Dorsett, Mitchell & Jernigan, L.L.P.
        Post Office Box 2611
        Raleigh, North Carolina 27602-2611
        Attention: Gerald F. Roach, Esq.
        Telephone: (919) 821-6668
        Facsimile: (919) 821-6800

     If to the Company, to:

        Envoy Corporation
        15 Century Boulevard, Suite 600
        Nashville, Tennessee 37214
        Attention: Jim D. Kever
        Gregory T. Stevens, Esq.
        Telephone: (615) 885-3700
        Facsimile: (615) 231-4965

     with a copy to:

        Bass, Berry & Sims PLC
        2700 First American Center
        Nashville, Tennessee 37238
        Attention: Bob F. Thompson
        Telephone: (615) 742-6262
        Facsimile: (615) 742-6293

     SECTION 9.6 DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.7 ENTIRE AGREEMENT. This Agreement (including the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule, and the Stock Voting Agreement) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof.

     SECTION 9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to the provisions thereof relating to conflicts of law.

     SECTION 9.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of North Carolina or in North Carolina state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of North Carolina or any North Carolina state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of North Carolina.

     SECTION 9.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     SECTION 9.11 ASSIGNMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the rights, interests and obligations hereunder shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign or otherwise transfer its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Except as provided in Section 6.10 and Section 6.17 above, nothing in this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                            * * * * * * * * * * * *

     [signature page to Amended and Restated Agreement and Plan of Merger]

     IN WITNESS WHEREFORE, each of Parent, Merger Sub and the Company has caused this Amended and Restated Agreement and Plan of Merger to be executed on its behalf by its respective officers thereunto duly authorized, all as of the date first above written.

                                       Quintiles Transnational Corp.

                                       By: /s/ DENNIS GILLINGS
                                          --------------------------------------

                                       Its: Chairman and Chief Executive Officer
                                          --------------------------------------

                                       QELS Corp.

                                       By: /s/ JOHN S. RUSSELL
                                          --------------------------------------

                                       Its: Vice President and Secretary
                                          --------------------------------------

                                       Envoy Corporation

                                       By: /s/ JIM D. KEVER
                                          --------------------------------------

                                       Its: President and Co-Chief Executive
                                            Officer
                                          --------------------------------------

                                   APPENDIX B

                             STOCK VOTING AGREEMENT

                             STOCK VOTING AGREEMENT

     STOCK VOTING AGREEMENT, dated as of December 15, 1998 (the "AGREEMENT"), by and between certain shareholders of Envoy Corporation, a Tennessee corporation (the "COMPANY"), listed on Schedule A attached hereto, (each, a "SHAREHOLDER," and collectively, the "SHAREHOLDERS") and Quintiles Transnational Corp., a North Carolina corporation ("PARENT").

     WHEREAS, concurrently herewith, Parent, QELS Corp., a Tennessee corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as amended from time to time, the "MERGER AGREEMENT"), pursuant to which Merger Sub will merge with and into the Company with the Company as the surviving corporation (the "MERGER"); and

     WHEREAS, each Shareholder owns as of the date hereof the number of shares of Common Stock of the Company, no par value per share (the "COMMON STOCK"), and/or shares of Series B Convertible Preferred Stock of the Company, no par value per share (the "PREFERRED STOCK"), listed next to such Shareholder's name on Schedule A attached hereto (all such shares of Common Stock and Preferred Stock, together with any shares of Common Stock or Preferred Stock acquired after the date hereof and prior to the termination hereof, constituting such Shareholder's "SHARES"); and

     WHEREAS, Parent and Merger Sub have entered into the Merger Agreement in reliance on and in consideration of, among other things, each Shareholder's representations, warranties, covenants and agreements hereunder.

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

     1. VOTING.

     1.1 AGREEMENT TO VOTE. Each Shareholder hereby revokes any and all previous proxies with respect to such Shareholder's Shares and irrevocably agrees to vote and otherwise act (including pursuant to written consent), with respect to all of such Shareholder's Shares, for the approval and the adoption of the Merger Agreement and all agreements related to the Merger and any actions related thereto, and against any proposal or transaction which could prevent or delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement, at any meeting or meetings of the shareholders of the Company, and any adjournment, postponement or continuation thereof, at which the Merger Agreement and other related agreements (or any amended version or versions thereof) or such other actions are submitted for the consideration and vote of the shareholders of the Company. The foregoing shall remain in effect with respect to such Shareholder's Shares until the termination of this Agreement. Each Shareholder shall execute such additional documents as Parent may reasonably request to effectuate the foregoing.

     1.2 WAIVER OF RIGHT TO DISSENT. Each of General Atlantic Partners 25, L.P. and GAP Coinvestment Partners, L.P., each of which is a Shareholder (each a "SERIES B SHAREHOLDER"), hereby acknowledges that it is entitled to exercise dissenter's rights as provided in Section 4-23-101 et seq. of the Tennessee Business Corporation Act (the "TBCA") in connection with the consideration of, voting for and approval of the Merger by the shareholders of the Company. Each Series B Shareholder, as a record and beneficial holder of Shares, hereby waives irrevocably, as to all of its Shares, its right to dissent, notice of dissenter's rights and all other rights arising under the provisions of the TBCA with regard to dissenter's rights in connection with the Merger. Each Series B Shareholder acknowledges that the Company and Parent will rely on such Shareholder's waiver of these rights arising under the TBCA, and agrees that the Company will have no obligation to provide notice of dissenter's rights to such Series B Shareholder or to take any other or further action concerning such Series B Shareholder's dissenter's rights otherwise available under the TBCA in connection with the Merger.

     2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder severally represents and warrants to Parent as follows:

     2.1 OWNERSHIP OF SHARES. On the date hereof and as of the Effective Time (as defined in the Merger Agreement), such Shareholder's Shares specified on Schedule A are the only shares of Common Stock or Preferred Stock owned by such Shareholder. Except as set forth on Schedule A, such Shareholder does not have any rights to acquire any additional shares of Common Stock or Preferred Stock. Such Shareholder currently has, and as of the Effective Time will have (except with respect to Shares transferred in accordance with Section 3.2), good, valid and marketable title to such Shareholder's Shares, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable federal and state securities laws).

     2.2 AUTHORITY; BINDING AGREEMENT. Such Shareholder has the full legal right, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. The execution and delivery of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party, including, without limitation, any voting agreement, shareholders' agreement or voting trust. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereafter in effect affecting creditors' rights and remedies generally or general principles of equity. Neither the execution and delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will (i) violate, or require any consent, approval or notice under any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Shareholder or such Shareholder's Shares or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which such Shareholder is a party or by which such Shareholder is bound.

     2.3 RELIANCE ON AGREEMENT. Such Shareholder understands and acknowledges that Parent and Merger Sub each are entering into the Merger Agreement in reliance upon such Shareholder's execution, delivery and performance of this Agreement. Such Shareholder acknowledges that the agreement set forth in Section 1 is granted in consideration for the execution and delivery of the Merger Agreement by Parent and Merger Sub.

     3. NOTIFICATIONS. Each Shareholder shall, while this Agreement is in effect, notify Parent promptly, but in no event later than two days, of any shares of Common Stock or Preferred Stock acquired by such Shareholder after the date hereof.

     4. DELIVERY OF AFFILIATE LETTER. Contemporaneously with the execution of this Agreement, each Shareholder shall execute and deliver to Parent on the date hereof an Affiliate Letter substantially in the form attached hereto as Exhibit A.

     5. TERMINATION. This Agreement shall terminate on the earlier of (i) the Effective Time or (ii) immediately upon the termination of the Merger Agreement in accordance with its terms.

     6. ACTION IN SHAREHOLDER CAPACITY ONLY. No Shareholder makes any agreement or understanding herein as a director or officer of the Company; rather, each Shareholder signs solely in such Shareholder's capacity as a record holder and beneficial owner of such Shareholder's Shares, and nothing herein shall limit or affect any actions taken in such Shareholder's capacity as an officer or director of the Company, including without limitation any action taken in such Shareholder's capacity as a director or executive officer of the Company consistent with the provisions in Section 6.2 of the Merger Agreement.

     7. MISCELLANEOUS.

     7.1 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally or by next-day courier or telecopied (with confirmation of receipt) to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied or one day after delivery to a courier for next-day delivery.

     IF TO PARENT:

        Quintiles Transnational Corp.
        4709 Creekstone Drive, Suite 200
        Durham, North Carolina 27703-8411
        Attn: John S. Russell, Esq.
        Fax Number: 919-998-2759

     WITH A COPY TO:

        Smith, Anderson, Blount, Dorsett,
        Mitchell & Jernigan, L.L.P.
        2500 First Union Capitol Center
        Raleigh, North Carolina 27601
        Attention: Gerald F. Roach, Esq.
        Fax Number: 919-821-6800

     IF TO A SHAREHOLDER:

          to the address provided for such Shareholder on Schedule A.

     7.2 ENTIRE AGREEMENT. This Agreement, together with the documents expressly referred to herein, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter contained herein.

     7.3 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     7.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

     7.5 GOVERNING LAW. This Agreement, and all matters relating hereto, shall be governed by, and construed in accordance with the laws of the State of Tennessee, without giving effect to the principles of conflicts of laws thereof.

     7.6 INJUNCTIVE RELIEF; JURISDICTION. Each Shareholder agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches by any Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of North Carolina or in any North Carolina state court (collectively, the "COURTS"), this being in addition to any other remedy to which Parent may be entitled at law or in equity. In addition, each of the parties hereto (i) irrevocably consents to the submission of such party to the personal jurisdiction of the Courts in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby,
(ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any of the Courts and
(iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other the Courts.

     7.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

     7.8 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                                  * * * * * *

                   [signature page to Stock Voting Agreement]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                            Quintiles Transnational Corp.

                                            By:     /s/ DENNIS GILLINGS
                                               ---------------------------------
                                            Name: Dennis Gillings
                                            Title: Chairman and Chief Executive
                                                   Officer

SHAREHOLDERS

General Atlantic                              GAP Coinvestment
Partners 25, L.P.                             Partners, L.P.


By:   /s/ WILLIAM E. FORD                     By:     /s/ WILLIAM E. FORD
------------------------------------         ------------------------------------
Name: William E. Ford                         Name: William E. Ford
Title:  General Partner                       Title:  General Partner





        /s/ FRED C. GOAD, JR.                        /s/ WILLIAM E. FORD
-------------------------------------       -------------------------------------
          Fred C. Goad, Jr.                            William E. Ford

          /s/ JIM D. KEVER                          /s/ W. MARVIN GRESHAM
-------------------------------------       -------------------------------------
            Jim D. Kever                              W. Marvin Gresham

        /s/ KEVIN M. MCNAMARA                      /s/ LAURENCE E. HIRSCH
-------------------------------------       -------------------------------------
          Kevin M. McNamara                          Laurence E. Hirsch

        /s/ HARLAN F. SEYMOUR                       /s/ RICHARD A. MCSTAY
-------------------------------------       -------------------------------------
          Harlan F. Seymour                           Richard A. McStay

                                   APPENDIX C

                        OPINION OF GOLDMAN, SACHS & CO.

       Goldman, Sachs & Co. / 85 Broad Street / New York, New York 10004
                               Tel: 212-902-1000

                           PERSONAL AND CONFIDENTIAL

December 15, 1998

Board of Directors
Quintiles Transnational Corp.
4709 Creekstone Drive, Suite 200
Durham, NC 27703

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to Quintiles Transnational Corp. (the "Company") of the exchange ratio of
1.166 shares (the "Exchange Ratio") of Common Stock, par value $0.01 per share ("Company Common Stock"), of the Company, to be exchanged for each share of Common Stock, no par value per share (the "Shares"), of Envoy Corporation ("Envoy") in the merger (the "Merger") pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of December 15, 1998, among the Company, QELS Corp., a wholly-owned subsidiary of the Company, and Envoy.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as co-manager of a public offering of 1,750,000 shares of Company Common Stock in September 1995; having acted as lead manager of a Rule 144A private placement of the Company's $143,750,000 4 1/4% Convertible Subordinated Notes due May 31, 2000 in May 1996; having acted as its financial advisor in connection with the Company's acquisition of Innovex Limited in November 1996; having acted as lead manager of a public offering of 5,520,000 shares of Company Common Stock in March 1997; and having acted as the Company's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Envoy for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K and amendments thereto of Envoy and the Company for the three years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q and amendments thereto of Envoy and the Company; certain reports on Form 8-K and amendments thereto of ENVOY and the Company; certain other communications from Envoy and the Company to their respective stockholders; certain internal financial analyses and forecasts for Envoy prepared by the management of Envoy and approved for use in connection with this opinion by the management of the Company (the "Envoy Forecasts"); certain internal financial analyses and summary forecasts for the Company prepared by its management; and certain cost savings and operating synergies projected by the managements of the Company and Envoy to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior management of the Company and Envoy regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. As part of such discussions, we have been advised by management of the Company that the Merger significantly advances the Company's overall strategic goals in the healthcare information technology industry. In addition, we have reviewed the reported price and trading activity for the Shares and the Company Common Stock, compared certain financial and stock market information for Envoy and the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the healthcare information technology industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Envoy Forecasts and the Synergies have been reasonably prepared and reflect, in each case, the best currently available estimates and judgments of Envoy and the Company, and that the Envoy Forecasts and the Synergies will be realized in the amounts and time periods contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Envoy or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have also assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling of interests under generally accepted accounting principles. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

                                          Very truly yours,

                                               /s/ GOLDMAN, SACHS & CO.
                                          --------------------------------------
                                                  (Goldman, Sachs & Co.)

                                   APPENDIX D

                  OPINION OF MORGAN STANLEY & CO. INCORPORATED

                               February 24, 1999

Board of Directors
ENVOY Corporation
Two Lakeview Place, 15 Century Boulevard
Suite 600
Nashville, TN 37214

Members of the Board:

     We understand that ENVOY Corporation ("ENVOY" or the "Company"), Quintiles Transnational Corp. ("Quintiles") and QELS Corp., a wholly owned subsidiary of Quintiles ("Acquisition Sub"), have entered into the Amended and Restated Agreement and Plan of Merger, as of December 15, 1998 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into ENVOY. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Quintiles and each outstanding share of common stock, no par value, of ENVOY (the "ENVOY Common Stock"), other than shares held in treasury or by the Buyer or Merger Sub, will be converted into the right to receive 1.166 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Quintiles (the "Quintiles Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of ENVOY Common Stock.

     For purposes of the opinion set forth herein, we have:

        (i) reviewed certain publicly available financial statements and other information of ENVOY and Quintiles, respectively;

        (ii) reviewed certain internal financial statements and other financial and operating data concerning ENVOY and Quintiles prepared by the managements of ENVOY and Quintiles, respectively;

        (iii) analyzed certain financial projections prepared by the managements of ENVOY and Quintiles, respectively;

        (iv) discussed the past and current operations and financial condition and the prospects of ENVOY, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of ENVOY;

        (v) discussed the past and current operations and financial condition and the prospects of Quintiles, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Quintiles;

        (vi) reviewed the pro forma impact of the Merger on Quintiles' earnings per share and other financial ratios;

        (vii) reviewed the reported prices and trading activity for the ENVOY Common Stock and the Quintiles Common Stock;

        (viii) discussed with the senior managements of ENVOY and Quintiles certain research analyst projections for ENVOY and Quintiles, respectively;

        (ix) compared the financial performance of ENVOY and Quintiles and the prices and trading activity of the ENVOY Common Stock and the Quintiles Common Stock with that of certain other publicly traded companies and their securities;

        (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

        (xi) participated in discussions and negotiations among representatives of ENVOY and Quintiles and their financial and legal advisors;

        (xii) reviewed the Merger Agreement and certain related documents; and

        (xiii) performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including the information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of ENVOY and Quintiles. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of ENVOY.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and Quintiles and their affiliates, and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of ENVOY and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by ENVOY in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Quintiles Common Stock will trade following the consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of ENVOY or Quintiles should vote at the stockholders' meeting held in connection with the Merger.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of ENVOY Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO.
                                          INCORPORATED

                                          By:     /s/ SCOTT R. BRAKEBILL
                                             -----------------------------------
                                                     Scott R. Brakebill
                                                      Managing Director